UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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Uber Technologies, Inc.

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2023

Uber

2023 Proxy Statement

And Notice of Annual Meeting of Stockholders

Uber 2023 Proxy Statement	Uber’s Mission

Uber’s Mission

We reimagine the way the world moves for the better

We are Uber. The go-getters. The kind of people who are relentless about our mission to help people go anywhere and get anything and earn their way. Movement is what we power. It’s our lifeblood. It runs through our veins. It’s what gets us out of bed each morning. It pushes us to constantly reimagine how we can move better. For you. For all the places you want to go. For all the things you want to get. For all the ways you want to earn. Across the entire world. In real time. At the incredible speed of now.

Our Values

Our values reflect who we are and where we’re going. They guide our decision-making, unite and define our culture, and tell a story to the world about Uber’s corporate purpose.

Do the right thing Go get it Bring the mindset of a champion. Our ambition is what drives us to achieve our mission. How we define a champion mindset isn't based on how we perform on our best days, it's how we respond on our worst days. We hustle, embrace the grind, overcome adversity, and play to win for the people we serve. Because it matters. Trip obsessed Make magic in the marketplace. The trip is where the marketplace comes to life. The earner, rider, eater, carrier, and merchant are the people who connect in our marketplace - and we see every side. This requires judgment to make difficult trade-offs, blending algorithms with human ingenuity, and the ability to create simplicity from complexity. When we get the balance right for everyone, Uber magic happens. Build with heart We care. We work at Uber because our products profoundly affect lives and we care deeply about our impact. Putting ourselves in the shoes of people who connect in our marketplace helps us build better products that positively impact our communities and partners. Our care drives us to perfect our craft. Stand for safety Safety never stops. We embed safety into everything we do. Our relentless pursuit to make Uber safer for everyone using our platform will continue to make us the industry leader for safety. We know the work of safety never stops, yet we can and will challenge ourselves to always be better for the communities we serve. See the forest and the trees Know the details that matter. Building for the intersection of the physical and digital worlds at global scale requires seeing the big picture and the details. Knowing the important details can change the approach, and small improvements can compound into enormous impact over time. One Uber Bet on something bigger. It's powerful to be a part of something bigger than any one of us, or any one team. That's why we work together to do what's best for Uber, not the individual or team. We actively support our teammates, and they support us - especially when we hit the inevitable bumps in the road. We say what we mean, disagree and commit, and celebrate our progress, together. Great minds don't think alike Diversity makes us stronger. We seek out diversity. Diversity of ideas. Identity. Ethnicity. Experience. Education. The more diverse we become, the more we can adapt and ultimately achieve our mission. When we reflect the incredible diversity of the people who connect on our platform, we make better decisions that benefit the world.

Notice of 2023 Annual Meeting of Stockholders	1

Notice of 2023 Annual
Meeting of Stockholders

Meeting Information:

DATE & TIME May 8, 2023 11:00 a.m. Pacific Time	LOCATION Virtual A live webcast of the Annual Meeting will be available at www.virtualshareholdermeeting.com/UBER2023	RECORD DATE March 13, 2023

Items of business:	Board’s Recommendation:
• To elect the 10 director nominees named in this proxy statement.	✓	FOR
• To approve, by non-binding vote, the compensation paid to the Company’s named executive officers (NEOs) as disclosed in this proxy statement (the “say-on-pay vote”).	✓	FOR
• To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2023.	✓	FOR
• To consider and act upon the stockholder proposal described in this proxy statement, if properly presented at the Annual Meeting.	✕	AGAINST the stockholder proposal
• To transact such other business as may properly come before the Annual Meeting.

Stockholders may participate in the Annual Meeting by logging in at www.virtualshareholdermeeting.com/UBER2023.
Please see pages 2 and 82 of the proxy for additional information regarding participation in the virtual meeting.

Your vote is very important to us. You can be sure your shares are represented at the meeting if you are a stockholder of record by promptly voting electronically over the Internet or by telephone or by returning your completed proxy card in the pre-addressed, postage-paid return envelope (which will be provided to those stockholders who request to receive paper copies of these materials by mail) or, if your shares are held in street name, by returning your completed voting instruction card to your broker. If, for any reason, you desire to revoke or change your proxy, you may do so at any time prior to 11:59 p.m. Eastern Time on May 7, 2023. The proxy is solicited by the Board of Directors of Uber Technologies, Inc.

We cordially invite you to attend the meeting.

By Order of the Board of Directors,

Tony West

Chief Legal Officer and Corporate Secretary
San Francisco, CA

March 28, 2023

To Vote Prior to Annual Meeting:

By Internet Go to www.proxyvote.com and follow the instructions

By telephone Call 1-800-690-6903

By mail Sign, date, and return your proxy card in the postage-paid envelope

2	Uber 2023 Proxy Statement	Notice of 2023 Annual Meeting of Stockholders

Important Information About
Uber’s Virtual Annual Meeting

Uber’s 2023 Annual Meeting will be conducted virtually, via live webcast. As a global company with stockholders located around the world, we are focused on providing convenient access and promoting attendance and participation. The Board believes that the virtual format enhances attendance and active participation regardless of where a stockholder lives. Similar to prior years, stockholders without an Internet connection or a computer will be able to listen to the meeting by calling a toll-free telephone number.

We also intend to provide stockholders with the opportunity to communicate with the Board and management by submitting questions before and during the meeting on the virtual portal. A recording of the Annual Meeting will also be available on our investor relations website for one year following the Annual Meeting.

If you were a holder of record of Uber common stock at the close of business on March 13, 2023, you are entitled to participate in the Annual Meeting on May 8, 2023. Below are some frequently asked questions regarding our Annual Meeting.

How can I view and participate in the Annual Meeting? To participate, visit www.virtualshareholdermeeting.com/UBER2023 and log in with your 16-digit control number included in your proxy materials.

When can I join the virtual Annual Meeting? You may begin to log in to the meeting platform beginning at 10:45 a.m. Pacific Time on May 8, 2023. The meeting will begin promptly at 11:00 a.m. Pacific Time on May 8, 2023.

How can I ask questions and vote? We encourage you to submit your questions and vote in advance by visiting www.proxyvote.com. Stockholders may also vote and submit questions virtually during the meeting (subject to time restrictions and to our Rules of Conduct). To participate in the meeting webcast visit www.virtualshareholdermeeting.com/UBER2023.

What if I lost my 16-digit control number? You will be able to log in as a guest. To view the meeting webcast visit www.virtualshareholdermeeting.com/UBER2023 and register as a guest. If you log in as a guest, you will not be able to vote your shares or ask questions during the meeting.

What if I don’t have Internet access? Please call 1-877-346-6111 (toll free) or 1-213-992-4622 (international) to listen to the meeting proceedings. You will not be able to vote your shares or ask questions during the meeting.

What if I experience technical difficulties? Please call 844-986-0822 (U.S.) or 303-562-9302 (international) for assistance.

Where can I find additional information? For additional information about how to attend the Annual Meeting, please see “Additional Information” starting on page 82, which includes our Rules of Conduct for our Annual Meeting.

If there are questions pertinent to meeting matters that cannot be answered during the Annual Meeting due to time constraints, management will post answers to a representative set of such questions at investor.uber.com. The questions and answers will remain available until Uber’s 2024 Proxy Statement is filed. We also encourage you to read our Annual Report on Form 10-K available at www.proxyvote.com.

Your vote is important to us! Please vote today at www.proxyvote.com

Letter from the Chairperson of the Board	3

Letter from the
Chairperson of the Board

Dear Stockholders,

On behalf of our entire Board, thank you for your investment and continued support of Uber. 2022 was an outstanding operational year for Uber. We attained positive free cash flow for the first time on a full fiscal year basis, and we exceeded our financial targets, delivering significant growth in adjusted EBITDA every quarter. We also grew our gross bookings by 33% to $115 billion.[1] We’re building on this momentum for 2023 and striving to achieve GAAP operating income profitability.

As regions around the world recover from the pandemic, we remain committed to building a stronger and more sustainable business to benefit all of our stockholders and to deliver long- term value. In order to accomplish this, we made progress on our regulatory vision and climate change commitments. In 2022, we advanced Uber’s vision of IC+ by supporting two IC+ bills in Washington State and Chile. We signed agreements with four labor organizations with the aim of improving Driver and Courier well-being, and we were granted a license to operate in London for the first time since 2017. We continued momentum toward our zero emissions goal by increasing the monthly active zero-emission vehicle drivers on our platform and, in 2023, Uber’s near and long-term science-based emissions reduction targets have been approved by the Science Based Targets initiative (SBTi).

We continued to engage with our stockholders to ensure we are listening and responding to your priorities as investors. In 2022, we met with over 60% of our top 100 stockholders, representing over 40% of our shares outstanding, to discuss topics including strategic initiatives, our capital allocation framework, governance, and sustainability.

In 2021, we received a stockholder proposal regarding a civil rights audit, and we engaged on several occasions with the stockholder toward a mutually beneficial outcome. The proposal was ultimately withdrawn, and the Company agreed to conduct a civil rights assessment, which is currently underway. We continue to value our conversations with stockholders and stockholder proponents.

I would like to take this opportunity to offer my heartfelt thanks to our colleague, Yasir Al- Rumayyan, who will transition off our Board following the 2023 Annual Meeting. Yasir has been a Board member since 2016–prior to our IPO–and we are grateful for his nearly seven years of Board service, where he contributed his financial expertise and his extensive government, policy, and regulatory experience to our Board.

We remain as committed as ever to serving our stockholders and the millions of people who interact with our platform every day. We look forward to engaging with all of you at our 2023 Annual Meeting, and we encourage you to continue to share your concerns and feedback with us. We are excited about what lies ahead and are grateful for your continued support.

As always, thank you for your investment and continued support of Uber.

Sincerely,

Ronald Sugar

Independent Chairperson of the Board of Directors

1 Growth percentage for Gross Bookings reflected on a constant currency basis.

4	Uber 2023 Proxy Statement	Table of Contents

Forward-looking statements

This proxy statement contains forward-looking statements regarding our future business expectations, including our climate change- and sustainability-related goals and related time frames. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “hope,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. These risks, uncertainties, and other factors relate to, among others: investments in new products or offerings, the availability and adoption of zero-emission vehicles and related infrastructure, the development of zero-emission vehicle technology, our ability to partner with cities, transit agencies, and micromobility providers, our financial performance and ability to invest in and provide resources to promote sustainable rides, our ability to attract Drivers, consumers, and other partners to our platform, competition, and managing our growth and corporate culture, financial performance, our brand and reputation, other legal and regulatory developments, particularly with respect to our relationships with Drivers and Couriers and the impact of the global economy, including rising inflation and interest rates. For additional information on other potential risks and uncertainties that could cause actual results to differ from the results predicted, please see our Annual Report on Form 10-K for the year ended December 31, 2022, and subsequent quarterly reports and other filings filed with the Securities and Exchange Commission from time to time. All information provided in this proxy statement is as of the date of this proxy statement and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. Undue reliance should not be placed on the forward-looking statements in this proxy statements, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

5

Proxy Statement Summary

2022 Platform Highlights

A global tech platform at massive scale

~70 Countries*

10K+ Cities*

$115.4B Gross bookings

+33%† year over year

7.6B Trips

+20% year over year

Membership

Members nearly doubled in 2022 to ~12 million

Uber One

Launched Uber One in Chile, France, Japan, Spain, and Taiwan

Advertising

Ad revenue run-rate now exceeds $500 million

Expanded Uber Journey Ads, now available in eight markets. In addition, launched U.S. in-car tablet pilot

* Based on our internal definition of cities; countries and cities metrics as of December 31, 2022.

6

Proxy Statement Summary

Q4 2022 RESULTS

$30.7B
Gross bookings

+26%*
year over year

131M
MAPCs

$595M
Net Income

Uber
Chocolate
Sea Salt

Uber
Eats

$665M
Adjusted EBITDA

+$579M
year over year

890K+
Merchants

2.1B
Trips

+19%
year over year

5.4M
Drivers & Couriers

7

Proxy Statement Summary

Nominees for Board of Directors

You are being asked to vote on the election of the 10 directors listed below. Additional information about each nominee’s background and experience can be found beginning on page 17.

Ronald Sugar† Former Chairman and CEO, Northrop Grumman Age: 74 Board Tenure: 4.7 Years Committee Memberships: Nominating and Governance (Chair); Compensation	Revathi Advaithi* CEO, Flex Ltd. Age: 55 Board Tenure: 2.7 Years Committee Memberships: Audit

Ursula Burns* Former Chairman and CEO, VEON Ltd. Age: 64 Board Tenure: 5.5 Years Committee Memberships: Audit; Nominating and Governance	Robert Eckert* Operating Partner, FFL Partners LLC Age: 68 Board Tenure: 3.0 Years Committee Memberships: Nominating and Governance; Compensation (Chair)

Amanda Ginsberg* Former CEO, Match Group, Inc. Age: 53 Board Tenure: 3.1 Years Committee Memberships: Compensation	Dara Khosrowshahi CEO, Uber Age: 53 Board Tenure: 5.6 Years Committee Memberships: None

Wan Ling Martello* Co-founder and Partner, BayPine Age: 64 Board Tenure: 5.8 Years Committee Memberships: Nominating and Governance; Compensation	John Thain* Former Chairman and CEO, CIT Group Age: 67 Board Tenure: 5.5 Years Committee Memberships: Audit (Chair)

David Trujillo* Partner, TPG Age: 47 Board Tenure: 5.8 Years Committee Memberships: Nominating and Governance; Compensation	Alexander Wynaendts* Former CEO and Chairman, Aegon NV Age: 62 Board Tenure: 2.0 Years Committee Memberships: Audit

Note: Age and Board tenure measured as of March 28, 2023. † Independent Chairperson of the Board * Independent Director

8

Proxy Statement Summary

Corporate Governance Highlights We strive to maintain the highest governance standards in our business. Our commitment to effective corporate governance is illustrated by the following practices:

 WHAT WE DO

•   Independent chairperson

•   Look for qualified women and minorities for every open Board seat

•   Fully independent Audit, Compensation, and Nominating and Governance Committees that meet at least quarterly

•   Annual elections for all directors

•   Directors elected by majority vote in uncontested elections

•   Board oversight of management succession planning

•   Board, committee, and individual director evaluation process

•   Stock ownership guidelines for directors and executive officers

•   Clawback policy in our executive compensation program

•   Incorporate performance metrics tied to our cultural values, including safety, climate, and diversity, equity, and inclusion (DEI) metrics into executive compensation

 WHAT WE DON’T DO

•   Dual class stock

•   Allow hedging of Uber stock by directors or employees

•   Allow pledging of Uber stock by directors or employees for margin loans or similar speculative transactions

•   Have a stockholder rights plan (“poison pill”)

•   Have a classified Board

•   Require a supermajority vote to amend our bylaws or certificate of incorporation

•   Require a supermajority vote to remove directors

9

Proxy Statement Summary

Investor Engagement in 2022

We believe effective corporate governance includes constructive conversations with our stockholders on topics such as strategy, operating performance, corporate governance, executive compensation, environmental sustainability, corporate responsibility, and social impact issues. These conversations drive increased corporate accountability, improve decision-making, and ultimately create long-term stockholder value.

Leading up to our initial public offering (IPO), we substantially reshaped our corporate governance structure, policies, and procedures based on input from our stockholders. Since then, we have continued to increase our investor engagement efforts with a growing number of our largest stockholders and other key constituents on a wide variety of interests including our strategy and operating performance and also corporate governance, executive compensation, and environmental and social matters. Throughout the year, directors, including our independent chairperson, Ronald Sugar, also met with some of our largest stockholders to discuss a variety of topics.

We believe these engagement efforts with our stockholders will allow us to better understand our stockholders’ priorities and perspectives and provide us with useful input concerning our corporate strategy, our compensation, and ESG practices.

Held calls and meetings with over 60% of our top 100 stockholders representing 40% of shares outstanding	How we engaged with investors	Engagement topics
We invited our largest investors to discuss any topics they desire

›  Profitability and free cash flow trajectory, capital allocation, and financial and operational performance

›  Driver and Courier well-being, our response to classification and dynamic regulatory environments, and our pursuit of IC+ in markets around the world†

›  Our approach to improving safety and safety perception on our platform

›  Human capital management and how we attract, retain, and engage talent, and are promoting DEI in our workforce

›  Climate change and the ways in which we are driving electrification and decarbonization in pursuit of our ambitious electrification and emissions reduction goals

We regularly reported our investors’ views to our Board

We engaged with analysts through quarterly conference calls, our investor relations website, and meetings and calls

Our Chairperson and other members of the Board and executive leadership team participated in investor outreach

Published our ESG Report, Climate Assessment and Performance Report, People & Culture Report, U.S. Safety Report, and U.S. Political Engagement Report*

*   The ESG Report, Climate Assessment and Performance Report, People & Culture Report, U.S. Safety Report, and U.S. Political Engagement Report are not incorporated by reference in this proxy statement.

†   “IC+” refers to our vision of a model for platform work that provides independent contractors with flexible, fair, and transparent earnings opportunities when they want it, and protection and benefits when they need them.

10

Proxy Statement Summary

Investor Engagement Feedback Cycle

In addition to year-round engagement with investors on our financial and business performance, we conduct extensive engagements with stockholders to support and drive our commitment to corporate responsibility. These engagements routinely cover governance, compensation, Driver and Courier well-being, safety, climate change, culture, DEI, human capital management, local impact, data privacy and cybersecurity, and more. We highly value the feedback we receive and regularly report to our Board and Nominating and Governance Committee on what we have heard. Below are a few examples of the ways we have responded to feedback from our investors.

EXAMPLES OF WHAT WE HEARD IN 2022	HOW WE RESPONDED
Encouraged to enhance stockholder rights	Agreed to recommend adding proxy access to our bylaws prior to our 2024 Annual Meeting.
Encouraged to enhance climate change disclosures	Added scenario analysis to our Task Force on Climate-Related Financial Disclosures (TCFD) assessment. Expanded our climate disclosures to cover global Scope 1, 2, and 3 (category 11) emissions across Mobility, Delivery, and Freight businesses. Published our third Climate Assessment and Performance Report (CAsPR) showing progress towards monthly active zero- emission vehicle (ZEV) Drivers, quarterly ZEV trips, and share of trip miles completed in ZEVs on Uber in the United States, Canada, and Europe.*
Encouraged to enhance reporting around political and lobbying expenditures	Received an inaugural score of 81.4 on the 2022 CPA-Zicklin Index of Corporate Political Disclosure and Accountability. We are updating our U.S. Political Engagement Report to include disclosures around climate lobbying.
Encouraged to provide more information on the experience of Drivers and Couriers earning on our platform	Included Driver and Courier well-being metrics in our executive compensation program. See page 52 of this proxy statement for additional information. In our 2022 ESG Report, we provided an update on how we have advocated on behalf of Drivers and Couriers in markets around the world to preserve the flexibility of work while expanding access to benefits and protections. We also highlighted multi-app users, along with outcomes and links to several surveys, studies, and opportunities for learning and growth as it relates to Drivers and Couriers who earn with Uber.
Encouraged to share more information on progress toward our 2020 racial equity commitments	Made significant strides in delivering on our 2020 commitments to become a more anti-racist company. To date, we have fulfilled 11 of the 16 original commitments. Of the remaining five, three of them are 2025 goals. Published our fifth People & Culture Report covering human capital management, DEI issues, and more.
Encouraged to continue disclosure around safety	Published our second U.S. Safety Report to track our progress, drive accountability, and strengthen safety on our platform and beyond.
Encouraged to share more information around data privacy and security practices	Launched a centralized Privacy Center for all users, accessible in-app and on the web, which includes a series of privacy and security features to help users understand and control how we use their data. Maintained ISO 27001 certification for enterprise business (Uber for Business, Central, and Uber Health) and core rides business.

* As used in this proxy, with respect to ZEVs, Europe or European countries refers to coverage over the entire applicable quarter for Mobility, across Belgium, France, Germany, Netherlands, Portugal, Spain, and the United Kingdom.

11

Proxy Statement Summary

Executive Compensation Highlights

Our Compensation Committee believes ensuring that we have strong, diverse talent with demonstrated ability to grow and scale while focusing on our long-term strategic goals and driving long-term stockholder value is critical to our success and must be reflected in our compensation program. As our compensation program has evolved, we have consistently engaged with our stockholders and incorporated their feedback into all aspects of our compensation program. In response to constructive stockholder feedback, we made a number of significant changes to our compensation program in 2021 in order to better align with stockholder interests, align pay with performance, and generate long-term stockholder value. We largely maintained the philosophy and design of our compensation program from last year as we felt it continued to be effective and we believe our stockholders agree with us, as we received a Say-on-Pay vote of 94% in 2022 for the second year in a row.

We believe we have a world-class executive compensation program designed to attract, retain, and motivate key talent in a dynamic and highly competitive environment while building value for our stockholders. We are committed to accountability and to ongoing investor engagement and dialogue as we continue to evaluate the structure and effectiveness of our executive compensation program.

The following is a summary of the most notable highlights of our 2022 compensation program, which we believe reflect the mission and values of the Company and incorporate the feedback we received from our stockholders through our extensive engagement.

2022 Program Highlights

✓ No adjustment to 2020 PRSUs despite the impact of COVID-19. The 2020 PRSUs achieved an overall payout of 70.7%, largely driven by the impact of COVID-19 on our 2020 results, which resulted in the forfeiture of a significant portion of the PRSUs. The Compensation Committee did not amend or adjust the target performance metrics for the 2020 PRSUs in order to reinforce our pay-for-performance culture and keep the interests of our executives and those of our stockholders aligned.

✓ Responded to stockholder feedback by adding more Driver and Courier well-being performance goals. Incorporated goals into our annual cash bonus plan to increase the number of monthly active Drivers and Couriers by enhancing their experience in an effort to have the best platform for them.

✓ Continued to incorporate ESG priorities throughout our compensation program. Focused on our ESG goals by continuing to incorporate, and expanding inclusion of, DEI, safety, Driver and Courier well-being, and climate goals in both our annual cash bonus plan and long-term equity incentive program.

✓ Included Human Capital Management (HCM) goals in our annual cash bonus plan. Continued to focus on HCM by incorporating employee retention goals into our annual cash bonus plan to improve employees’ day-to-day experience.

✓ Aligned our PRSU goals with how we measure success as a Company. For our 2022 PRSU awards, we changed our key financial metrics to Adjusted EBITDA as a percentage of Gross Bookings instead of as a percent of Revenue because it simplifies and improves the analysis of Mobility and Delivery relative to the other.

✓ Replaced half of our CEO’s time-based RSUs with stock options. Granted stock options to our CEO in lieu of a portion of time-based RSUs in order to incentivize performance beyond our three-year PRSU program and further align interests with stockholders.

12	Uber 2023 Proxy Statement	Proxy Statement Summary

ESG Highlights

Our Approach to ESG

We believe that ESG is integral to the success of our business and recognize that our financial performance and prosperity can only be built alongside the prosperity of our stakeholders. This includes investors, employees, cities, and the Drivers, Couriers, merchants, and consumers who use our platform to connect with work, food, goods, families, and friends. These enduring relationships—based on integrity, accountability, and respect—empower us to reimagine the way the world moves for the better.

Our ESG vision is the seamless integration of ESG principles into business decision-making to promote long-term value for our stockholders. A critical component of our ESG strategy is to align with our business strategy and mission.

As part of our ESG program, we are conducting a civil rights assessment in response to a stockholder proposal received with respect to our 2022 Annual Meeting. Although it was in response to a stockholder proposal and was consistent with our Company values, we voluntarily embraced the opportunity as we felt it was the right thing to do at this point in our Company’s journey. The assessment is currently underway and we expect the results to be published in Spring of 2023.

The following are some of our material ESG topics, which we believe align with our business strategy and risk management efforts, each of which are overseen by our Board of Directors.

•	Climate Change: We continue to make positive progress towards our goal of having 100% of rides on our mobility platform in the United States, Canada, and Europe taken in zero-emission vehicles (ZEVs), via micromobility, or through public transit by 2030, and globally by 2040. As of Q4 2022, European countries have a 7.3% share of trip miles completed in ZEVs on Uber, while Canada and the U.S. have a 4.7% share of trip miles completed in ZEVs. We have expanded our metrics around Global Scope 1, 2, and 3 (category 11) emissions across all of Mobility, Delivery, and Freight.
•	Cybersecurity: Safeguarding our networks and the information that platform users share with us is vital to our business. In order to safeguard our network, we have obtained ISO 27001 certification, a globally recognized framework for managing IT security and risk, for our core mobility business and enterprise business line, in addition to Uber Direct in 2022.
•	Human Capital Management: We recognize that our employees are key to our success, and we are committed to building a sustainable workforce by adapting to a new way of working and through employee engagement, development, and retention. A diverse, equitable, and inclusive corporate culture is a strategic business priority and we continued to invest and expand our DEI programming footprint in 2022 based on themes we identified through our Global Self-ID (GSID) survey cross- referenced with our Uber Pulse Survey (UPS). For additional information, please see our Annual Report on Form 10-K for the year ended December 31, 2022, which can be found at investor.uber.com/financials and on the SEC’s website.
•	Driver and Courier Well-being: The marketplace that the Uber app facilitates is built for Drivers, Couriers, Riders, and Eaters. Uber reviews regional and global Driver and Courier app utilization, continuity, and satisfaction rates. We are committed to capturing the diverse perspectives of Drivers and Couriers while providing transparency into the state of the Driver and Courier experience. As a result of our active listening and in response to feedback, we took actions to provide more flexibility, choice, and support to Drivers and Couriers. These include adding breaks to the Driver app to more easily find food, gas, or restrooms; improving support functionality; and being transparent on earnings prior to the acceptance of an earning opportunity.
•	User Safety: Uber strives to create a safe environment for riders and reduce incidents that impact the physical safety of our users. We have enhanced the services delivered by our app to promote the safety of the end-user (e.g., form protocols, ride verification, Driver background checks, and verifications). In 2022, we released our second U.S. Safety Report, which included traffic fatalities, fatal physical assaults, and sexual assault. Bringing safety-related information to light helps us all to make the platform safer. Our reporting brings hard data to bear in order to drive accountability and improve safety for Uber and the entire industry. For information on our approach to safety, please see our recently released report found here: www.uber.com/us/en/about/reports/us-safety-report.

ESG Highlights	13

ESG Governance

Strong corporate governance is important to the long-term success of our stockholders and our business and ESG strategies. As such, and as appropriate, they are overseen by our Board and its independent Audit, Compensation, and Nominating and Governance Committees. In the past three years, our Board has amended the charters of each key committee to formalize oversight of our various ESG priorities based on the outcome of our ESG materiality assessment. To help us determine what is most important to our stakeholders, we leverage our ESG materiality assessment and we periodically refresh it because we understand our priorities may change over time.

The ESG materiality assessment was designed to identify the most relevant, or material, issues from an ESG perspective, which is a broader standard than that used in our financial disclosures. The use of “material” when referring to ESG topics throughout this proxy statement is intended to flag the most important issues from our ESG assessment. It does not speak to the materiality of those issues to Uber as a whole.

Oversight

The Board is actively engaged in overseeing the components of our ESG program. Below is a summary of the primary oversight responsibilities of the Board and its committees for each area of focus.

Climate Change	The Nominating and Governance Committee (NGC) oversees environmental sustainability, including climate change. The NGC periodically receives updates on policy and regulatory trends at the local, state, and national levels concerning climate- and emissions-related developments and receives reports on Uber’s climate-change commitments, reporting, and strategy. The NGC provides updates to the full Board on climate change.

Human Capital Management	The Compensation Committee is actively engaged in overseeing our people and culture strategy. The Compensation Committee regularly reviews and reports back to the Board on a broad range of human capital management topics, including talent management; culture; employee engagement, development, and retention; DEI; and equality and fairness, among other topics.

Driver and Courier Well-being	The full Board receives regular updates on Driver and Courier well-being throughout the year. In 2022, the Board received information about: the benefit of multi-app use by Drivers and Couriers on our platform; how Uber listens and responds to direct feedback from Drivers; improvements we made to the experience of driving and delivering with Uber based on feedback; and building a sustainable structure for the well-being of Drivers and Couriers that includes flexibility and earnings transparency.

Ethics and Compliance	The Audit Committee oversees a variety of ethics and compliance matters and receives regular reports from the Chief Ethics and Compliance Officer. These reports include updates on our compliance with applicable laws and regulations and our compliance framework and program development, including oversight of our systems and controls for ethical behavior and the prevention of bribery. Additionally, the Audit Committee is informed of and oversees the investigation and follow-up (including disciplinary action) of any instances of material non-compliance, including violations of the Company’s Business Code of Conduct. This oversight includes the review of any ongoing examinations by regulatory authorities and the Company’s response. The Audit Committee regularly briefs the entire Board on these matters.

Privacy and Cybersecurity	The Board oversees the senior management team’s efforts to address cybersecurity and data privacy risks. Uber’s Chief Information Security Officer provides quarterly reports to the Audit Committee or Board and is responsible for a range of cybersecurity activities. In addition, the Audit Committee regularly reviews Uber’s risk profile with respect to cybersecurity matters. Our Chief Privacy Officer provides reports to the Board annually and as requested from time to time.

User Safety	The Board receives annual updates and is actively engaged in user safety. The Board and management deeply understand the importance of safety, which is why safety is tied to our Company values and as a performance metric for each of our most senior executives. Our Senior Vice President of Core Services reports annually to the Board on motor vehicle fatalities, physical assault fatalities, and critical sexual assaults, as well as safety product highlights.

14	Uber 2023 Proxy Statement	Proxy Statement Summary

ESG Governance at a Glance

Our Nominating and Governance Committee, as well as our Board as a whole, are tasked with oversight of ESG matters. The chart below summarizes the Board and each committee’s primary responsibility for the components of our ESG program and our material ESG topics.

Our Commitment to Transparency & Reporting

Our ESG reporting is informed by the standards of the Sustainability Accounting Standards Board (SASB) and the Task Force on Climate- Related Financial Disclosures (TCFD). We actively review reports and ratings issued by ESG data providers and identify disclosures that can inform their analyses. As a result of these efforts, we have seen an increase in our ratings over the past few years. For example, our MSCI ESG rating has improved from BBB to A. We continue to engage with our investors and stakeholders to focus on providing meaningful and potentially decision-useful disclosures.

Below is a summary of our stand-alone reports that are available at www.uber.com.

Voting Agenda	15

Voting Agenda

Proposal 1

Election of Directors

The Board of Directors recommends a vote FOR each of the director nominees listed in this proxy statement to hold office until the 2024 Annual Meeting of stockholders and until their successors are elected.

	✓	Our Board recommends a vote FOR
See page 16 for more information

Proposal 2

Advisory Vote to Approve 2022 Named Executive Officer Compensation

The Board of Directors recommends a vote FOR the approval, on a non-binding advisory basis, of the 2022 compensation of our named executive officers (NEOs) (the “say-on-pay vote”).

	✓	Our Board recommends a vote FOR See page 76 for more information

Proposal 3

Ratification of Appointment of Independent Registered Public Accounting Firm

The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2023.

	✓	Our Board recommends a vote FOR See page 77 for more information

Proposal 4

Stockholder Proposal to Prepare an Independent Third-Party Audit on Driver Health and Safety

If properly presented at the Annual Meeting, the Board of Directors recommends a vote AGAINST the stockholder proposal to prepare an independent third-party audit on Driver health and safety.

	✕	Our Board recommends a vote AGAINST See page 79 for more information

16	Uber 2023 Proxy Statement	Proposal 1 — Election of Directors

Proposal 1 — Election of Directors

Our Board of Directors has nominated the 10 director nominees listed below for election at the 2023 Annual Meeting. Each of the director nominees currently serves on the Board. The current term of all directors will expire at the 2023 Annual Meeting when their successors are elected, and the Board has nominated each of these individuals for a new one-year term that will expire at the 2024 Annual Meeting when their successors are elected.	Each of the director nominees identified in this proxy statement has consented to being named as a nominee in our proxy materials and has accepted the nomination and agreed to serve as a director if elected by the Company’s stockholders. If any nominee becomes unable or for good cause unwilling to serve between the date of the proxy statement and the 2023 Annual Meeting, the Board may designate a new nominee, and the persons named as proxies will vote on that substitute nominee.

Name	Age	Position
Ronald Sugar(1)(2)	74	Independent Chairperson of the Board of Directors
Revathi Advaithi(3)	55	Director
Ursula Burns(2)(3)	64	Director
Robert Eckert(1)(2)	68	Director
Amanda Ginsberg(1)	53	Director
Dara Khosrowshahi	53	Director and CEO
Wan Ling Martello(1)(2)	64	Director
John Thain(3)	67	Director
David Trujillo(1)(2)	47	Director
Alexander Wynaendts(3)	62	Director

(1)	Compensation Committee member.
(2)	Nominating and Governance Committee member.
(3)	Audit Committee member.

Director Nominees	17

Director Nominees

The Board of directors recommends a vote FOR each of the following director nominees to hold office until the 2024 Annual Meeting of stockholders and until their successors are elected.

Ronald Sugar

Age: 74 Former Chairman and CEO, Northrop Grumman Other Public Company Boards: • Apple Inc. • Amgen, Inc. • Chevron Corporation

Biography

Dr. Sugar has served as the chairperson of our Board of Directors since July 2018. Dr. Sugar was Chairman of the board of directors and Chief Executive Officer of Northrop Grumman Corporation, a global aerospace and defense company, from 2003 until his retirement in 2010, and President and Chief Operating Officer from 2001 until 2003. He was President and Chief Operating Officer of Litton Industries, Inc. from 2000 until the company was acquired by Northrop Grumman Corporation in 2001. Prior to that time, he served as Chief Financial Officer of TRW Inc. Dr. Sugar is also an adviser to Ares Management LLC, Bain & Company, and Singapore’s Temasek Investment Company. He is a trustee of the University of Southern California, board of visitors member of the University of California, Los Angeles Anderson School of Management, past Chairman of the Aerospace Industries Association, and a member of the National Academy of Engineering. Dr. Sugar currently serves on the board of directors of Amgen, Inc., Apple Inc., and Chevron Corporation. He previously served on the board of directors of Air Lease Corporation from 2010 to 2020.

Qualifications

Dr. Sugar was selected to serve on our Board of Directors because of his experience as the leader of a global company, particularly as Chairman of the Board and Chief Executive Officer of Northrop Grumman Corporation, his innovation, technology, and high-growth experience, consumer and digital experience, particularly his experience on Apple’s board of directors, his financial expertise, and his government, policy, and regulatory experience.

Revathi Advaithi

Age: 55 CEO, Flex Ltd. Other Public Company Boards: • Flex Ltd.

Biography

Ms. Advaithi has served on our Board of Directors since July 2020. Ms. Advaithi has been Chief Executive Officer and a director of Flex Ltd., a manufacturer that delivers technology innovation, supply chain, and manufacturing solutions to diverse industries and end markets, since 2019. Prior to joining Flex, Ms. Advaithi was President and Chief Operating Officer, Electrical Sector, of Eaton Corporation plc, a power management company, a position she held from 2015. Prior to that role, she was President of Electrical Sector, Americas of Eaton from 2012 through 2015. She joined Eaton in 1995 and led the Electrical Sector in the Americas and Asia-Pacific, with a three-year assignment in Shanghai. Between 2002 and 2008, Ms. Advaithi worked at Honeywell, where she held several senior roles within the sourcing and supply chain functions of the aerospace sector before being named vice president and general manager of Honeywell’s Field Solutions business in 2006. Ms. Advaithi returned to Eaton in 2008 as vice president and general manager of the Electrical Components Division.

Qualifications

Ms. Advaithi was selected to serve on our Board of Directors due to her leadership experience as a chief executive officer of a large global technology company and her experience in engineering, operations, logistics, international management, and technology more generally.

18	Uber 2023 Proxy Statement	Proposal 1 — Election of Directors

Ursula Burns

Age: 64 Former Chairman and CEO,VEON Ltd. Other Public Company Boards: • Endeavor Group Holdings, Inc. • Exxon Mobil Corporation • IHS Holdings Limited • Plum Acquisition Corp. I

Biography

Ms. Burns has served on our Board of Directors since October 2017. In April 2021, Ms. Burns co-founded Integrum Holdings LP, an investment firm focused on partnering with technology-enabled services companies. Previously, she was Chairman of VEON Ltd., an international telecommunications and technology company, from 2017 to 2020, during which time she served as Executive Chairman from March 2018 to December 2018, and was Chief Executive Officer from 2018 to 2020. Ms. Burns was Chairman of Xerox Corporation from 2009 to 2017 and Chief Executive Officer from 2009 to 2016, prior to which she advanced through many engineering and management positions after joining the company in 1980. U.S. President Barack Obama appointed Ms. Burns to help lead the White House national program on Science, Technology, Engineering and Math (STEM) from 2009 to 2016, and she served as chair of the President’s Export Council from 2015 to 2016 after serving as vice chair from 2010 to 2015. Ms. Burns currently serves on the board of directors of Endeavor Group Holdings, Inc., Exxon Mobil Corporation, IHS Holdings Limited, and Plum Acquisition Corp. I, where she is also Executive Chairwoman. She previously served on the board of directors of American Express Company from 2004 to 2018, Nestle S.A. from 2017 to April 2021, VEON Ltd. from 2017 to 2020, and Xerox Corporation from 2007 to 2017.

Qualifications

Ms. Burns was selected to serve on our Board of Directors because of her experience as the leader of a global company, particularly her experience as Chairman and Chief Executive Officer of Xerox, her technology and digital experience, her financial expertise, and her government, policy, and regulatory experience.

Robert Eckert

Age: 68 Operating Partner, FFL Partners, LLC Other Public Company Boards: • Amgen, Inc. • Levi Strauss & Co. • McDonald’s Corporation

Biography

Mr. Eckert has served on our Board of Directors since March 2020. Mr. Eckert has been an Operating Partner of FFL Partners, LLC, a private equity firm, since 2014. Mr. Eckert is also Chairman Emeritus of Mattel, Inc., a role he has held since 2013. He was Mattel’s Chairman and Chief Executive Officer from 2000 until 2011, and he continued to serve as its Chairman until 2012. He previously worked for Kraft Foods, Inc. for 23 years, and served as President and Chief Executive Officer from 1997 until 2000. From 1995 to 1997, Mr. Eckert was Group Vice President of Kraft Foods, and from 1993 to 1995, he was President of the Oscar Mayer foods division of Kraft Foods. Mr. Eckert currently serves on the board of directors of Amgen, Inc., Eyemart Express Holdings, LLC, Levi Strauss & Co., McDonald’s Corporation, and Quinn Company.

Qualifications

Mr. Eckert was selected to serve on our Board of Directors due to his leadership experience as a chief executive officer of large global public companies and his extensive experience leading global consumer brands at Mattel and Kraft and financial expertise as a partner of FFL Partners, LLC and his government, policy, and regulatory experience.

Director Nominees	19

Amanda Ginsberg

Age: 53 Former CEO, Match Group, Inc. Other Public Company Boards: • ThredUp Inc.

Biography

Ms. Ginsberg has served on our Board of Directors since February 2020. Ms. Ginsberg was Chief Executive Officer of Match Group, Inc. from 2017 to 2020. Prior to this role, she was Chief Executive Officer of Match Group Americas from 2015 to 2017, where she was responsible for the Match U.S. brand, Match Affinity Brands, OkCupid, PlentyOfFish, ParPerfeito, and overall North and South American expansion. Previously, she was the Chief Executive Officer of The Princeton Review from 2014 to 2015, where she expanded its services to include online services, including tutoring and college counseling for a new generation of students. Ms. Ginsberg currently serves on the board of directors of ThredUp Inc. She previously served on the board of directors of Care.com from 2012 to 2014, J.C. Penney from 2015 to 2020, Match Group, Inc. from 2017 to 2020, and Z-Work Acquisition Corp from 2020 to 2022.

Qualifications

Ms. Ginsberg was selected to serve on our Board of Directors principally based on her extensive operational, innovation, and high-growth experience with consumer and digital companies and global company leadership, including serving as CEO of a leading provider of Internet-based dating products and a leading test preparation company and on-demand learning solutions company.

Dara Khosrowshahi

Age: 53 CEO, Uber Other Public Company Boards: • Aurora Innovation, Inc. • Expedia Group • Grab Holdings Ltd.

Biography

Mr. Khosrowshahi has served as our Chief Executive Officer and a member of our Board of Directors since September 2017. Prior to joining Uber, Mr. Khosrowshahi was President and Chief Executive Officer of Expedia, Inc., an online travel company, from 2005 to 2017. From 1998 to 2005, Mr. Khosrowshahi served in several senior management roles at IAC/InterActiveCorp, a media and internet company, including Chief Executive Officer of IAC Travel, a division of IAC/InterActiveCorp, from January 2005 to August 2005, Executive Vice President and Chief Financial Officer of IAC/InterActiveCorp from 2002 to 2005, and as IAC/InterActiveCorp’s Executive Vice President, Operations and Strategic Planning, from 2000 to 2002. He worked at Allen & Company LLC from 1991 to 1998, where he was Vice President from 1995 to 1998. Mr. Khosrowshahi currently serves on the board of directors of Aurora Innovation, Inc., Expedia Group, and Grab Holdings Ltd. He was a member of the supervisory board of trivago, N.V. from 2016 to 2017 and previously served on the board of directors of the following companies: The New York Times Company from 2015 to 2017 and TripAdvisor, Inc. from 2011 to 2013.

Qualifications

Mr. Khosrowshahi was selected to serve on our Board of Directors based on the perspective and experience he brings as our Chief Executive Officer, as a former leader of Expedia, a global company, his innovation, technology, and high-growth experience, consumer and digital experience, and his financial expertise.

20	Uber 2023 Proxy Statement	Proposal 1 — Election of Directors

Wan Ling Martello

Age: 64 Co-founder and Partner, BayPine Other Public Company Boards: • Alibaba Group • Stellantis, N.V.

Biography

Ms. Martello has served on our Board of Directors since June 2017. Ms. Martello is currently a Founding Partner at BayPine, a private equity firm, a role she has held since 2020. From 2015 to 2018, she was Executive Vice President and Chief Executive Officer of the Asia, Oceania, and sub-Saharan Africa regions at Nestlé S.A., a Swiss multinational food and beverage company. She was Nestlé's global Chief Financial Officer from 2012 to 2015 and Nestlé's Executive Vice President from 2011 to 2012. Ms. Martello was a senior executive at Walmart Stores, Inc. from 2005 to 2011, where she served as Executive Vice President, Chief Operating Officer for Global eCommerce, and Senior Vice President, Chief Financial Officer & Strategy for Walmart International. Prior to Walmart, she was the CFO and then President, U.S.A., at NCH Marketing Services, Inc., from 1998 to 2005. Prior to NCH Marketing, she held various positions at Borden Foods and at Kraft Inc. (now known as the Kraft Heinz Company). Ms. Martello currently serves on the board of directors of Alibaba Group and Stellantis N.V.

Qualifications

Ms. Martello was selected to serve on our Board of Directors because of her experience as a senior executive of Nestlé, a global company, her consumer experience as a director of Alibaba and senior executive at Walmart, her financial expertise as the Chief Financial Officer at Nestlé, and her global experience.

John Thain

Age: 67 Former Chairman and CEO, CIT Group Other Public Company Boards: • Deutsche Bank AG

Biography

Mr. Thain has served on our Board of Directors since October 2017. Mr. Thain is the founding partner of Pine Island Capital Partners LLC, a private investment firm, and has served as Chairman since 2017. He was Chairman and Chief Executive Officer of CIT Group from 2010 until 2016, and Chairman of CIT Group until 2016. In 2009, prior to joining CIT Group, he was President of Global Banking, Securities and Wealth Management for Bank of America. From December 2007 to January 2009, prior to its merger with Bank of America, Mr. Thain was Chairman and Chief Executive Officer of Merrill Lynch & Co., Inc. From 2006 to 2007, he was Chief Executive Officer and a director of NYSE Euronext, Inc. following the NYSE Group and Euronext N.V. merger. He joined the New York Stock Exchange in 2004, serving as Chief Executive Officer and a director. From 2003 through 2004, Mr. Thain was the President and Chief Operating Officer of The Goldman Sachs Group Inc., and from 1999 through 2003 he was President and Co-Chief Operating Officer. From 1994 to 1999, he was Chief Financial Officer and Head of Operations, Technology and Finance, and from 1995 to 1997 he was also Co-Chief Executive Officer for European operations for The Goldman Sachs Group, L.P. Mr. Thain currently serves on the Supervisory Board of Deutsche Bank AG. He previously served on the board of directors of Goldman Sachs Group Inc. from 1998 to 2004.

Qualifications

Mr. Thain was selected to serve on our Board of Directors because of his experience as Chief Executive Officer of several global companies, his financial expertise from his roles at CIT Group, Merrill Lynch, and NYSE Euronext, and his government, policy, and regulatory experience.

Director Nominees	21

David I. Trujillo

Age: 47 Partner, TPG Other Public Company Boards: • TPG Inc.

Biography

Mr. Trujillo has served on our Board of Directors since June 2017. Mr. Trujillo is a Partner and a member of the Executive Committee and board of directors of TPG, a private equity firm with $110+ billion in assets under management. He is Co- Managing Partner of TPG Growth, Co-Managing Partner of TTAD (TPG Technology Adjacencies), Managing Partner of TDM (TPG Digital Media), and leads the firm’s Internet, Digital Media, and Communications private equity investing efforts. He joined TPG in 2006 and has been a private equity investor for 24 years, including at Golder, Thoma, Cressey, Rauner (GTCR) prior to joining TPG. Mr. Trujillo is currently a Director of the following non-public companies: Azoff Music Company, Beauty for All Industries (fka Ipsy), Calm, Creative Artists Agency (CAA), DirecTV, Entertainment Partners, GMR (Global Music Rights), Prodigy Education, and Vice Media. Mr. Trujillo led TPG’s investments in Airbnb, Astound Broadband, and Spotify.

Qualifications

Mr. Trujillo was selected to serve on our Board of Directors, having led TPG’s investment in us in 2013, and because of his extensive experience in technology, high-growth, consumer, and digital companies, such as Airbnb and Spotify, as well as his financial expertise as a Partner of TPG.

Alexander Wynaendts

Age: 62 Former CEO and Chairman, Aegon NV Other Public Company Boards: • Air France-KLM • Deutsche Bank AG

Biography

Mr. Wynaendts has served on our Board of Directors since March 2021. From 2008 to 2020, he was CEO and Chairman of the Management and Executive Boards of Aegon NV, one of the world’s leading providers of life insurance, pensions, and asset management. From 2007 to 2008, Mr. Wynaendts was Chief Operating Officer at Aegon. He was appointed as a member of Aegon’s Executive Board in 2003, overseeing the company’s international growth strategy. He joined Aegon in 1997 as Senior Vice President for Group Business Development. Prior to Aegon, Mr. Wynaendts began his career in 1984 with ABN AMRO Bank, working in Amsterdam and London in the Dutch bank’s capital markets, asset management, corporate finance, and private banking operations. He currently serves as Chair of the Supervisory Board of Uber Payments BV, the Company’s indirect subsidiary in the Netherland, which holds an e-money license and processes payments for the Company’s operations in Europe. Mr. Wynaendts currently serves on the board of directors of Air France-KLM SA, the Advisory Board of salesforce. com, inc. for Europe, the Middle East, and Africa, and the Supervisory Board of Deutsche Bank AG, where he serves as Chairman. He formerly served on the board of directors of Citigroup Inc. from 2016 to 2021.

Qualifications

Mr. Wynaendts was selected to serve on our Board of Directors based on his extensive operational experience, including serving as both chief executive officer and chief operating officer of Aegon, a global provider of life insurance, pensions, and asset management and his extensive government, policy, and regulatory experience.

Other Governance Matters

Board Leadership Structure

Our corporate governance guidelines provide that the roles of chairperson of the Board and CEO must be held by separate persons, and the chairperson of our Board of Directors must be independent. Dr. Sugar currently serves as the independent chairperson of our Board of Directors. In this role, he provides independent leadership and oversight of the Board of Directors and serves as a liaison between our board of directors and senior management. An independent chairperson helps enable independent directors to raise issues and concerns to the independent chairperson for consideration by our Board of Directors before involving senior management.

Delinquent Section 16(a) Reports

To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations to us, we believe that for fiscal 2022, all filing requirements applicable to the Company’s officers, directors, and greater than 10% beneficial owners pursuant to Section 16(a) of the Exchange Act, were complied with, except that Yasir Al-Rumayyan filed one Form 4 relating to a purchase of securities late due to administrative oversight.

22	Uber 2023 Proxy Statement	Proposal 1 — Election of Directors

Director Skills, Experience, and Background

Uber has a diverse set of director skills and experience on the Board. Listed below are certain skills and experiences that we consider important for our Board of Directors in light of our current business and structure.

	Advaithi	Burns	Eckert	Ginsberg	Khosrowshahi	Martello	Sugar	Thain	Trujillo	Wynaendts	Total
Skills, Experience and Background
Global Company Leadership We value leadership experiences of chief executive officers and operating executives at businesses and organizations that operate on a global scale and face significant competition, utilize technology, or have other rapidly evolving business models. We value public company board experience.	•	•	•	•	•	•	•	•		•	9
Financial Expertise Knowledge of financial markets, financing operations and accounting, and financial reporting processes assists our directors in understanding, advising on, and overseeing our capital structure, financing, and investing activities, and our financial reporting and internal controls. Directors with a background in business or corporate development can provide insight into designing and implementing strategies for growing our business.	•	•	•	•	•	•	•	•	•	•	10
Consumer and Digital Experience We value directors with a background in the development and improvement of consumer experiences with a company’s products, services, and brand, including through a digital interface.		•	•	•	•	•	•		•	•	8
Innovation, Technology, and High-Growth Experience We believe that experience in identifying and developing emerging products, technologies, and business models, and generating disruptive innovation is useful for understanding our research and development strategy, competing technology, and our market segments.	•	•		•	•		•		•	•	7
Government, Policy, and Regulatory Experience We interact with governments worldwide and are subject to laws and regulations in many jurisdictions. Directors who have experience navigating a complex legal and regulatory landscape can assist our Board of Directors in fulfilling its strategy and compliance oversight function.		•	•				•	•		•	5
Sustainability and Human Capital Management We believe that sustainability and human capital management are integral to our business and recognize the performance and success of our business can only be built alongside the prosperity of our stakeholders. Directors who have experience in corporate responsibility, human capital management, and in managing sustainability initiatives are accretive to our success.	•	•	•	•	•	•	•	•		•	9
DEMOGRAPHICS
Gender Diversity	•	•		•		•					4
Ethnic Diversity
White (Non-Hispanic or Latinx)			•	•			•	•	•	•	6
Middle Eastern/North African					•						1
Black or African American		•									1
South Asian	•										1
Southeast Asian / East Asian / Pacific Islander						•					1

Ms. Advaithi, Ms. Burns, and Ms. Martello self-identify as racially or ethnically diverse. Ms. Advaithi self-identifies as South Asian, Ms. Burns self- identifies as Black/African American, and Ms. Martello self-identifies as Southeast Asian / East Asian / Pacific Islander.

Vote Required and Recommendation of the Board of Directors

To be elected, each director nominee requires the affirmative vote of the majority of votes properly cast (i.e., the number of shares voted “FOR” the nominee must exceed the number of shares voted “AGAINST” the nominee). Abstentions and “broker non-votes” will have no effect on the outcome of the vote.

Our Board of Directors recommends a vote “FOR” each of the 10 director nominees listed above.

23

Corporate Governance

We strive to maintain the highest governance standards in our business. Our commitment to effective corporate governance is illustrated by the following practices:

Board, Committee, and Director Performance

Our Board recognizes the importance of a comprehensive self-assessment framework for maintaining optimal Board effectiveness and to ensure each individual director is able to effectively discharge his and her duties in supporting the Company and its objectives. Our Nominating and Governance Committee oversees ongoing review of the performance of our Board, committees, and each individual director including oversight of the annual self-evaluation process and the implementation and review of our corporate governance guidelines.

Annual Evaluations

Every year, each director participates in evaluations of the Board, each standing committee, and each individual director that allow for individual director feedback and promote collective discussion on a number of important topics relating to the Board and the Company, including the effectiveness of the Board, each committee, and each individual director.

The Nominating and Governance Committee oversees this annual self-evaluation process, which is led by our Independent Chairperson and provides the Board and each director with valuable and diverse insights into the performance of the Board, including opportunities for improvement. The components of the self-evaluation process are outlined below.

Written questionnaires evaluating the Board, each committee, and each individual director are prepared, finalized, and reviewed by the Nominating and Governance Committee. The questionnaires are then distributed to each director, and cover a range of topics, including the board's role, composition, and committee structure; its focus on the Company's leadership and succession planning, operations and strategy, and risk management; and the Board's and each committee's meetings and materials. A separate questionnaire is also included for each director to evaluate every other individual director to provide an opportunity for feedback on each director's strengths and opportunities to improve, and whether such director is effective in serving on the Board. Summary of the Written Evaluations Each director returns the completed questionnaires confidentially to the Company's outside counsel, who aggregates and anonymizes the individual responses and provides a written summary of the evaluation results to the Independent Chairperson and the Chief Executive Officer. One-on-One Discussions The Independent Chairperson discusses the aggregated feedback on the Board, each committee, and each individual director with each director via individual one-on-one discussions encouraging candid feedback and discussion on the performance of the Board, each committee, and each director. Summary Review and Feedback The Independent Chairperson reviews the summary and results of the evaluation process with the Nominating and Governance Committee at its next regular meeting.

The Preparation and Questionnaires

Nominating and Governance Committee reports to, and leads a discussion with, the Board in executive session regarding the performance and effectiveness of the Board, each committee, and each director. Using the summary and evaluation results as a guide, the Independent Chairperson leads a discussion with the Board of possible focus areas and proposed actions, following which they are communicated to the Company’s senior management, as appropriate.

Ongoing Efforts The Board implements and monitors any agreed-upon next steps and is encouraged to provide real-time feedback throughout the year outside of the formal evaluation process. Board and committee executive sessions are held at every regular meeting during which they identify any related issues and review the status of proposed actions. The Board assesses the progress made in areas targeted for improvement from the prior year’s evaluation as part of its annual self-assessment process.

24	Uber 2023 Proxy Statement	Corporate Governance

Evaluation Results

The Board and each committee began the most recent annual evaluation process in the fourth quarter of 2022 and completed the process in February 2023. The Board and each committee, after individual one-on-one discussions and discussion at the full Board, was satisfied with its performance and the performance of each individual director and proposed for 10 of the 11 current directors to stand for re-election at the 2023 Annual Meeting.

Changes Implemented

Our Board is committed to ensuring that the right mix of skills, background and experience, and gender and ethnic diversity is represented on the Board and its committees. This self-evaluation process has played an integral part of our Board refreshment since 2019 as evidenced by the addition of four additional directors to our Board since early 2020. We have also made changes to our committee composition and our corporate governance guidelines since the start of 2021 as described below.

Director Commitments

Our Nominating and Governance Committee recognizes the importance of ensuring that external commitments do not impair any director’s ability to discharge their responsibilities to effectively serve on the Board. While director effectiveness has always been taken into account as part of the annual evaluation process and related discussions, in 2022, the Nominating and Governance Committee recommended, and our Board approved, changes to our corporate governance guidelines to explicitly require that the Nominating and Governance Committee review each director’s external board commitments, including board leadership roles such as serving as board chair or lead director of a public company, on at least an annual basis as part of the annual evaluation process to ensure that no director’s ability to serve effectively on our Board is impaired by external board commitments.

The Nominating and Governance Committee completed this review of external board commitments in early 2023 and, taking into consideration factors such as the results of its overall annual evaluation process, determined that no director’s ability to serve was impaired by their existing external board commitments.

For more information on the Company’s policies on external board commitments, see Corporate Governance Policies and Practices below.

Corporate Governance Policies and Practices

Corporate Governance Guidelines

Our corporate governance guidelines embody many of our governance policies, practices, and procedures, which are the foundation of our commitment to effective corporate governance. The Nominating and Governance Committee will review the corporate governance guidelines periodically and recommend amendments to our Board of Directors as appropriate. The corporate governance guidelines outline the responsibilities, operations, qualifications, and composition of our Board of Directors, among other matters. The full text of our corporate governance guidelines is posted on the investor relations page of our website, www.uber.com. We also intend to disclose on our website any future amendments of our corporate governance guidelines.

Committees of the Board of Directors

Our corporate governance guidelines and committee charters require all members of the Audit, Compensation, and Nominating and Governance Committees to be independent. All Board committees are composed solely of independent directors. The Nominating and Governance Committee recommends committee composition and committee chairs to the Board of Directors at least annually. The Board of Directors and each committee has the authority to engage, and approve the fees of, independent legal, financial, or other advisors as they may deem necessary, without consulting with or obtaining the approval of management.

Additional Board Service

Pursuant to the corporate governance guidelines, no director may serve on more than four other public company boards or on more than one other public company board if the director is also our Chief Executive Officer or the chief executive officer of another public company. The Nominating and Governance Committee may approve exceptions if it determines that the additional service will not impair the director’s effectiveness as a member of our Board of Directors.

In 2022, the corporate governance guidelines were amended to provide that the Board evaluate whether directors’ abilities to serve on our Board is impaired by external board commitments. Specifically, the guidelines were amended to require that directors notify the Nominating and Governance Committee if joining a new board or assuming a board chair or lead independent director role on a public company board and to include an annual review of each directors’ external board commitments, in conjunction with the annual Board, committee, and director evaluation process described in this proxy statement, to ensure their effectiveness as a director was not impaired. The Nominating and Governance Committee conducted this annual review in 2023 and determined that no director’s effectiveness was impaired by their external board commitments.

Corporate Governance Policies and Practices	25

All directors are currently compliant with the numerical limits on external board memberships set forth in our corporate governance guidelines other than our CEO, Dara Khosrowshahi, who serves on the boards of Expedia Group, Grab Holdings Ltd., and Aurora Innovation, Inc., each a public company. We believe that as companies that Uber holds significant equity stakes in, there is significant value to Mr. Khosrowshahi serving on the boards of Grab and Aurora and the Nominating and Governance Committee has approved an exception to the numerical limits, as permitted under our corporate governance guidelines.

Majority Voting for Directors

In an uncontested election, each director will be elected by a majority of the votes cast. If an incumbent director in an uncontested election fails to receive the required vote for re-election, our Board of Directors will evaluate whether it should accept the director’s resignation, which must be tendered to our Board of Directors pursuant to our governance documents. Our Board of Directors may consider any factors it deems relevant in deciding whether to accept a resignation from such director.

Role of our Board of Directors in Succession Planning

The responsibilities of our Board of Directors, or a committee thereof as determined by our Board of Directors, include periodically reviewing succession planning for our executive officers, including our Chief Executive Officer. The goal of our Board of Directors is to have a long-term and continuing program for effective senior leadership development and succession. We have a contingency plan in place for emergencies such as the death, disability, or unexpected or sudden departure of an executive officer.

Annually, the Board of Directors reviews a succession assessment for our senior leaders including our NEOs. The assessment profiles each potential NEO successor and includes strengths, opportunities, overall readiness, and information regarding diversity.

Prohibition on Hedging and Pledging Shares

Our insider trading policy prohibits our directors and employees from hedging their economic exposures to Uber stock, or using their Uber stock as collateral for margin loans and other similar speculative transactions.

Stock Ownership Guidelines

In order to align our directors’ and executive officers’ interests with those of our stockholders, we adopted stock ownership guidelines that became effective upon the closing of our IPO. Within three years of becoming subject to the guidelines, our non-employee directors are expected to hold Uber stock valued at 10 times their annual cash retainer. Within five years of becoming subject to the guidelines, our executive officers are expected to hold Uber stock valued at a multiple of three times (10 times for our CEO) their annual base salaries as of the applicable measurement date.

Our guidelines also include a stock retention requirement during the phase-in period of our stock ownership guidelines. The retention guidelines provide that any executive officer who does not satisfy the stock ownership guidelines as of an annual measurement date must thereafter retain 50% of all vested shares acquired by the executive officer pursuant to any equity award (net of shares sold or withheld to pay the applicable exercise price and/or taxes) until such time as the executive officer satisfies the stock ownership guidelines. Satisfaction of this requirement is measured as of any subsequent date on which the executive officer wishes to dispose of the acquired shares.

Clawback Policy

Under our Clawback Policy, our Board of Directors may seek to recover equity compensation awarded after March 28, 2019 and cash severance and incentive-based compensation awarded after October 26, 2020 from an executive officer in connection with a material breach by such executive officer of restrictive covenants in agreements between us and the officer, accounting restatements as a result of material non-compliance with any financial reporting requirement, or as a result of the officer’s misconduct that harms the business or reputation of the Company.

Board Diversity

Under our corporate governance guidelines, diversity is one of several critical factors that the Nominating and Governance Committee considers when evaluating the composition of our Board of Directors, amongst other critical selection criteria, including (i) integrity, (ii) sound business judgment, (iii) commitment to the highest ethical standards, (iv)  background, (v) skills and relevant business experience, (vi) ability and willingness to commit time to the Board of Directors and represent long-term interests of stockholders, and (vii) expected contributions to the Board of Directors. For a company like ours, which operates in approximately 70 countries around the globe, diversity factors that are considered include race, ethnicity, gender, national origin, and geography. The proposed composition of our Board of Directors includes four women, three ethnic minorities, directors ranging in age from 47 to 74, and directors with a range of ethnic diversity, with six of our directors identifying as White (Non-Hispanic or Latinx), one as Middle Eastern/North African, one as Black or African-American, one as South Asian, and one as Southeast Asian, East Asian, or Pacific Islander.

Our Board of Directors is committed to including individuals whose backgrounds reflect the diversity represented by our employees and platform users. In addition, each director contributes to the board’s overall diversity by providing a variety of perspectives based on distinct personal and professional experiences and backgrounds. We are committed to maintaining and enhancing the diversity of our Board of Directors and in furtherance of this, the Nominating and Governance Committee conducts annual self-evaluations to assess the Board and its committees’ performance and effectiveness, which includes consideration of diversity and other selection criteria.

26	Uber 2023 Proxy Statement	Corporate Governance

Director Tenure*

Our corporate governance guidelines require that our Board of Directors consider the mix of tenures on the Board when assessing its composition. As the following chart demonstrates, the proposed composition of our Board of Directors reflects a mix of tenures, which we believe balances historical and institutional knowledge, and an understanding of the evolution of our business with fresh perspectives from our newer directors:

Promoting Integrity

At Uber, we do the right thing. Period. We foster an environment where we hold ourselves to the highest standards of integrity by communicating regularly and educating often about ethics and expected standards of conduct. We celebrate the importance of ethical decision-making and doing the right thing, particularly during our annual Ethics & Compliance Week where we remind employees about their responsibility to raise concerns or questions regarding ethics, compliance, workplace culture, discrimination, and harassment. Employees are offered various reporting channels including Uber’s Integrity Helpline, a toll-free number that is available 24 hours a day, seven days a week, 365 days a year and is staffed by live operators who can connect to translators to accommodate multiple languages. Uber publicizes its Integrity Helpline through internal communications and by featuring it externally within its Business Conduct Guide, which is posted on the Investor Relations site. Employees are expected to use the Integrity Helpline to promptly report suspected violations of laws, regulations, rules, policies, procedures, and standards, including our Business Conduct Guide.

Calls to the Uber Integrity Helpline are received by a third-party vendor, which conducts intake for the concerns raised on the calls. Reported matters are promptly brought to the attention of our internal investigations teams. As a general matter, our Global Head of Internal Audit, Chief Ethics and Compliance Officer, Head of Employee Relations, and Chief Trust and Security Officer share responsibility for reviewing concerns expressed through the Integrity Helpline and are responsible for ensuring that such concerns are handled appropriately. Our Investigations Protocol allocates responsibility for handling the concerns to the appropriate function within our Company and establishes investigative standards among the participating functions. Investigators within the relevant functions participate in mandatory investigative training as well. Concerns may also be reported to or through managers, HR business partners, and a dedicated e-mail address managed by the Compliance team. In addition, individuals may raise concerns through a web portal that is available in more than 20 languages including English, Spanish, Portuguese, and French, among others. Any individual may also raise a concern by accessing our corporate website. Individuals may choose to remain anonymous when reporting such matters to the extent permitted by applicable laws and regulations.

Our corporate policies prohibit retaliatory actions against anyone who in good faith raises concerns or questions or who participates in a subsequent investigation of such concerns or questions. Our Chief Ethics and Compliance Officer reports to the Audit Committee no less than quarterly regarding issues raised through the Uber Integrity Helpline.

* Director tenure calculated as of March 28, 2023.

Business Conduct Guide and Code of Ethics	27

Business Conduct Guide and Code of Ethics

We have adopted a Business Conduct Guide and Code of Ethics, which is posted on the investor relations page of our website, www.uber.com. We will also disclose on our website any amendments to the sections of our Business Conduct Guide that constitute our Code of Ethics and any waivers granted to our executive officers or directors.

How the Board Oversees Culture

The Board and its committees play a critical role in overseeing how we develop and maintain the culture that we want.

Audit Committee

•    Receives regular reports from the Chief Ethics and Compliance Officer and Global Head of Internal Audit regarding the Company’s Integrity Helpline

•    Is given information regarding all reports that come through the Integrity Helpline, including the nature of the reports, how the reports are resolved, and whether any reports involve senior management or individuals associated with financial reporting

•    Ensures that the resolution of any and all allegations regarding wrongdoing involving members of senior management are reported back to the Audit Committee

•    Regularly meets in executive session with the Chief Ethics and Compliance Officer, the Global Head of Internal Audit, the Chief Legal Officer, and our external Audit partner to discuss any compliance, internal audit, or legal issues that involve senior management

Compensation Committee

•      Receives regular reports on offer acceptance, attrition, and retention rates

•      Receives summaries of employee engagement survey results and related matters

•      Has tied executive compensation for our most senior executives to DEI metrics and safety metrics

•      Reviews employee DEI efforts

Nominating and Governance Committee

•      Oversees the Company’s ESG matters, including receiving reports from management on environmental sustainability efforts and corporate political activities

Board of Directors

•      Takes employee engagement, DEI, and other matters into account for the evaluation of the Chief Executive Officer and senior management

•      Receives quarterly reports from the Office of Diversity and Inclusion regarding our progress against our diversity goals

•      Has regular discussions with senior management regarding public sentiment involving Uber, media coverage, as well as regulatory and legislative sentiment involving Uber

28	Uber 2023 Proxy Statement	Corporate Governance

Director Independence Determination

Our Board of Directors has determined that, applying the standards adopted by the New York Stock Exchange (NYSE), each of the following directors is independent:

Revathi Advaithi Ursula Burns Robert Eckert	Amanda Ginsberg Wan Ling Martello Yasir Al-Rumayyan Alexander Wynaendts	Ronald Sugar John Thain David Trujillo

Our Board of Directors has determined that Dara Khosrowshahi is not independent.

Committees of the Board of Directors

To support effective governance, our Board of Directors delegates certain of its responsibilities to committees. We have three standing committees—the Audit Committee, the Nominating and Governance Committee, and the Compensation Committee—and may from time to time form other committees. The committee charter for each of the three standing committees is available on the Investor Relations section of our website, www.uber.com.

The standing committees of our Board of Directors are described below:

Audit Committee
Members:	Committee Roles and Responsibilities:
John Thain (Chair) Revathi Advaithi Ursula Burns Yasir Al-Rumayyan Alexander Wynaendts

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibility relating to, among other things:

›     the integrity of our financial statements and financial reporting process, including the review of our annual and quarterly financial statements and reports;

›     the integrity of our accounting and financial reporting processes and systems of internal controls over financial reporting, including review with management, our independent auditors, and head of our internal audit function;

›     the performance of the internal audit function and plan;

›     the engagement of our independent auditors and the evaluation of their qualifications, independence, and performance;

›     our compliance with legal and regulatory requirements, including an assessment of our compliance program;

›     policies and processes for risk management and fraud prevention; and

›     the Company’s overall risk profile, including without limitation with respect to cybersecurity and privacy matters.

John Thain, the chair of the Audit Committee, Revathi Advaithi, Ursula Burns, Yasir Al-Rumayyan, and Alexander Wynaendts each qualify as an “Audit Committee financial expert” as defined by the SEC and each member qualifies as “financially literate” as required by the corporate governance rules of the NYSE.

Compensation Committee	29

Nominating and Governance Committee
Members:	Committee Roles and Responsibilities:
Ronald Sugar (Chair) Ursula Burns Robert Eckert Wan Ling Martello David Trujillo

The Nominating and Governance Committee assists the Board of Directors in the following functions, among others:

›     periodically reviewing our corporate governance framework and recommending changes as appropriate;

›     identifying, interviewing, and recruiting individuals to become members of the Board of Directors and evaluating the independence of each director and director candidate at least annually;

›     periodically reviewing and making recommendations to the Board of Directors regarding the size of the Board of Directors and of its committees;

›     evaluating and recommending to the Board of Directors at least annually each committee’s composition;

›     overseeing the annual evaluation process for the Board of Directors, each committee, and each individual director, the orientation program for new directors, and a continuing education program for current directors;

›     overseeing ESG matters including environmental sustainability as well as corporate political activities and contributions and lobbying activities;

›     considering stockholder proposals and recommending actions on such proposals; and

›     evaluating requests by directors to serve on boards of directors of other companies.

Compensation Committee
Members:	Committee Roles and Responsibilities:
Robert Eckert (Chair) Amanda Ginsberg Wan Ling Martello Ronald Sugar David Trujillo

The Compensation Committee has been delegated broad authority to oversee the compensation of our officers, employees, consultants, and other Uber service providers.

The Compensation Committee assists the Board of Directors in the following functions, among others:

›     annually reviewing and approving the individual and corporate goals and objectives for our executive officers;

›     establishing, reviewing, and approving salaries, bonuses, and other compensation for our executive officers;

›     reviewing and approving executive compensation agreements and any material amendments;

›     reviewing and approving incentive compensation plans and grants for our executive officers;

›     overseeing and at least annually reviewing management’s assessment of major compensation-related risk exposures and the mitigation thereof;

›     periodically reviewing our stock ownership guidelines and assessing compliance with such guidelines;

›     periodically reviewing the Company’s human capital strategies, initiatives, and programs with respect to the Company’s culture, talent, recruitment, retention, and employee engagement and employee diversity, equity, and inclusion efforts;

›     periodically reviewing and recommending to the Board of Directors the type and amount of compensation paid to directors; and

›     considering the results of stockholder advisory votes on executive compensation and the frequency of such votes.

30	Uber 2023 Proxy Statement	Corporate Governance

Committee Composition

	Audit	Nominating and Governance	Compensation
Ronald Sugar (Independent Chairperson)
Revathi Advaithi
Ursula Burns
Robert Eckert
Amanda Ginsberg
Dara Khosrowshahi
Wan Ling Martello
Yasir Al-Rumayyan
John Thain
David Trujillo
Alexander Wynaendts

  committee member        committee chair

Meetings of the Board of Directors and Standing Committees

Our Board of Directors and Audit, Compensation, and Nominating and Governance Committees meet at least quarterly. In 2022, our Board of Directors met 12 times, the Audit Committee met 8 times, the Compensation Committee met 6 times, and the Nominating and Governance Committee met 4 times. Each director who served on our Board of Directors during 2022 attended at least 75% of the meetings of the Board of Directors and committees on which he or she served that were held during his or her tenure on our Board, with the exceptions of (i) H.E. Al-Rumayyan, who attended less than 75% of Board meetings and Audit Committee meetings due to extensive prior commitments and (ii) Wan Ling Martello, who attended less than 75% of Board meetings due to a medical procedure. Under our corporate governance guidelines, all directors are expected to attend the Company’s annual meeting of stockholders. Ten of our current 11 directors attended the 2022 Annual Meeting.

Meetings of Non-Management Directors

During 2022, our Board of Directors held executive sessions without management present.

Board Oversight

Our Board of Directors, which currently consists of 11 members, oversees our business affairs and works with senior management to determine our long-term strategy. A transparent dialogue between our Board of Directors, its standing committees, and senior management is essential to our Board of Directors’ oversight role, and, to this end, our Board of Directors and its standing committees intend to regularly conduct meetings with risk management experts and our senior officers responsible for risk oversight, including our Chief Legal Officer, Chief Ethics and Compliance Officer, Chief Financial Officer, and Chief Executive Officer. Our Audit Committee oversees our risk management procedures and processes for preventing and detecting fraud.

Our Board of Directors‘ Role in Risk Oversight	31

Our Board of Directors’ Role in Risk Oversight

Our commitment to innovation inherently involves significant risk. As a result, one of our Board of Directors’ important functions is the oversight of risk management. Our Board of Directors’ assessment of and decisions regarding risk occur in the context of and in conjunction with our Board of Directors’ and standing committees’ other activities. We seek to align our approach to risk-taking with our business strategy by encouraging innovation while managing our levels of risk.

Risk Assessment Responsibilities and Processes

Our committee charters and risk management policies set forth the following risk-related responsibilities:

The Board of Directors

•	Has primary responsibility for risk oversight.
•	Assigns specific oversight duties to the committees of the Board.
•	Receives periodic briefings and participates in informational sessions with management on the types of risks we face and our enterprise risk management system.
•	Receives reports from management on risks as they arise.

The Compensation Committee

•	Oversees compensation program for employees and senior management.
•	Oversees and reviews compensation-related risks.
•	Reviews the Company’s human capital strategies, initiatives, and programs with respect to the Company’s culture, talent, recruitment, retention, and employee engagement and employee diversity, equity, and inclusion efforts.
•	Reviews conflicts of interest involving advisors to the Compensation Committee.

The Nominating and Governance Committee

•	Reviews risks associated with our corporate governance framework and provides recommendations as appropriate.
•	Identifies, interviews, recruits, and performs due diligence on potential Board members and evaluates the independence of each director and director candidate.
•	Oversees the Company’s ESG matters including environmental sustainability and political contributions and lobbying activities.

The Audit Committee

•	Annually reviews our risk profile, including, without limitation, with respect to cybersecurity and privacy matters.
•	Obtains updates on management’s implementation and maintenance of a Company-wide risk management process.
•	Receives periodic briefings on our internal audit function, risk identification, mitigation, and control.
•	Reviews our risk management processes and procedures.
•	Reviews any allegations of fraud disclosed to the Audit Committee, including those involving management or any employee with a significant role in our internal controls over financial reporting, legal compliance, or corporate governance.
•	Reviews with management our major financial risk exposures and the steps management has taken to monitor such exposures, including policies and procedures with respect to risk assessment and risk management.
•	Receives and discusses quarterly updates from the Global Head of Internal Audit regarding our risk management processes and systems of internal control.
•	Oversees management’s arrangements for the prevention, deterrence, and detection of fraud and management’s responses to allegations of fraud.

Management

•	Identifies risk and develops risk controls related to significant business activities.
•	Includes risk assessments in strategy decisions.
•	Develops programs and recommendations to determine the sufficiency of risk identification, the balance of potential risk with potential reward, and the appropriate manner in which to manage risk.
•	Establishes procedures to prevent, deter, and detect fraud.
•	Provides reports and updates on risk-related matters to the Audit and Compensation Committees.

32	Uber 2023 Proxy Statement	Corporate Governance

Board of Directors’ Role in Cybersecurity Oversight

Safeguarding our critical networks and the information that platform users share with us is vital to our business. Our Board of Directors oversees our efforts to address cybersecurity risk through the oversight of our senior management team, including our Chief Legal Officer, Chief Privacy Officer, Chief Trust and Security Officer, Chief Information Security Officer, and EU Data Protection Officer.

Our Chief Information Security Officer provides reports to the Audit Committee on a bi-annual basis and is responsible for a range of cybersecurity activities, including conducting threat environment and vulnerability assessments, managing cyber incidents, pursuing projects to strengthen internal cybersecurity, working closely with our privacy and cybersecurity legal team that reports into our Chief Privacy Officer, coordinating with our operations teams to evaluate the cybersecurity implications of our products and offerings, and coordinating management’s efforts to monitor, detect, and prevent cyber threats to our Company. In addition, the Audit Committee annually reviews Uber’s risk profile with respect to cybersecurity matters. Our Chief Privacy Officer provides reports to the Board on an annual basis and as requested from time to time.

Certain Relationships and Related Person Transactions

Other than the executive officer and director compensation arrangements discussed in the sections titled “Executive Compensation” and “Director Compensation” and compensation to other executive officers that would have been disclosed in that section if such executive officers had been a NEO, we describe transactions and series of similar transactions, since January 1, 2022, in which we participated or will participate, in which:

•	the amounts involved exceeded or exceed $120,000; and
•	any of our then directors, executive officers, or holders of more than 5% of our capital stock at the time of such transaction, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Investors’ Rights Agreement

Prior to our IPO, we entered into an amended and restated investors’ rights agreement with certain holders of our redeemable convertible preferred stock (IRA), including The Public Investment Fund and entities affiliated with TPG, all of which were beneficial holders of more than 5% of our capital stock or are entities with which certain of our directors are affiliated. This agreement provides that the holders of common stock issuable upon conversion of our redeemable convertible preferred stock have the right to demand that we file a registration statement or request that their shares of common stock be covered by a registration statement that we are otherwise filing. In addition to the registration rights, the IRA provided for certain information rights and a right of first offer. The provisions of the amended and restated investors’ rights agreement, other than those relating to registration rights, terminated upon the closing of our IPO.

Indemnification Agreements

Our amended and restated certificate of incorporation contains provisions limiting the liability of directors, and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation and amended and restated bylaws provide our Board of Directors with discretion to indemnify our employees and other agents when determined appropriate by the Board. In addition, we have entered into an indemnification agreement with each of our directors and executive officers, which requires us to indemnify them.

Other Transactions

We entered into a Series A Preferred Stock Purchase Agreement (Purchase Agreement) pursuant to which we sold shares of Uber Freight Holding Corporation, a majority-owned subsidiary of Uber (Uber Freight), to The Public Investment Fund, a stockholder of Uber and an entity affiliated with Yasir AI-Rumayyan, a member of our Board of Directors. Pursuant to the Purchase Agreement, we sold shares representing a minority interest in Uber Freight, for an aggregate purchase price of approximately $125 million. The sale of shares closed in July 2021. The transaction was approved by our Audit Committee in accordance with the Company’s Related Party Transactions Policy.

We and Uber Freight entered into a definitive agreement for Uber Freight to acquire Tupelo Parent, Inc. (Transplace), an entity owned by TPG Capital, for approximately $2.25 billion. David Trujillo, a member of our Board of Directors, is a partner at TPG, an entity affiliated with TPG Capital. The acquisition of Transplace closed in November 2021. The transaction was approved by our Audit Committee in accordance with the Company’s Related Party Transactions Policy.

Availability of Corporate Governance Documents	33

We have granted stock options, RSUs, and restricted stock awards to our executive officers and certain of our directors. For a description of the equity awards held by our NEOs and directors that are currently outstanding, see “Compensation Discussion & Analysis” and “Compensation Tables” in this proxy statement.

We have entered into change in control arrangements with certain of our executive officers that, among other things, provide for certain severance and change in control benefits. For a description of these agreements, see “Compensation Tables—Potential Payments upon Termination or Change in Control” in this proxy statement.

We believe the terms of the transactions described above were comparable to terms we could have obtained in arm’s-length dealings with unrelated third parties.

Policies and Procedures for Transactions with Related Persons

In May 2019, we adopted a written policy that our executive officers, directors, beneficial owners of more than 5% of any class of our capital stock, and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related party transaction with us without the consent of our Audit Committee. Any request for us to enter into a transaction with an executive officer, director, beneficial owner of more than 5% of any class of our capital stock, or any member of the immediate family of any of the foregoing persons, in which such person would have a direct or indirect interest, must be presented to our Audit Committee for review, consideration, and approval, or ratification. In approving or rejecting any such proposal, our Audit Committee is to consider the relevant facts and circumstances of the transaction available to it, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unrelated third party or to employees under the same or similar circumstances, and the extent of the related person’s interest in the transaction. The written policy requires that, in determining whether to approve or reject a related person transaction, our Audit Committee must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our Audit Committee determines in good faith.

Communication with Directors and Executive Officers

Stockholders and others who wish to communicate with the Board of Directors or any individual director, including our independent chairperson, may do so by writing to the following address:

Board of Directors
Uber Technologies, Inc.
c/o Corporate Secretary
1515 3rd Street
San Francisco, California 94158

All such correspondence is reviewed by the Corporate Secretary’s office, which logs the material for tracking purposes. Our Board of Directors has asked the Corporate Secretary’s office to forward to the appropriate director(s) all correspondence, except for personal grievances, items unrelated to the functions of the Board of Directors, business solicitations, advertisements, and materials that are profane.

Availability of Corporate Governance Documents

Our corporate governance documents are available on the investor relations section of our website at www.uber.com. The information contained in, or that can be accessed through, our website is not a part of, or incorporated by reference in, this proxy statement. Additionally, copies of our Certificate of Incorporation, Bylaws, all standing Committee Charters, the Corporate Governance Guidelines, the Business Conduct Guide and Code of Ethics, Conflicts of Interest Policy, Stock Ownership Guidelines, Clawback Policy, and the Related Party Transactions Policy are available in print upon request by writing to the Corporate Secretary at Uber Technologies, Inc.,1515 3rd Street, San Francisco, California 94158.

34	Uber 2023 Proxy Statement	Director Compensation

Director Compensation

Fiscal 2022 Non-Employee Director Compensation

In 2022, we compensated our non-employee directors in accordance with a Director Compensation Policy established by our Compensation Committee in consultation with our Board of Directors, compensation consultants, Chief Executive Officer, and other members of our senior management team. The Director Compensation Policy is intended to reward our non-employee directors for their experience and performance, motivate them to achieve our long-term strategic goals, and help align our director compensation program with those of other leading U.S.- based publicly traded companies. On November 1, 2021, we amended our Director Compensation Policy, with changes that became effective in 2022, in order to align our Annual RSU Grant with the fiscal year that begins with our annual meeting of stockholders. As part of the plan to transition the date of the equity grant, each non-employee director received a "stub-period" RSU grant for their service from January 1, 2022 through May 8, 2022. We also approved our RSU Conversion and Deferral Program for Directors, which became effective as of May 9, 2022, the date of our 2022 Annual Meeting of Stockholders. We intend to periodically evaluate our Director Compensation Policy as part of our regular reviews of our overall compensation strategy.

The Director Compensation Policy that was effective for 2022 consisted of the following elements:

Description of Non-Employee Director Compensation	Amount
Cash Retainer for All Directors(1)	$ 50,000
Annual RSU Grant for All Directors(2)(3)	$ 275,000
Committee Additional Cash Retainer:(1)
Audit Committee Chair	$ 40,000
Compensation Committee Chair	$ 30,000
Nominating and Governance Committee Chair	$ 30,000
Non-Chair Audit Committee Member	$ 20,000
Non-Chair Compensation Committee Member	$ 15,000
Non-Chair Nominating and Governance Committee Member	$ 15,000
Chairperson of the Board Additional Cash Retainer(1)	$ 200,000
(1)	Earned daily and paid in arrears on a quarterly basis. Non-employee directors joining the Board of Directors after the beginning of the year receive a prorated cash retainer reflecting his or her actual period of Board service for the year. Non-employee directors may elect to receive all or a portion of any cash retainer in the form of RSUs pursuant to the RSU Conversion and Deferral Program for Directors and such RSUs are granted quarterly.
(2)	A non-employee director joining the Board of Directors after the beginning of the year receives a prorated Annual RSU Grant reflecting his or her actual period of Board service for the year.
(3)	Pursuant to our Director Compensation Policy, effective January 1, 2022, the Annual RSU Grant payable to non-employee directors is payable based on service for the fiscal year commencing at each annual meeting of stockholders. To facilitate the transition to the new payment schedule, in January 2022, we made a "stub-period" RSU grant to each of our non-employee directors for their service from January 1, 2022 through May 8, 2022, the day before the date of our 2022 Annual Meeting of Stockholders. We made the first Annual RSU Grants under the new policy on the date of our 2022 Annual Meeting of Stockholders, with such RSU grants vesting on the day prior to the 2023 Annual Meeting of Stockholders.

Our non-employee directors may elect to receive all or a portion of their earned cash retainers in the form of vested RSUs, pursuant to our RSU Conversion and Deferral Program for Directors. The program also allows non-employee directors to defer RSU grants to be issued in either (i) a single payment or (ii) three annual installments. A non-employee director may defer settlement and payout to another time either during his or her service or following termination of his or her service, at the non-employee director’s election. A non-employee director must generally make such RSU election and/or deferral election before the start of each calendar year. For the 2022 Annual RSU Grant, non-employee directors made their initial RSU election and/or deferral election in April 2022, as the RSU Conversion and Deferral Program for Directors became effective on the date of our 2022 Annual Meeting of Stockholders.

We do not pay meeting fees. We do offer reimbursements to our non-employee directors for their reasonable out-of-pocket expenses, including travel and lodging, incurred in attending meetings of our Board of Directors and committees.

Director Compensation	35

The following table summarizes all compensation awarded to, earned by, or paid to each of our non-employee directors during 2022.

Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)	Total ($)
Ronald Sugar	$ 295,000	$ 293,505	—	$ 588,505
Revathi Advaithi	$ 34,712	$ 309,803(4)(5)	—	$ 344,515
Ursula Burns	$ 42,151	$ 313,271(4)(5)	—	$ 355,422
Robert Eckert	$ 95,000	$ 293,505	—	$ 388,505
Amanda Ginsberg	$ 65,000	$ 293,505	—	$ 358,505
Wan Ling Martello	$ 80,000	$ 293,505	—	$ 373,505
Yasir Al-Rumayyan	$ 70,000	$ 293,505	—	$ 363,505
John Thain	$ 44,630	$ 314,455(4)(5)	—	$ 359,085
Alexander Wynaendts	$ 70,000	$ 293,505	$ 106,114(6)	$ 469,619
David Trujillo(7)	—	—	—	—
(1)	The amounts shown represent the cash portion of the annual retainers, committee chair retainers, committee member retainers, and Chairperson retainers. Any cash retainer amounts elected to be received as vested RSUs pursuant to our RSU Conversion and Deferral Program for Directors that were granted in 2022 are reflected in the Stock Awards column.
(2)	The amounts reflect the grant date fair value of RSUs, calculated in accordance with FASB ASC Topic 718 based on the market price of the shares subject to the award on the date of grant. Because our Director Compensation Policy and RSU Conversion and Deferral Program provide that the grant value (or pro-rated grant value for non-employee directors joining our Board of Directors after the beginning of the year) of the RSU grants made to our non-employee directors are converted into the number of shares underlying the award based on the average daily closing price per share of our common stock in the month prior to the grant date, the dollar amounts reported above will not match the dollar amounts identified pursuant to our Director Compensation Policy, including with regard to all or a portion of any cash retainer paid in the form of RSUs pursuant to the RSU Conversion and Deferral Program. All or a portion of the stock awards may have been deferred based on the non-employee director’s compensation election under our RSU Conversion and Deferral Program for Directors. As of December 31, 2022, our non-employee directors held the following RSUs:

Name	Aggregate Shares Subject to Outstanding Stock Awards (#)	Portion of Outstanding Stock Awards that is Vested and Deferred (#)
Ronald Sugar	8,402	—
Revathi Advaithi	8,994	592
Ursula Burns	9,120	718
Robert Eckert	8,402	—
Amanda Ginsberg	8,402	—
Wan Ling Martello	8,402	—
Yasir Al-Rumayyan	8,402	—
John Thain	8,402	—
Alexander Wynaendts	8,402	—
David Trujillo	—	—
(3)	Includes the one-time prorated annual RSU grant made in January 2022 to each of our non-employee directors for their service on our Board of Directors from January 1, 2022 through May 8, 2022, the first Annual RSU Grant made in May 2022 to each of our non-employee directors under our new policy, and for Mses. Advaithi and Burns and Mr. Thain, the RSU grant made pursuant to their elections under our RSU Conversion and Deferral Program for Directors with respect to their service on the Board of Directors and committees in Q3 of 2022.
(4)	This column does not reflect RSU grants to Mses. Advaithi and Burns and Mr. Thain that were made pursuant to their elections under our RSU Conversion and Deferral Program for Directors for their service on the Board of Directors and committees in Q4 of 2022, as such grants were made in January 2023. The grant date fair value of each such RSU grant, calculated in accordance with FASB ASC Topic 718 and based on the market price of the shares subject to the award on the date of grant, was $18,893, $23,049, and $24,395 for Ms. Advaithi, Ms. Burns, and Mr. Thain, respectively.
(5)	Each of Mses. Advaithi and Burns and Mr. Thain elected to receive some or all of the cash retainer fees due to them for their service on the Board of Directors and committees in vested RSUs pursuant to our RSU Conversion and Deferral Program for Directors. These RSUs are granted on a quarterly basis, following the applicable annual meeting of stockholders, and are fully vested at the time of grant.
(6)	Mr. Wynaendts received €100,180 for his role as a director of Uber Payments BV, a subsidiary located in the Netherlands. For purposes of this disclosure, we converted Mr. Wynaendts’ compensation from euros to U.S. dollars using the December 2022 month-end exchange rate, which was 1.059237.
(7)	As an employee of TPG, an investor in the Company, Mr. Trujillo elected to receive no compensation for his 2022 service on our Board of Directors.

36	Uber 2023 Proxy Statement	Executive Officers

Executive Officers

Name	Age	Position
Dara Khosrowshahi	53	Chief Executive Officer and Director
Nelson Chai	57	Chief Financial Officer
Jill Hazelbaker	41	Senior Vice President, Marketing and Public Affairs
Nikki Krishnamurthy	51	Senior Vice President and Chief People Officer
Tony West	57	Senior Vice President, Chief Legal Officer and Corporate Secretary

Dara Khosrowshahi. See “Director Nominees” above.

Nelson Chai. Mr. Chai has served as our Chief Financial Officer since September 2018. Prior to joining Uber, Mr. Chai was President and Chief Executive Officer of The Warranty Group, a provider of warranty solutions and underwriting services, from 2017 to 2018. From 2010 to 2015, Mr. Chai served in various senior management roles at CIT Group, Inc., a financial services company, including President from 2011 to 2015 and Chairman of CIT Bank NA from 2014 to 2015. Prior to CIT Group, Mr. Chai held senior management positions at Bank of America Corporation and Merrill Lynch & Co., including Executive Vice President and Chief Financial Officer from 2007 to 2008. Mr. Chai served as Executive Vice President and Chief Financial Officer of NYSE Euronext, Inc. and its predecessor company NYSE Group, Inc. from 2006 through 2007. Since 2010, Mr. Chai has served on the board of directors of Thermo Fisher Scientific Inc., a global provider of scientific instruments, software and laboratory services, where he is chair of the audit committee and a member of the nominating and governance committee. Mr. Chai serves on the Board of Overseers for the School of Arts and Sciences at the University of Pennsylvania.

Jill Hazelbaker. Ms. Hazelbaker has served as our Senior Vice President, Marketing and Public Affairs since June 2019. She was Senior Vice President, Communications and Public Policy from 2017 to 2019. From 2015 to 2017, Ms. Hazelbaker served as our Vice President, Communications and Public Policy. Prior to joining Uber, Ms. Hazelbaker was Vice President, Communications and of Communications and Public Policy of Snap Inc., a social media company, from October 2014 to October 2015. From January 2010 until October 2014, Ms. Hazelbaker held senior Communications and Public Policy roles at Google. Prior to joining Google, Ms. Hazelbaker served as Press Secretary to Mayor Michael Bloomberg’s re-election campaign in New York City in 2009 and as the Communications Director for Senator John McCain’s U.S. presidential campaign from 2007 to 2008.

Nikki Krishnamurthy. Ms. Krishnamurthy has served as our Chief People Officer since October 2018. Prior to joining Uber, Ms. Krishnamurthy served as Chief People Officer of Expedia from 2016 to 2018. From 2013 to 2016, Ms. Krishnamurthy was Vice President of Expedia Local Expert, a branch of Expedia that provides online concierge services, and prior to that, she held the role of Vice President of Human Resources for Expedia from 2009 to 2013. Previously, Ms. Krishnamurthy was Principal HR Consultant for Washington Mutual Card Services from September 2007 to September 2009.

Tony West. Mr. West has served as our Senior Vice President, Chief Legal Officer and Corporate Secretary since November 2017. Prior to joining Uber, Mr. West was Executive Vice President, Government Affairs, General Counsel and Corporate Secretary from 2014 to 2017 at PepsiCo Inc., a food and beverage company. Prior to joining PepsiCo, Mr. West served as Associate Attorney General of the United States from 2012 to 2014, after previously serving as the Assistant Attorney General for the Civil Division in the U.S. Department of Justice from 2009 to 2012. From 2001 to 2009, Mr. West was a partner at Morrison & Foerster LLP. He also served as Special Assistant Attorney General at the California Department of Justice from 1999 to 2001 and, prior to that, as an Assistant United States Attorney in the Northern District of California.

Security Ownership of Certain Beneficial Owners and Management	37

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the beneficial ownership of Uber’s common stock as of March 1, 2023 by:

(i)	each of our NEOs,
(ii)	each of our directors and nominees for director,
(iii)	all current directors and executive officers as a group, and
(iv)	each person or entity known by us to own beneficially more than 5% of our common stock based solely on Uber’s review of filings with the SEC pursuant to Section 13(d), 13(g) or Section 16 of the Exchange Act.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. The total number of shares outstanding as of March 1, 2023 was 2,013,871,932.

Unless otherwise indicated, the address for each beneficial owner listed in the table below is c/o Uber Technologies, Inc., 1515 3rd Street, San Francisco, California 94158.

Shares Beneficially Owned
Name of Beneficial Owner	Shares	% of Shares Outstanding
Directors and Named Executive Officers:
Dara Khosrowshahi(1)	2,441,099	*
Nelson Chai(2)	382,818	*
Jill Hazelbaker(3)	144,976	*
Nikki Krishnamurthy(4)	220,862	*
Tony West(5)	210,162	*
Revathi Advaithi(6)	10,988	*
Ursula Burns(7)	155,540	*
Robert Eckert(8)	28,069	*
Amanda Ginsberg(9)	13,519	*
Wan Ling Martello(10)	67,543	*
Yasir Al-Rumayyan(11)	73,228,782	3.64%
Ronald Sugar(12)	210,875	*
John Thain(13)	156,910	*
David Trujillo(14)	—	*
Alexander Wynaendts(15)	5,303	*
All current directors and executive officers as a group (15 persons)(16)	77,277,446	3.84%
Greater than 5% Stockholders:
Morgan Stanley(17)	147,334,351	7.32%
FMR LLC(18)	127,656,671	6.34%
The Vanguard Group(19)	117,715,663	5.85%

* Represents beneficial ownership of less than 1%

(1)	Consists of (i) 1,385,091 shares of common stock held by Mr. Khosrowshahi, (ii) RSUs for 199,710 shares of common stock, for which the service-based vesting condition would be satisfied within 60 days of March 1, 2023, and (iii) 856,298 shares of common stock subject to options held by Mr. Khosrowshahi that are exercisable within 60 days of March 1, 2023.
(2)	Consists of (i) 370,457 shares of common stock held by Mr. Chai and (ii) RSUs for 12,361 shares of common stock for which the service-based vesting condition would be satisfied within 60 days of March 1, 2023.

38	Uber 2023 Proxy Statement	Executive Officers

(3)	Consists of (i) 112,244 shares of common stock held by Ms. Hazelbaker and (ii) RSUs for 32,732 shares of common stock, for which the service-based vesting condition would be satisfied within 60 days of March 1, 2023.
(4)	Consists of (i) 190,617 shares of common stock held by Ms. Krishnamurthy and (ii) RSUs for 30,245 shares of common stock for which the service-based vesting condition would be satisfied within 60 days of March 1, 2023.
(5)	Consists of (i) 170,666 shares of common stock held by Mr. West and (ii) RSUs for 39,496 shares of common stock for which the service-based vesting condition would be satisfied within 60 days of March 1, 2023.
(6)	Consists of 10,988 shares of common stock held by Ms. Advaithi.
(7)	Consists of 155,540 shares of common stock held by Ms. Burns.
(8)	Consists of (i) 12,329 shares of common stock held by Mr. Eckert and (ii) 15,740 shares of common stock held by the Robert A. Eckert Living Trust, of which Mr. Eckert is the trustee.
(9)	Consists of 13,519 shares of common stock held by Ms. Ginsberg.
(10)	Consists of 67,543 shares of common stock held by Ms. Martello.
(11)	Consists of (i) 388,241 shares of common stock held by H.E Al-Rumayyan and (ii) 72,840,541 shares of common stock held by The Public Investment Fund. H.E. Al-Rumayyan is the Governor of The Public Investment Fund which is the sovereign wealth fund of the Kingdom of Saudi Arabia. The Board of Directors of The Public Investment Fund, consisting of His Royal Highness Mohammad bin Salman Al-Saud (Chairman), H.E. Ibrahim Abdulaziz Al-Assaf, H.E. Mohammad Abdul Malek Al Shaikh, H.E. Khalid Abdulaziz Al-Falih, H.E. Dr. Majid Abdullah Al Qasabi, H.E. Mohammed Abdullah Al-Jadaan, H.E. Mohamed Mazyed Altwaijri, H.E. Ahmed Aqeel Al-Khateeb, and H.E. Yasir Othman Al-Rumayyan, has dispositive power over the shares held by The Public Investment Fund by a majority of the votes of the Directors, with the Chairman having a casting vote. The address for The Public Investment Fund is P.O. Box 6847, Riyadh 11425, Kingdom of Saudi Arabia.
(12)	Consists of (i) 171,729 shares of common stock held by The Sugar Family Trust, of which Dr. Sugar is the trustee and (ii) 39,146 shares held by Dr. Sugar.
(13)	Consists of 156,910 shares of common stock held by Mr. Thain.
(14)	Mr. Trujillo does not beneficially own shares of common stock and does not receive stock compensation for his board service. See “Director Compensation” on page 45 and 46 for additional information.
(15)	Consists of 5,303 shares of common stock held by Mr. Wynaendts.
(16)	Consists of (i) 76,106,604 shares of common stock held by all our current directors and executive officers as a group and (ii) RSUs for 314,544 shares of common stock for which the service-based vesting condition would be satisfied within 60 days of March 1, 2023.
(17)	Based solely on a Schedule 13G/A filed on February 10, 2023, Morgan Stanley reported 147,334,351 shares of common stock beneficially owned, or that may be deemed to be beneficially owned, by certain operating units of Morgan Stanley and its subsidiaries and affiliates. Morgan Stanley reported that it has shared voting power with respect to 131,422,351 shares of common stock and shared dispositive power with respect to 147,334,351 shares of common stock. The address for Morgan Stanley is 1585 Broadway, New York, NY 10036.
(18)	Based solely on a Schedule 13G filed on February 9, 2023, FMR LLC (“Fidelity”) reported 127,656,671 shares of common stock beneficially owned, or that may be deemed to be beneficially owned, by certain operating units of Fidelity and its subsidiaries and affiliates. Fidelity reported that it has shared dispositive power with respect to 127,656,671 shares of common stock. The address for Fidelity is 245 Summer Street, Boston, MA 02210.
(19)	Based solely on a Schedule 13G filed on February 9, 2023, The Vanguard Group (“Vanguard”) reported 117,715,663 shares of common stock beneficially owned, or that may be deemed to be beneficially owned, by certain operating units of Vanguard and its subsidiaries and affiliates. Vanguard reported that it has shared voting power with respect to 1,352,366 shares of common stock and shared dispositive power with respect to 3,971,892 shares of common stock. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

39

Executive Compensation

Letter From Our Compensation Committee

Dear Stockholders,

Thank you for your continued support of Uber through another standout operational year. 2022 presented a challenging year for markets across all industries, particularly the tech industry; however, Uber achieved its strongest operational performance year ever. Below are highlights from the year that we hope provide useful context as you review the details of our 2022 executive compensation program in the Compensation Discussion & Analysis that follows.

2022 Highlights

Financial Results and Non-GAAP Profitability. In 2022, profitability was a key Company priority. We achieved our first free cash flow positive year and we realized adjusted EBITDA profitability in all four quarters. The Mobility business had a meaningful year with record Adjusted EBITDA margins and significant category position gains globally. Likewise, our Delivery business pivoted to Adjusted EBITDA profitability by achieving segment adjusted EBITDA of $551 million, an increase of 258% year-over-year. Although our Uber Freight business fell short of our financial targets due to a historical crash in shipping rates, we completed the Transplace integration and made significant operational changes in the second half of the year, which should set us up to grow digital brokerage volume by leaning into underpenetrated enterprise accounts and growing our mid-market segment. We also achieved and exceeded the pre-established targets for our 2022 key financial goals under our annual cash bonus plan and long-term equity incentive plan.

Pay-for-Performance. Given our strong financial performance in 2022, we achieved and exceeded the pre-established targets for our 2022 key financial goals under our annual cash bonus plan and long-term equity incentive plan. Additionally, the Compensation Committee chose not to adjust the results of the 2020 PRSUs despite the unexpected impact of the COVID-19 pandemic on the 2020 portion of the key financial performance metrics, which led to certain NEOs forfeiting a meaningful portion of their award. Further, the Compensation Committee chose to not adjust the three-year safety improvement targets for our 2020 PRSUs despite the impact of societal shifts during the COVID-19 pandemic on both critical sexual assault and motor vehicle crash fatality rates in the United States, which further reduced the payout of our 2020 PRSUs. We continue to strongly believe in pay-for-performance, whether positive or negative.

Human Capital Management. We refocused our workforce on our mission and values in 2022. In order to integrate values into our Company culture and day-to-day operations, each of our executive’s personal annual bonus goals included executing the activation of values into the day-to-day culture of the Company, as measured by culture questions on surveys distributed to employees across the Company. In addition, 20% of each executive officer’s 2022 PRSU awards were based on the achievement of DEI and safety goals, and each executive officer continued to have individual DEI goals under our annual cash bonus plan. Although results against targets remained mostly stable year over year, and some forward progress was made on several of our metrics, we did not reach our annual targets. However, we made substantial progress in our commitments to building racial equity internally and externally and successfully reduced employee attrition by over 30% versus 2021.

ESG. We continued our progress on our ESG goals in 2022 with the advancement of our zero emission commitments. We started the year with approximately 17,000 average monthly active electric vehicles on the platform and ended the year with approximately 45,700. Usage of our sustainable products (Uber Green, Uber Planet in LATAM, and Comfort Electric in the United States) has also grown by more than 150% year over year. We also submitted our science based targets to the Science Based Targets initiative (SBTi) for validation, and in 2023, Uber’s near and long-term science-based emissions reduction targets were approved by the SBTi.

Regulatory Progress and Driver and Courier Well-Being. This year, we welcomed the passage of two IC+ bills in Washington State and Chile. We also received a 30-month Transport for London-granted license to operate in London. Additionally, we signed agreements with four labor organizations with the aim of improving Driver and Courier well-being.

Moving into 2023

2023 Strategic Priorities. Our priorities for 2023 include achieving GAAP profitability, focusing on driving down defect rates and improving the consumer experience, further advancement of our IC+ model, and the achievement of ESG goals, including climate change, safety, and Driver and Courier well-being. These strategic business priorities are built into our 2023 executive compensation program. We are confident that these goals will keep us on the path towards sustained profitability and growth, while reimagining the way the world moves for the better.

Thank you for your continued support and investment in Uber.

Sincerely,

The Compensation Committee
Robert Eckert (Chair)

Amanda Ginsberg
Wan Ling Martello
Ronald Sugar
David Trujillo

40	Uber 2023 Proxy Statement	Compensation Discussion and Analysis

Compensation Discussion and Analysis

The following discussion and analysis of our executive compensation philosophy, objectives, and design, our compensation-setting process, our executive compensation program components, and the decisions made for the compensation of our named executive officers (NEOs) in 2022 should be read together with the foregoing letter from our Compensation Committee, and the compensation tables and related disclosures below. The discussion in this section contains forward-looking statements that are based on our current considerations and expectations relating to our executive compensation programs and philosophy. As our business needs evolve, the actual amount and form of compensation and the compensation programs that we adopt may differ materially from current or planned programs as summarized in this section.

2022 Named Executive Officers

Name	Title
Dara Khosrowshahi	Chief Executive Officer and Director
Nelson Chai	Chief Financial Officer
Jill Hazelbaker	Senior Vice President, Marketing and Public Affairs
Tony West	Senior Vice President, Chief Legal Officer and Corporate Secretary
Nikki Krishnamurthy	Senior Vice President and Chief People Officer

Key 2022 Business Highlights and Challenges2

The market in which we compete is constantly evolving, which requires continuous innovation and agility to remain competitive. Ensuring that we have strong, diverse talent with demonstrated ability to grow and scale while relentlessly focusing on our long-term strategic goals and driving long-term stockholder value, is critical to our success, and we believe this was proven out in 2022.

Despite 2022 being fraught with macroeconomic headwinds leading to an extremely challenging year for markets across all industries, and particularly in the tech industry, Uber achieved its strongest operational performance year ever. Our Gross Bookings grew 33% year-over year, ending at $115 billion, and we achieved our first free cash flow positive year. While we ended the year with a $9.1 billion net loss—impacted by a $7 billion net headwind (pre-tax) from revaluations of our equity investments—we delivered Adjusted EBITDA profitability in all four quarters, ending the year at $1.7 billion, a 321% increase year-over-year. The Mobility business had a standout year with $52.7 billion Gross Bookings, increasing 48% year-over-year, and delivered record Mobility Adjusted EBITDA margins and significant category position gains globally. Likewise, our Delivery business continued to show resilience, growing at a healthy rate and improving category position in a majority of our large markets, while meaningfully expanding profitability, by achieving Delivery Adjusted EBITDA of $551 million, an increase of 258% year-over-year. Although our Uber Freight business had a challenging year overall due to difficult market conditions and category-wide headwinds, Freight Revenue, including contributions from the acquisition of Transplace, increased year-over-year, ending 2022 at $6.9 billion, and we exited 2022 with one combined team, creating one of the world’s leading logistics technology platforms.

Certain key financial results and strategic and operational achievements are highlighted below, while full financial results, including reconciliations of the non-GAAP financial measures to the most comparable GAAP financial measures, are reflected in Appendix A, beginning on page 88 of this proxy statement and in our Annual Report on Form 10-K for the year ended December 31, 2022, which can be found at https://investor.uber.com/financials and on the SEC’s website.

2 Growth percentages for Gross Bookings reflected on a constant currency basis.

Key 2022 Business Highlights and Challenges	41

Additional Highlights:

✓     Both our Mobility and Delivery businesses either maintained or gained category position in the majority of our key markets

✓     Successfully expanded our Uber One cross-platform membership program, with over 40% of Delivery Gross Bookings now coming from Uber One, and Uber One is now available across 12 countries

✓     Reached an all-time high of 5.4 million monthly active Drivers and Couriers in Q4, an increase of 23% year-over-year

✓     Achieved net cash provided by operating activities of $642 million for the year

✓     Achieved positive free cash flow of $390 million for the year, and continue to maintain a strong liquidity position

✓     Uber Freight and Transplace were fully integrated, and now building one platform as we march toward our vision of building and end-to-end logistics platform

✓     Submitted science based emissions targets target to the Science Based Targets initiative (SBTi), which were subsequently approved in 2023 by SBTi, and continued momentum toward our zero emissions goal by increasing the number of monthly active zero emission vehicle drivers on our platform by 32,000 when comparing Q4 2021 to Q4 2022

✓     Regulatory wins on IC+ bills with local governments; a 30-month license granted to operate in London; agreements with four labor organizations

✓     Employee retention improved significantly year-over-year, and although our position against our DEI results remained stable year- over-year, we still have work to do

42	Uber 2023 Proxy Statement	Compensation Discussion and Analysis

Say-On-Pay Results and Investor Engagement

Our Board of Directors and our Compensation Committee deeply value the continued interest of and feedback from our stockholders on our executive compensation program, and we are committed to maintaining an active dialogue to ensure stockholder perspectives are thoughtfully taken into account. Since becoming a public company in 2019, we have continued to maintain strong engagement with our stockholders and have implemented many changes to our executive compensation programs, in response to their feedback. For example, we strengthened and added more structure to our annual incentive program (including defined metrics, weighting, and threshold and maximum levels of achievement), increased participation in and enhanced our performance-based long-term equity incentive program to include a majority of three-year performance measures, and updating our peer group to reduce the emphasis on large bellwether companies. These changes helped us obtain positive Say-on-Pay results of 94% in both 2021 and 2022.

We continuously seek feedback from our stockholders to ensure our program remains a strong, world-class executive compensation program that ensures we have the right tools in place to compete in the attraction, retention, and motivation of key talent, critical to the success of our business in pursuit of long-term stockholder value. We are committed to holding ourselves accountable to our stockholders and to ongoing robust investor engagement and dialogue as we evaluate the structure and effectiveness of our executive compensation program going forward.

Response to Say-On-Pay in 2022

Our investors express interest in certain components of our compensation program and we respond to this feedback by regularly reviewing and updating our compensation program, as described in the table below.

What We Heard	What We Did
Disclosure of Performance Metrics and Results: Disclose more details regarding performance metrics, specifically the strategic metrics, and results.	✓ Enhanced and increased the disclosure of our performance metrics and results, while continuing to provide high-quality and transparent disclosures throughout this Compensation Discussion & Analysis (CD&A).
ESG Goals: Include ESG goals in executive compensation, and ensure they are quantifiable and positively impact the business.	✓ Included quantifiable safety and DEI goals in our 2022 PRSUs and Driver and Courier well-being and climate change goals in our annual cash bonus plan for 2022, which we believe contribute to the success of our business.
Human Capital Management: Focus on HCM, in both the short- term and long-term, as well as attraction, retention, and well-being of employees.	✓ Focused on employee retention through the incorporation of goals into our annual cash bonus plan for 2022 to improve employees’ day to day experience and promote Uber’s values within our workplace. We also included DEI goals in our 2022 PRSUs.
Driver and Courier Well-being: Focus on ensuring that we have the best platform for Drivers and Couriers.	✓ Incorporated goals into our annual cash bonus plan to increase the number of monthly active Drivers and Couriers by enhancing their experience in an effort to have the best platform for them.

Compensation Philosophy, Objectives, & Governance	43

Evolution of Our Compensation Program

The Compensation Committee evaluates and responds to stockholder feedback by implementing changes to our compensation program that further align the interests of our executives with those of our stockholders. These changes ensure that our programs continue to support Uber's key priorities as they evolve year-over-year.

In 2023, we’ll continue to incorporate goals in both our short- and longer-term incentive programs that will align the interests of our executives with those of our stockholders, and ensure that we continue to focus and make progress on our ESG goals, including our DEI, safety, Driver and Courier well-being, climate, and HCM initiatives. Additionally, as a reflection of the current competitive market, our stock price performance and how our stockholders have fared, and our efforts to achieve GAAP operating income profitability, our annual equity grants for 2023 will be decreased by 10% per individual NEO compared to 2022 grants, and we incorporated stock-based compensation expense into our annual incentive financial goals for 2023.

Compensation Philosophy, Objectives, & Governance

Philosophy and Objectives. We operate in rapidly evolving and highly competitive markets worldwide. To succeed in these environments and execute our long-term strategic goals of building our platform and achieving GAAP operating income profitability, we believe we must increase the scale of our global network, continue to develop and update our technology, use our product expertise and operational excellence, partner with our employees, platform users, and the cities and communities we serve, and encourage our executives to model and reinforce our mission and values. In order to promote long-term stockholder value creation and link the compensation of our executive officers to these long-term strategic goals and key drivers of our business, the primary focus of our compensation philosophy and program is on the long-term elements of target total compensation.

Process and Governance. Our executive compensation program is designed to achieve the following objectives:

44	Uber 2023 Proxy Statement	Compensation Discussion and Analysis

The total compensation package for our executive officers consists primarily of a combination of base salary, annual cash bonuses, and long-term equity incentives.

Our Compensation Committee regularly evaluates our executive compensation philosophy, objectives, program, and practices as we continue to look for ways to further evolve our compensation program in order to attract, motivate, and retain executives critical to the ongoing success of our business and the creation of long-term stockholder value, to align pay with performance, and to generate long-term stockholder value. The Compensation Committee also focuses on responding to evolving pay practices of other leading U.S. publicly-traded companies, particularly those among our peer group, responding to pay governance trends, and considering the views of our stockholders and the recommendations of our compensation consultants. The market in which we compete is constantly changing and being disrupted, and requires continuous innovation and agility to remain competitive. This is the key reason we believe it is important that the compensation structure we establish provides us an adequate level of flexibility to enable us to incentivize management to adjust priorities and make the strategic decisions that are often necessary for us to succeed in the dynamic market in which we operate.

Compensation Philosophy, Objectives, & Governance	45

We established a number of policies and practices, listed below, to support our compensation philosophy, improve our compensation governance, and drive performance that aligns executives’ and stockholders’ interests.

WHAT WE DO
•	Solicit stockholder feedback on our compensation program and potential enhancements through a robust year-round investor engagement program
•	Design our executive compensation program such that a significant portion of our compensation is at risk based on the achievement of measures we believe drive the creation of long- term stockholder value
•	Maintain stock ownership guidelines for our executive officers and directors, including a rigorous 10x base salary requirement for our CEO, and stock retention guidelines
•	Ensure executive accountability through a robust Clawback Policy applicable to certain cash and equity compensation awarded to our executive officers
•	Retain an independent compensation consultant
•	Review our peer group on an annual basis
•	Include ESG performance metrics tied to our mission and values, including DEI, climate, and safety measures, which support a strong culture and address the interests of a wide array of stakeholders
WHAT WE DON’T DO
•	Allow hedging of Uber stock by directors or employees
•	Allow pledging of Uber stock by directors or employees for margin loans or similar speculative transactions
•	Sponsor special benefit or retirement plans that are exclusive to the executive team
•	Single-trigger acceleration following a change in control
•	Excessive perquisites
•	Encourage unnecessary and excessive risk taking
•	Provide excise tax (golden parachute) gross-ups
•	Provide supplemental retirement and pension benefits
•	Provide guaranteed bonuses or uncapped incentive award opportunities

Role of Management, Consultants, and Our Compensation Committee

Our Compensation Committee oversees and provides strategic direction to management regarding all aspects of Uber's executive compensation programs, including setting the form and amount of compensation paid to our CEO and all executive officers, in addition to reviewing Uber’s broader human capital strategies. In carrying out its responsibilities, the Compensation Committee retained and sought the advice of Semler Brossy Consulting Group, an independent national compensation consulting firm, and Jim Williams, an independent compensation advisor, to advise the Compensation Committee regarding the Company’s executive compensation program, peer group, and other executive compensation-related matters. Our CEO provides input to the Compensation Committee with respect to the compensation of the NEOs other than himself, and reviews the individual performance of each officer other than himself with the Compensation Committee. The chart below summarizes the roles that management, compensation consultants, and our Compensation Committee play.

46	Uber 2023 Proxy Statement	Compensation Discussion and Analysis

Compensation Setting Process. In setting the form and amount of compensation to be paid to each executive officer, including our CEO, the Compensation Committee reviews the total target compensation for our executive officers and considers developments in compensation practices, governance trends, competitive data, and the views of our stockholders and the recommendations of our compensation consultants. Our CEO provides input to the Compensation Committee with respect to the compensation and individual performance of each NEO other than himself. He does not participate in the deliberations or determination of his own compensation. The chart below summarizes our process for setting compensation.

Use of Peer Group. The Compensation Committee regularly reviews the appropriateness of the peer group used for purposes of evaluating executive officer compensation. For 2022, as part of our standard peer group review cycle, and considering input from our compensation consultants, the Compensation Committee analyzed our peer group and determined the group continues to accurately reflect our peer companies and no changes were necessary. While we acknowledge that our peer group contains a few companies that are significantly larger, we consistently compete with those companies for talent and the Compensation Committee believes it is important to be aware of pay levels at our most competitive talent destinations and sources. We continue to believe our peer group is appropriate as the companies we include are technology and consumer-facing companies that are appropriately sized and are business and talent competitors.

In developing the peer group, the Compensation Committee considered a variety of factors, including:

•	Business Dynamics: The peer group includes other U.S.-based publicly traded companies in related industries and prioritizes companies that share similar business dynamics with us. The Compensation Committee reviewed companies from a wide range of industries, including other technology platforms, software, logistics, travel, and transportation. The foundation of our platform is our massive network, leading technology, operational excellence, and product expertise. Although we are classified as a Transportation company under Standard and Poor’s Global Industry Classification Standard, we primarily compete with other leading technology companies for expertise that allows us to set the standard for powering movement on-demand, provide platform users with a contextual, intuitive interface, continually evolve features and functionality, and deliver safety and trust.
•	Talent Flows: We are always competing for the best talent with other technology companies and the broader market. A primary factor considered by the Compensation Committee was our actual experience in the talent market for executive officers. Based on a review in 2022, more than one-third of executives and senior management have come directly from or have been previously employed by companies in our peer group. To our knowledge, none of our executives or senior management have been sourced from transportation and logistics companies. Based on our actual experience, we do not believe non-technology companies in industries like transportation and logistics are the appropriate comparators for our business.

2022 Executive Compensation Program Key Components	47

•	Size and Scale: Our peer group represents a portfolio of companies, some of which are much smaller than Uber and some much larger, but generally reflects companies with which we aggressively compete for talent. In 2021, we made changes based on stockholder feedback to reduce the weighting on significantly larger peers and to ensure the peer companies are, on balance, appropriately sized and important talent and business competitors. Uber’s revenue and market capitalization were positioned at approximately the median of the resulting peer group as of July 2022, when last reviewed and approved by the Compensation Committee.

The following companies represent the peer group we used in evaluating the competitiveness and appropriateness of our 2022 compensation program:

2022 Peer Group
Adobe	eBay	Netflix	Square
Airbnb	Expedia	Oracle	Tesla
Alphabet	Intuit	PayPal	Twitter
Amazon.com	Lyft	salesforce.com	Visa
Booking Holdings	Meta	Spotify	VMware
DoorDash

While the Compensation Committee considers peer data to be a helpful reference to assess the competitiveness and appropriateness of our executive compensation program, the Compensation Committee applies its own business judgment and experience to determine individual compensation and does not set or target the compensation of our executives at specific levels or within specified percentile ranges relative to peer company pay levels. Our Compensation Committee will continue to work with our CEO and our compensation consultants to position pay based on a variety of factors, including market data for executive compensation drawn from our peer group.

The Compensation Committee supplements the peer group analysis with references, as a touchstone and without specifically benchmarking to any given level, compensation data of broader technology and consumer companies to better understand our broader competitive positioning.

2022 Executive Compensation Program Key Components

The components of our 2022 compensation program are base salaries, annual cash incentives, and long-term equity incentives in the form of RSUs, PRSUs, and for Mr. Khosrowshahi, stock options. We also provide certain other benefits, as described under the heading “Other Benefits.” In order to promote long-term stockholder value creation and link compensation to the key Drivers of our business, our primary focus is on the long-term elements of target total direct compensation. Under our executive compensation program, 96% of Mr. Khosrowshahi’s 2022 target total direct compensation was variable and at risk, and on average, 92% was variable and at risk for our other NEOs.

48	Uber 2023 Proxy Statement	Compensation Discussion and Analysis

A summary of our key pay elements and the rationale for each element is set forth in the following table:

Base Salary

We provide base salary as a fixed source of compensation for our executive officers for their day-to-day responsibilities, allowing them a degree of certainty in the face of having a substantial percentage of their compensation at risk in the form of equity awards and bonuses contingent on the achievement of specific performance objectives. Our Compensation Committee recognizes the importance of base salaries as an element of compensation that, in certain circumstances, can help attract and retain the highest level of talented and experienced executive officers.

Each executive’s base salary is determined based upon a number of factors, including each executive’s skills, experience, performance, value in the marketplace and criticality of the role, internal pay equity, and competitive market data. In connection with our annual performance reviews in March of 2022, we determined it was appropriate to increase Ms. Krishnamurthy’s base salary by 16.67% in order to align her compensation with those of her peers based on competitive market data, while maintaining 2021 base salary levels for the remaining NEOs.

The table below reflects the base salary at the rate in effect for each NEO as of the end of 2022.

Name	2022 Base Salary	2021 Base Salary	% Change from 2021
Dara Khosrowshahi	$ 1,000,000	$ 1,000,000	0%
Nelson Chai	$ 800,000	$ 800,000	0%
Jill Hazelbaker	$ 800,000	$ 800,000	0%
Tony West	$ 800,000	$ 800,000	0%
Nikki Krishnamurthy	$ 700,000	$ 600,000	16.7%

Annual Cash Bonus

Our annual cash bonus plan creates a direct relationship between individual bonus amounts and key business performance metrics of the Company that align with the interests of our stockholders. Each year, the Compensation Committee establishes a target bonus amount for each NEO, determined as a percentage of base salary. The actual bonuses earned by each NEO are conditioned upon the achievement of certain Company-wide performance goals established by the Compensation Committee and are also conditioned upon the achievement of individual performance goals, which are unique to each NEO. Following the close of the fiscal year, the Compensation Committee conducts a comprehensive review of the level of attainment of the Company-wide performance goals and each NEO’s individual performance, and determines the bonus payout earned by each NEO. In connection with our annual performance reviews in March 2022 and after reviewing our NEO compensation levels as compared to our competitors, we determined it was appropriate to increase Ms. Krishnamurthy’s target bonus in order to align to the desired compensation level based on competitive market data. Additionally, we determined that it was appropriate to increase Mr. West’s target bonus to ensure that his compensation was competitive with other top legal officers within our peer group, and to account for the particularly complex and evolving legal and regulatory environment in which we operate for which Mr. West has overall responsibility.

2022 Executive Compensation Program Key Components	49

The table below details the target annual cash bonus opportunity for each NEO for 2022:

Name	2022 Target Bonus	2021 Target Bonus	% Change from 2021
Dara Khosrowshahi	$ 2,000,000	$ 2,000,000	0%
Nelson Chai	$ 800,000	$ 800,000	0%
Jill Hazelbaker	$ 800,000	$ 800,000	0%
Tony West	$ 1,600,000	$ 800,000	100%
Nikki Krishnamurthy	$ 700,000	$ 600,000	16.7%

2022 Annual Cash Bonus Plan Goals

In 2022, we continued to evolve the strategic and operational priorities in our annual cash bonus plan, taking into account stockholder feedback received in 2021. The Compensation Committee believes the plan design and chosen measures and weighting are responsive to our stockholders, and appropriate to incentivize achievement of certain long-term corporate goals that we believe further our long-term strategic and overall profitability goals. Additionally, the Compensation Committee established individual performance goals for our NEOs which can increase or decrease the bonus payable to each NEO by 50-150% based on individual performance (with a maximum bonus payable to each NEO capped at 200% of target). The Compensation Committee believes this provides a structure for recognizing individual achievement and holding each NEO accountable for his or her personal performance (as described later in the bonus payout section, individual modifiers for 2022 were determined to be 100%, and therefore did not have an impact on bonus payouts). Below is a high level summary of the structure of our 2022 Annual Cash Bonus Plan:

Company Goals

60%
Financial

- 20% Gross Bookings
- 40% Adjusted EBITDA

→

- **Goals:** Threshold, target, and maximum goals established at start of year
- **Measurement:** 100% formulaic
- **Payout Range:** 50% - 200% of target bonus (0% payout if threshold goal not achieved)

40%
Strategic & Operational Priorities

- 5 equally weighted priorities (each 8%)

→

- **Goals:** Targets established at start of year
- **Measurement:** Performance evaluated against pre-established quantitative metrics
- **Payout Range:** 50% - 200% of target bonus

X (Company results above multiplied by modifier below)

Individual Modifier
50%-150%

- Specific individual and/or functional goals

→

- **Goals:** Mixed quantitative & qualitative goals established at start of year
- **Measurement:** Performance evaluated against pre-established objective metrics
- **Modifier Range:** 50% - 150% of Company results

Maximum overall payout is capped at 200% of target bonus

50	Uber 2023 Proxy Statement	Compensation Discussion and Analysis

2022 Annual Cash Bonus Payouts

Based on the Compensation Committee’s evaluation of our overall fiscal 2022 performance against the metrics established at the beginning of 2022, as highlighted above and described in detail below, the annual cash bonus payout for each NEO was as set forth in the table below. The Committee determined that the Company Goals component of the annual cash bonus paid out at 146.9% based on the level of achievement against the Company Goals pre-set at the beginning of 2022 (as described in further detail below). While the level of achievement of the Company Goals component of the annual cash bonus is measured based on pre-set, formulaic metrics and does not allow for any discretionary adjustments by the Compensation Committee, the Compensation Committee may adjust the final payout of the annual cash bonus on the basis of individual performance. Although the Compensation Committee recognized the exemplary performance of each NEO over the course of the year, as measured against the NEOs’ pre-set individual performance metrics (as discussed in detail below), it also recognized that 2022 was a year fraught with macroeconomic headwinds leading to an extremely challenging year for markets across all industries. Taking this into account, it determined that it was appropriate to not provide an upward adjustment on the basis of individual performance for any of the NEOs in order to further align the interests of our NEOs with the interests of our stockholders. The table below sets forth the final bonus payouts for 2022 for each NEO:

Name	Target Incentive	Company Performance %	Individual Performance %	Final Payout %	FY22 Incentive Payout
Dara Khosrowshahi	$ 2,000,000	146.9%	100%	146.9%	$ 2,937,200
Nelson Chai	$ 800,000	146.9%	100%	146.9%	$ 1,174,880
Jill Hazelbaker	$ 800,000	146.9%	100%	146.9%	$ 1,174,880
Tony West	$ 1,600,000	146.9%	100%	146.9%	$ 2,349,760
Nikki Krishnamurthy	$ 700,000	146.9%	100%	146.9%	$ 1,028,020

2022 Executive Compensation Program Key Components	51

2022 Annual Cash Bonus Plan Achievement - Company Goals

The discussion below summarizes each component of the Company goals for our 2022 Annual Cash Bonus Plan and the level of achievement assigned to each component by the Compensation Committee. For 2022, the Compensation Committee set the target for each goal higher than both the target and achievement earned in 2021. A summary of achievement for our 2022 Annual Cash Bonus Plan is immediately below, and a detailed discussion of the results follows.

52	Uber 2023 Proxy Statement	Compensation Discussion and Analysis

Financial Goals (60% Weighting)

✓   Gross Bookings. In 2022, we beat our Gross Bookings targets despite foreign exchange pressure in the second half of the year, with Gross Booking growing 33% year over year (YoY) on a constant currency basis. This growth was driven by continued improvements across key areas such as pricing, supply, and in the marketplace, which translated to category position improvements and allowed us to outperform our targets. Both our Mobility and Delivery businesses improved YoY, with our Mobility business surpassing Gross Booking levels from 2019, prior to the impact of the COVID-19 pandemic.

✓   Adjusted EBITDA. 2022 Adjusted EBITDA improved YoY by approximately $2.5 billion, significantly exceeding our targets as our growth outperformed our goals by a wide margin. This was driven by cost improvements, demonstrating strong operating leverage, and our focus on improving the Driver and Courier experience and Driver supply hours. With an uncertain global macroenvironment emerging in 2022, we remained rigorous on costs, disciplined on headcount, and balanced on capital allocation, which combined with strong technical and operational capabilities, left us well positioned to deliver expanding profitability throughout 2022. Our Mobility business had a standout year with record Adjusted EBITDA margins of 6.3% (as a percent of Gross Bookings), and our Delivery business significantly over performed on Adjusted EBITDA, ending 2022 with $551 million, an increase of 258% YoY.

Strategic & Operational Priorities (40% Weighting)

At the beginning of 2022, the Compensation Committee established five key strategic and operational priorities that we believe furthered our long-term strategy and aligned with our missions and values as a company. These strategic and operational priorities were a mix of quantitative metrics based on objective criteria and were each equally weighted (i.e., 8%) in the bonus formula, accounting for 40% of the annual cash bonus. Uber has always been a company that embraces change and flexibility in order to respond to evolving market conditions and opportunities, as well as a company that values and encourages problem-solving and speed, and we believe that the priorities we established for our 2022 Annual Cash Bonus Plan reflect the current state of our business and incorporate stockholder feedback. We believe that the balance of strategic and operational quantitative goals provides a comprehensive and robust system for the measurement of our NEOs’ performance, while enabling the Company to embrace the pace of change and the importance of innovation and agility in the market in which we operate.

Performance against each of the strategic and operational priorities was evaluated at the end of 2022, with such assessment described below:

✓      Build robust membership program across Mobility and Delivery. We exceeded our internal target of a 20% Gross Bookings coverage from members and ended the year with members generating more than a quarter of Uber’s total Gross Booking and over 40% of our U.S. Delivery Gross Bookings. By the end of 2022, our Uber One membership program nearly doubled to approximately 12 million members and Uber One was live in 12 countries, giving 83% of our users access to the membership.

✓      Maintain or gain category position (CP)[3] for Mobility and Delivery globally. In 2022, our CP for our Delivery business reached an all- time high in several of our key markets and maintained or gained CP in all but three of our top markets, including in the United States, Spain, Japan, and Canada. Our Mobility business maintained or gained CP in most of our key markets through 2022, including in the United States where CP reached near six-year-highs in late December 2022, and in Mexico, where CP gained six percentage points.

✓       Creation and implementation of DEI strategies that move our Company-wide DEI goals forward. With the help of our Chief Diversity Officer, each executive officer created and implemented DEI strategies for their respective organizations. Although results against targets remained mostly stable YoY, and some forward progress was made on several of our metrics (including our overall number of women employees, women managers, underrepresented people (URP)[4] overall, and URPs at the senior analyst level and above), we did not reach our annual targets. However, we did make substantial progress in our commitments to building racial equity internally and externally. In 2020 we established the Racial Equity Leadership Council to ensure accountability and to operationalize these commitments. Of our 16 racial equity commitments we pledged to fulfill by 2025, 11 were fulfilled in 2022.

✓      Improve Employee Retention. We successfully reached our goal of reducing voluntary attrition within the Company. Our voluntary attrition at the end of 2022 was approximately 35% lower than at the end of 2021. While some of this decrease may be attributable to external factors (e.g., macroeconomic, reductions in force at many of our peer companies and in the broader tech market), our employee survey scores show continued satisfaction with Uber as a place to work and therefore a place where employees want to stay and continue to help us achieve our long-term goals. Given the mixed internal and external factors impacting this metric, the Compensation Committee chose to rate it as a "met" and not "exceed" despite significantly exceeding our goal for 2022.

✓      Best Platform for Drivers and Couriers. In 2022, as a result of our focus on Driver and Courier well-being and product innovation, monthly active Drivers and Couriers increased by 23%, with our global Driver and Courier base now at an all-time high of almost 5.4 million, with record levels of Driver and Courier engagement. The roll out of a suite of new product features, including Upfront Fares and Upfront Destination, that represent a foundational change in the Driver experience has resulted in an increase in session conversions and trips.

3    Category position is based on internal estimates based on our billings and estimated billings of other ridesharing platforms and/or food delivery platforms as of the last week of the applicable period. Billings represents the sum of the amounts billed to the consumer, as listed on the receipt after discounts and credits.

4    Uber categorizes United States employees as URP if they self-identify into the following demographic categories: Black or African American, Hispanic or Latino, American Indian or Alaska Native, Native Hawaiian or Other Pacific Islander, or Two or More Races.

2022 Executive Compensation Program Key Components	53

2022 Annual Cash Bonus Plan Achievement - Individual Modifier

At the beginning of 2022, the Compensation Committee established strategic and functional goals that contribute to our long-term strategy and align with the mission and values of our Company for each NEO on an individual basis. As discussed above, although the Compensation Committee may adjust the final payout of the annual cash bonus upward or downward by 50-150% on the basis of individual performance after determination of the formulaic Company-wide achievement, and despite the Compensation Committee recognition of the exemplary performance of each NEO over the course of the year (as described in detail in the section below), it also recognized that 2022 was a year fraught with macroeconomic headwinds leading to an extremely challenging year for markets across all industries. Taking this into account, it determined that it was appropriate to not provide an upward adjustment on the basis of individual performance for any of the NEOs in order to further align the interests of our NEOs with the interests of our stockholders.

While each NEO’s goals were established on an individual basis, the Compensation Committee chose two goals that applied to multiple NEOs, as discussed below.

•	Activate values into Company culture and day to day. Each of our NEOs’ personal goals included executing the activation of values into the day-to-day culture of the Company, as measured by culture questions on internal employee experience surveys distributed to employees across the Company, including to employees on each of the NEOs’ teams. Each of the NEOs succeeded in achieving this goal, as indicated by the seven percentage point improvement in measures that indicate how employees are experiencing our values. Additionally, all year-end key employee survey results increased positively since the mid-year survey, demonstrating that the NEOs made progress on this goal continuously.
•	Execute on constructive M&A integrations activities. Messrs. Khosrowshahi, Chai, and West and Ms. Krishnamurthy each had the goal of executing strategic deals and the resulting integration activities. Messrs. Khosrowshahi, Chai, and West and Ms. Krishnamurthy achieved core objectives through the divestiture of Routematch and several strategic acquisitions and investments (e.g., CarNextDoor) which positioned us to continue growing our key businesses (e.g., enter adjacent P2P marketplace, offer restaurant partners a strong alternative to a competitor, and accelerate B2B software development for Drizly). Additionally, Messrs. Khosrowshahi, Chai, and West executed impactful capital markets transactions (e.g., the monetization of our Zomato stake for $376 million and the amendment and extension of our cash revolver for $2.2 billion). Ms. Krishnamurthy also led the launch of Uber Freight as a standalone business within the Company and successfully integrated Cornershop employees into the Company from a human resources perspective.

The table below sets forth the individualized performance goals of each NEO established at the beginning of 2022 and summarizes the results assessed by the Compensation Committee in determining whether to modify the annual cash bonus payment. As noted above, the Compensation Committee did not choose to modify the annual cash bonus payments through a downward or upward adjustment from the individual modifier.

Dara Khosrowshahi
Increase cross-platform engagement

• Improved the percentage of Gross Bookings generated by cross-platform users against the baseline by two percentage points in markets where our Delivery and Mobility businesses operate

• Grew the percentage of monthly active platform consumers that are cross-platform users against the baseline by 0.6 percentage points in markets where our Delivery and Mobility businesses operate

Make progress on climate change commitments

• Submitted science based targets to the SBTi for validation and in 2023, Uber’s near and long-term science-based emissions reduction targets were approved by the SBTi

• Continued momentum against zero emissions goal by increasing the monthly active zero emission vehicle drivers on the platform by 32,000 when comparing Q4 2021 to Q4 2022

Nelson Chai
Deliver on cost savings and efficiency	• Drove significant improvement in GAAP operating costs, reducing from 11.5% of Gross Bookings in Q4 of 2021 to 10.5% of Gross Bookings in Q4 of 2022, approximately 100 bps improvement year over year–driven by progress across most key cost areas, combined with continued discipline on fixed costs resulted in significant efficiencies and cost savings
Maintain and build liquidity to fund growth beyond reaching profitability

•  Achieved being free cash flow positive for 2022 at $390 million

• Executed impactful capital markets transactions and continued to maintain a strong liquidity position, ending the year with $4.3 billion in unrestricted cash, cash equivalents, and short-term investments

54	Uber 2023 Proxy Statement	Compensation Discussion and Analysis

Jill Hazelbaker
Continue to drive demand across Uber products

• Consideration for our Mobility offering remained stable or increased in all priority markets, and either met or exceeded target in four out of seven priority markets

• Consideration for our Delivery offerings largely remained stable. Consideration for Grocery, Alcohol, and Convenience remained stable or increased in all priority markets

• Consideration of Uber One saw strong results with all markets reaching or exceeding targets

Deliver new users and increase engagement through performance marketing

• Notable progress on investment efficiency throughout 2022 across Mobility and Delivery as a result of creative optimization, audience targeting, and bidding optimization, despite challenging funding restraints throughout the second half of the year

• Driver and courier efforts adjusted city tiering to put investments where it was needed most, driving more driver and courier signups and supply hours throughout 2022. Driver efforts over delivered on supply hour generation, contributing to a more balanced marketplace

Regulatory progress

•  Established four labor organization partnerships globally

•  Advanced Uber’s vision of IC+ by supporting two IC+ bills in Washington State and Chile

•  Renewed Uber London license directly from Transport for London for the first time in approximately six years

Tony West
Reduce Uber’s risk profile

•  Reduced legal and regulatory payouts against reserves by 47% in 2022

•  Maximized in-house staffing model for more efficient use of external spend, reduced outside counsel spend by approximately 25%

• Recovered $19.6 million and prevented $85 million in platform fraud losses by mitigating vulnerabilities, enabling millions of dollars to be invested back into the business

Regulatory progress

•  Over 70 personal engagements with critical stakeholders, including policymakers, regulators, advocacy groups, and civil rights organizations around the world to build partnerships and collaborate on safety, future of work, sustainability, privacy, and access to medical and emergency services

•  Established four labor organization partnerships globally

•  Advanced Uber’s vision of IC+ by supporting two IC+ bills in Washington State and Chile

•  Championed and exceeded progress targets for advancing the implementation of Proposition 22 in California

•  Renewed Uber London license directly from Transport for London for the first time in approximately six years

Nikki Krishnamurthy
Implement Uber’s hybrid work approach	• Implemented a hybrid work approach to allow employees to work where they need to be productive • Increased favorability in November from July as measured by internal employee experience surveys
Improve Uber’s hiring	• Met hiring goals in 2022 with approximately 8,300 external candidates hired, excluding internal transfers, despite slowing the pace of hiring in the second half of the year

Long-Term Equity Incentives

In 2022, we continued to use equity incentives as a key component of our total compensation package for our NEOs. Consistent with our compensation objectives, we believe this approach allows us to attract and retain the highest level of talented and experienced executive officers, aligns our executive officer incentives with the long-term interests of our Company and our stockholders, and ultimately drives long-term stockholder value. Early in the year, the Compensation Committee reviews and approves annual equity awards for our NEOs, and awards are granted in March.

2022 Executive Compensation Program Key Components	55

In determining the form, size, frequency, and material terms of NEO equity awards, our Compensation Committee customarily considers, among other factors, each executive officer’s role criticality relative to others at our Company and the Company’s major strategic initiatives, Company and individual performance, the equity awards provided to executive officers in similar roles of our peer companies, and the determination of our Compensation Committee, Chief Executive Officer, and compensation consultants of the essential need to retain these executive officers.

Our compensation program is intended to achieve alignment between our long-term strategic goals and our stockholders’ interests, and be grounded in our pay for performance philosophy and our mission and values. Half of the annual equity awards to our CEO and CFO are in the form of PRSUs, which ties them directly to key financial and operational priorities. In 2021, we extended the PRSUs to other NEOs as well to create alignment across the executive team. We established the PRSUs weighting at one-third of the annual equity awards after a review of our peer practices and in response to our direct experience in the current highly competitive talent market. In 2022, we added stock options to the compensation mix for Mr. Khosrowshahi in lieu of the time-based RSU award he would otherwise have been granted, which ties Company stock performance to the value received. We will continue to monitor the equity mix in the future to ensure it appropriately balances incentives, alignment, and retention.

RSUs

Time-based RSUs are granted to NEOs to incentivize executives to build value in the Company over time and align equity ownership with our stockholders, while continuing to provide value to our NEOs during periods of market volatility. Our RSUs typically vest over four years.

PRSUs

Performance-based RSUs, while previously only granted to certain NEOS, are now granted to all of our NEOs to drive the achievement of key financial, operational, and strategic objectives, which aligns the interests of our executives and stockholders. At the beginning of each performance period, the Compensation Committee establishes financial and strategic goals with metrics that are 100% quantitative for the PRSU Awards. The PRSU Awards vest based on the achievement of those specified pre-established quantitative targets at the end of the three-year performance period.

The following are the outstanding PRSU award cycles as of December 31, 2022, illustrating the evolution of our PRSU program over the past three years.

Grant Year	Participating NEOs	Performance Period	Performance Metrics
2022	Mr. Khosrowshahi Mr. Chai Ms. Hazelbaker Mr. West Ms. Krishnamurthy	2022-2024	• Annual Adjusted EBITDA Margin(1) (13.3% for each of 2022, 2023, 2024) • Gross Bookings Growth (40%) • ESG (20%) o DEI (10%) o Safety Improvement (10%) • Relative TSR Modifier
2021	Mr. Khosrowshahi Mr. Chai Ms. Hazelbaker Mr. West Ms. Krishnamurthy	2021-2023	• Annual Adjusted EBITDA Margin(2) (13.3% for each of 2021, 2022, 2023) • Revenue Growth (40%) • ESG (20%) o DEI (10%) o Safety Improvement (10%) • Relative TSR Modifier
2020	Mr. Khosrowshahi Mr. West Ms. Krishnamurthy	2020-2022	• Annual Key Financial Targets (25% for each of 2020, 2021, 2022) o Gross Bookings o Mobility & Delivery Segment Adj. EBITDA o Adjusted EBITDA • ESG (25%) o DEI (12.5%) o Safety Improvement (12.5%)
(1)	Adjusted EBITDA as a percentage of Gross Bookings
(2)	Adjusted EBITDA as a percentage of Revenue

Stock Options

In 2022, we added stock options to the mix of Mr. Khosrowshahi’s long-term equity incentive compensation in order to further reinforce stockholder value creation in our long-term incentive program. This further aligns his interests with those of stockholders by tying the Company’s stock performance to the potential value received. The stock options were added in lieu of a portion of the time-based RSUs that would otherwise have been granted to Mr. Khosrowshahi as part of his equity compensation. As a result, 75% of Mr. Khosrowshahi’s target annual equity opportunity is subject to total stockholder returns and incentivizes performance that extends beyond our three-year PRSU program.

56	Uber 2023 Proxy Statement	Compensation Discussion and Analysis

Information regarding prior years’ stock option grants to Messrs. Khosrowshahi, Chai, and West, and Ms. Krishnamurthy, including performance based vesting conditions is contained in the table “Outstanding Equity Awards as of December 31, 2022.”

2022 Equity Awards

In 2022, our Compensation Committee granted a combination of RSUs, PRSUs, and, in the case of Mr. Khosrowshahi, stock options, to our NEOs. Our PRSU awards are subject to the structure described below and vest at the end of a three-year period. Our RSU awards granted in 2022 to our NEOs other than Mr. Khosrowshahi vest over four years on a monthly basis. RSUs and stock options granted in 2022 to Mr. Khosrowshahi vest 25% per year over four years, providing additional retentive value through annual cliff vesting.

The Compensation Committee felt it was necessary and appropriate to increase Mr. Khosrowshahi’s 2022 annual equity grant to ensure his annual compensation remains competitive with his peers. Since joining Uber in 2017, Mr. Khosrowshahi had only received one increase to his annual grants, as the Compensation Committee had been more conservative given his new hire awards and in the context of navigating the impact that the global pandemic had on Uber’s overall business. Additionally, in connection with our annual performance reviews in March 2022, after reviewing our NEO compensation levels as compared to our competitors and outstanding equity positions, the Compensation Committee determined it was appropriate to increase the 2022 annual equity grants for both Mr. Chai and Mr. West. As a reflection of the change to the competitive market during 2022, our stock price performance and how our stockholders have fared, and our efforts to achieve GAAP operating income profitability in 2023, the Compensation Committee determined it was appropriate to decrease our annual equity grants for 2023 by 10% versus 2022 grants.

The total equity grants awarded to our NEOs in 2022 consisted of the following:

Name	Annual RSUs(1)	Annual PRSUs(1)(2)	Annual Stock Options(3)	Total Equity
Dara Khosrowshahi	$ 5,125,000	$ 10,250,000	$ 5,125,000	$ 20,500,000
Nelson Chai	$ 6,000,000	$ 6,000,000	$ 0	$ 12,000,000
Jill Hazelbaker	$ 4,666,667	$ 2,333,333	$ 0	$ 7,000,000
Tony West	$ 5,333,333	$ 2,666,667	$ 0	$ 8,000,000
Nikki Krishnamurthy	$ 3,666,667	$ 1,833,333	$ 0	$ 5,500,000
(1)	The dollar amounts listed in the table above for fiscal year 2022 PRSUs will not match the amounts in the Stock Awards column of the Summary Compensation Table or the Grants of Plan-Based Awards table. Because the accounting grant date of a PRSU occurs when the performance targets are approved and the terms of the grant become certain, and some financial targets under our PRSUs are established annually, stock awards listed in the Summary Compensation Table and Grants of Plan Based Awards Table include portions of current and prior year performance-based equity awards, as described in more detail in note two to the Summary Compensation Table. In addition, the dollar amounts listed in the table above for 2022 RSUs will not match the amounts in the Stock Awards column of the Summary Compensation Table or the Grants of Plan-Based Awards Table because the number of shares subject to an award is determined based on the 30-day average stock price for the month immediately preceding the month of grant, whereas the grant date fair value reported in those tables is based on the stock price on the grant date.
(2)	The PRSUs vest in full following the end of the three-year performance period, with the number of shares earned determined based on performance against established goals, 60% of which are measured at the completion of the three-year period, with the remaining 40% measured based on certain metrics for each year in the three-year period.
(3)	Stock options vest 25% per year over four years.

2022 PRSUs - Metrics and Weights

In 2022, at least one-third of the annual equity awards made to our NEOs were in the form of PRSUs (50% in the case of our CEO and CFO). Our Compensation Committee established quantitative goals for our 2022 PRSUs, with vesting to occur at the end of a three-year period, subject to the NEOs achievements of the specified pre-established targets. Similar to our 2021 PRSUs, financial metrics accounted for 80% of the 2022 PRSUs, but the financial metrics, as described below, differed from the 2021 PRSUs. As our business evolves, our metrics for measuring success do as well. Given our global footprint, multi-party marketplaces, and complexities in accounting differences between geographies and segments, we feel that assessing the margin potential of the businesses as a percentage of Gross Bookings instead of Revenues simplifies and improves the analysis of each segment relative to the other.

•	Adjusted EBITDA Margin. 40% of our 2022 PRSUs were subject to our Adjusted EBITDA Margin goals, with such achievement being measured on an annual basis against targets set by our Compensation Committee established at the beginning of each year of the performance cycle.
•	Gross Bookings Growth. 40% of our 2022 PRSUs were subject to our Gross Bookings Growth goal, with such achievement being measured as the average over the three-year performance period against pre-set targets established by our Compensation Committee.

2022 Executive Compensation Program Key Components	57

Below is a high-level summary of the structure of our 2022 PRSU program:

In addition to Adjusted EBITDA Margin and Gross Bookings growth, we included ESG metrics, including DEI and safety improvement goals, in our 2022 PRSUs because we believe these goals are key to our strategic initiatives and growth. We also included a relative total stockholder return modifier to further align the interests of our executives to those of our stockholders.

•	Diversity, Equity, and Inclusion (DEI). Building diversity in the workforce is a key priority for the Company. The DEI key performance indicators we established consisted of growing the percentage of women at Uber’s manager level and above to 38% and growing the percentage of U.S. underrepresented people at the senior analyst level and above to 15% over the 3 year performance period, as further detailed in our 2022 People & Culture Report.
•	Safety Improvement. We strive to be the safest and most trusted choice for the movement of people and things. Our goal is to continually raise the bar on safety, and we have made significant investments in safety technology and transparency. As a result, we continue to be determined that the achievement of certain safety goals, including the reduction in motor vehicle fatalities and critical sexual assaults, an appropriate metric for the 2022 PRSUs. These metrics are further discussed in our U.S. Safety Report.
•	Relative Total Stockholder Return (rTSR). In order to further align the interests of our executives to those of our stockholders and to tie the long-term compensation of our executives to our long-term financial success, we added an rTSR modifier to the metrics of our long- term incentive compensation awards. The rTSR modifier compares the three-year annualized TSR of the Company, calculated by using the average stock price for the month immediately preceding the beginning of the performance period and average stock price for the month ending the performance period, against the TSR of the companies included in the S&P 500 over the same three year period. We use the S&P 500 as the comparator for our rTSR modifier as opposed to, for example, our peer group or a technology-focused comparator group (which may experience different levels of volatility in returns compared to the broader market) because it is a robust collection of companies that we believe provides a stable and appropriately representative point of comparison for our Company’s returns. The rTSR modifier ensures that the payout of our PRSUs is appropriately calibrated based on whether our TSR is comparable to or better than the companies in the S&P 500. The table below sets forth the mechanics of the rTSR modifier.

Multiplier(1)	Percentile	Performance Level
0.7X	At or below 25th percentile	Below Target(2)
1.0X	50th percentile	Target(3)
1.3X	At or above 75th percentile	Maximum(4)
(1)	Multipliers in between values shown are linearly interpolated.
(2)	If TSR is in the 0-25th percentile, the applicable rTSR modifier will always be 0.7X, and could result in an ultimate payout of less than 50% of the PRSU target, due to such modification.
(3)	If absolute TSR is negative over the three-year period and rTSR is greater than the 50th percentile, the upward modifier is capped at 1.0X, which provides incentive to outperform comparators, but safeguards against upward modification if stockholders have not had positive returns.
(4)	The rTSR modifier will never adjust the performance results above 150% (the overall cap of our 2022 PRSUs).

58	Uber 2023 Proxy Statement	Compensation Discussion and Analysis

2021 and 2022 PRSUs - Metrics and 2022 Key Financial Targets and Results

The Compensation Committee approved the following key financial targets for (i) year 2 of the 2021 PRSUs, and (ii) year 1 of the 2022 PRSUs.

Fiscal 2022 Key Financial Targets
Adjusted EBITDA Margin*
FY21
FY22
FY23
FY24
2021 PRSUs
Year 1 (13.3%)
Year 2 (13.3%)
Year 3 (13.3%)
3-year Avg Revenue Growth (40%)
3-Year DEI (10%)
Safety Goals (10%)
Relative TSR Modifier
2022 PRSUs
Year 1 (13.3%)
Year 2 (13.3%)
Year 3 (13.3%)
3-year Avg Gross Booking Growth (40%)
3-Year DEI (10%)
Safety Goals (10%)
Relative TSR Modifier

* Adjusted EBITDA as a percent of Revenue for 2021 PRSUs and Adjusted EBITDA as a percentage of Gross Bookings for 2022 PRSUs

2022 PRSUs - 2022 Key Financial Targets and Results

Below reflects the actual achievement of the annual Adjusted EBITDA Margin target for the 2022 portion of the 2022 PRSUs. No shares are forfeited until the completion of the three-year performance cycle.

2022 Key Financial Targets	Weighting	Goal	2022 Results	% Achieved
Adjusted EBITDA Margin(1)	13.3%	0.7%	1.5%	150%
(1)	Adjusted EBITDA as a percentage of Gross Bookings

2021 PRSUs - 2022 Key Financial Targets and Results

Below reflects the actual achievement of the annual Adjusted EBITDA Margin target for the 2022 portion of the 2021 PRSUs. No shares are forfeited until the completion of the three-year performance cycle.

2022 Key Financial Targets	Weighting	Goal	2022 Results	% Achieved
Adjusted EBITDA Margin(1)	13.3%	2.9%	5.4%	150%
(1)	Adjusted EBITDA as a percentage of Revenue

2022 Executive Compensation Program Key Components	59

2020 PRSUs - 2022 Key Financial Targets and Results

The Compensation Committee approved the following key financial targets for year 3 of the 2020 PRSUs at the beginning of 2022.

Below reflects the actual achievement of the annual Key Financial Targets for the 2022 portion of the 2020 PRSUs. Final payout of the 2020 PRSUs is discussed below.

2022 Key Financial Targets	Weighting	Goal	2022 Results	% Achieved
Gross Bookings	8.33%	$112.6B	$115.4B	117.2%
Mobility & Delivery Segment Adj. EBITDA	8.33%	$3,154M	$3,850M	150%
Adjusted EBITDA	8.33%	$800M	$1,713M	150%

2020 PRSU Awards - Three Year Strategic Targets and Results

The Compensation Committee established the following strategic targets to be measured at the end of the three-year performance period for the 2020 PRSU Awards.

Below reflects the actual achievement of the three-year strategic goals based on the pre-established targets and metrics for the 2020 PRSU Awards. Final payout of the 2020 PRSU Awards is discussed below.

Three Year Strategic Targets	Target Goal	Achievement	Metric Weight	Weighted Score
DEI(1)(2)(3)		72.6%	12.5%	9.1%
Percentage of women at Uber’s manager level and above	35.0%	67.5%	6.25%	4.2%
Percentage of U.S. underrepresented people at the senior analyst level and above	14.0%	77.6%	6.25%	4.9%
Safety Improvement(1)(4)		23.3%	12.5%	2.9%
Percent of reduction U.S. Critical Sexual Assault(4)	(15.0%)	46.7%	6.25%	2.9%
Percent of reduction in U.S. Motor Vehicle Crash Fatalities(4)	(5.0%)	0%	6.25%	0%
Total Three Year Strategic Metrics			25.0%	12.0%
(1)	Achievement of DEI and safety Improvement goals may take into consideration the impact of certain M&A transactions.
(2)	Results as of January 31, 2023 (inclusive of promotions in early 2023 related to 2022 performance).
(3)	Further discussion of the achievement of our DEI strategic targets can be found in our forthcoming report on people & culture.
(4)	Safety improvement performance measure defined by the Company’s safety incident rate over the baseline year of 2020, as measured in reductions in U.S. motor vehicle crash fatalities over a two-year period and U.S. critical sexual assaults over a three-year period. These metrics are further defined in the U.S. Safety Report, but will not exactly match to what is reported in our U.S. Safety Reports (past and future) because of a number of temporal and methodological differences, including but not limited to: (i) Different time periods: our second U.S. Safety Report compared the two year period of 2019-2020 to 2017-2018. This measurement uses 2020 as a baseline, and (ii) Reliance on preliminary data: Some safety incidents are reported with a significant time lag after occurrence. This measurement is based on incidents reported and categorized as of January 2023. Additionally, U.S. motor vehicle crash fatalities are not reconciled to NHTSA’s Fatality Analysis Reporting System (FARS) as the agency’s 2021 fatality data has not been released.

DEI. At the beginning of 2020, our Compensation Committee established two quantitative metrics for measuring performance against our DEI targets, as identified in the table above. We initially set aggressive goals which unfortunately were impacted by the layoffs that were instituted in 2020 due to the COVID-19 pandemic, some of the acquisitions we have completed over the past three years, and the eventual slow down in hiring. We have continued to include DEI metrics in our PRSU Awards and are committed to working to achieve those goals.

Safety Improvement. We continue to include safety goals in our PRSU program, as we are constantly striving to be the safest and most trusted choice for the movement of people and things. The change in both critical sexual assault and motor vehicle crash fatality rate in the United States, were heavily impacted by societal shifts during the COVID-19 pandemic, and since targets were set prior to the pandemic, they did not account for the shifts observed during the multi-year period. Despite those external factors, the Committee decided to not adjust these targets and allow the forfeiture of a certain portion of these awards. Uber has disclosed safety incident data in our U.S. Safety Reports. As noted in our second Safety Report, the motor vehicle crash fatality rate increase observed from 2019-2020 compared to 2017-2018 was in line with the increase observed nationally, as NHTSA recorded record-high motor fatality rates in 2020. At the time of this release, NHTSA’s 2021 fatality data is not available for reconciliation, but preliminary data from NHTSA indicates that 2021 also saw elevated motor fatality trends. For additional details on how U.S. safety incident rates have trended, as well as the investments made in safety over the last few years, please review our second U.S. Safety Report.

60	Uber 2023 Proxy Statement	Compensation Discussion and Analysis

2020 PRSUs - Payouts

Final payout of the 2020 PRSUs, which vest on March 16, 2023 subject to achievement, is set forth below. Results disclosed below reflect the level of achievement of the key financial performance metrics for each of FY20-FY22 and the level of achievement of our DEI and safety improvement performance metrics over the three-year performance period. The overall achievement of our 2020 PRSU awards also reflects the choice of the Compensation Committee not to adjust the originally established 2020 goals for the 2020 portion of the 2020 PRSU awards, despite the unexpected impact of the COVID-19 pandemic on performance in 2020.

2020-2022 Performance Measure	Weighting	% Achieved	% Weighted	Total Overall Payout
2020 Key Financial Targets	25%	0%	0%
2021 Key Financial Targets	25%	95.6%	23.9%
2022 Key Financial Targets	25%	139.1%	34.8%	70.7%
DEI	12.5%	72.6%	9.1%
Safety	12.5%	23.3%	2.9%

Based on these performance results, final payout of the 2020 PRSU Awards for the participating NEOs is set forth below.

FY20-FY22 Award	# of PRSUs Granted	# of PRSUs Forfeited	# of PRSUs Vested
Dara Khosrowshahi	162,507	47,689	114,818
Tony West	43,335	12,718	30,617
Nikki Krishnamurthy	43,335	12,718	30,617

61

Other Benefits

Employment Agreements and Post-Employment Compensation. We understand that it is possible that we may be involved in a transaction or business change or reorganization, including a change in control, that could result in the departure of some of our executive officers. To encourage our executive officers to continue normal business operations, remain dedicated to innovating and exploring potential business combinations that may not be in their personal best interests, and maintain a balanced perspective in making overall business decisions during potentially uncertain periods, we adopted our Executive Severance Plan in 2019, as described and quantified under the heading “Potential Payments Upon Termination or Change in Control.” We believe our Executive Severance Plan supports our executive officers in making “big bold bets” on transactions that maximize stockholder value, even though they may result in the termination of an executive officer’s employment. We believe the size and terms of these benefits appropriately balance the costs and benefits to our stockholders. We also believe these benefits are consistent with the benefits offered by companies with whom we compete for talent, and accordingly allow us to recruit and retain the highest level of talented and experienced executive officers.

The employment agreements we have entered into with each NEO also serve as participation agreements for our Executive Severance Plan. Each employment agreement generally has no specific term and provides for at-will employment. The employment agreements also set forth each NEO’s initial base salary, eligibility for an annual cash incentive opportunity, certain employee benefits, the terms of certain equity grants, and certain grandfathered severance commitments, as described and quantified under the heading “Potential Payments Upon Termination or Change in Control.”

Security. Because of the high visibility of our Company, our Board of Directors has authorized a security program for the protection of our most senior executives based on ongoing assessments of risk, as well as actual and credible threats made against our executive officers. We require these security measures for our benefit because of the importance of these executives to Uber, and we believe the costs of our security program are necessary and appropriate business expenses since they arise from the nature of the executives’ employment at Uber. Our Board of Directors regularly evaluates and approves the cost and components of our security program, based on comparative data regarding the cost and scope of security programs established by companies in the San Francisco Bay Area, both within and outside of our peer group, and professional assessments of safety threats made against our executive officers. Since the implementation of our overall security program, each of these assessments has identified actual and credible threats to Mr. Khosrowshahi’s safety as a result of the high-profile nature of being our CEO.

Our security program consists of business-related and personal security services, including certified protection officers, and secure meeting spaces and lodging for our executive officers, and the charter aircraft travel described below, as our security team deems necessary and appropriate. In addition, we provide residential security and commuting and other personal transportation services to Mr. Khosrowshahi as our CEO.

In connection with our efforts to achieve profitability and in response to stockholder feedback regarding expenditures on executive perquisites, we have continued to streamline our security program and security department staffing, which contributed to the decrease in Mr. Khosrowshahi’s “All Other Compensation” by approximately 67% year-over-year.

Although we view the security services provided to certain of our NEOs as necessary and appropriate business expenses, we reported the aggregate incremental cost of certain of these services in the “All Other Compensation” column of the Summary Compensation Table.

Air Travel. In order to provide a more secure air traveling environment, we provide charter aircraft services for business purposes for certain executive travel. Our Private Airplane Use Policy provides that our CEO and our other NEOs, subject to need based on a security risk assessment, may utilize charter aircraft for business purposes and limited personal travel, subject to availability, provided that for any personal travel the NEOs directly pay or reimburse us for the greater of (i) the aggregate incremental cost of the flight, or (ii) the imputed fringe benefit income value of any personal use. The incremental cost charged to our NEOs for personal use includes, when applicable, the following costs: fuel, landing/parking fees, crew fees and expenses, customs fees, flight services/charts, variable maintenance costs, inspections, catering, aircraft supplies, telephone and wi-fi usage, trip-related hangar rent and parking costs, plane repositioning costs, de-icing fees, pet fees, and other miscellaneous expenses. We do not seek reimbursement of costs such as management fees, lease or subscription payments, banked hours, crew salaries, maintenance costs not related to trips, training, home hangaring, general taxes and insurance, and services support, as these costs are already incurred for business purposes. Guests and family members are permitted to accompany an eligible NEO on the charter aircraft for personal travel or when the aircraft is already going to a specific destination for a business purpose, subject to these reimbursement rules.

Relocation Assistance. We believe that the best ideas can come from anywhere. To enable us to attract the highest level of talented and experienced executive officers, certain of our executive officers are eligible to receive or have received relocation assistance when necessary or appropriate, including travel, commuting, and temporary housing costs and reimbursement of moving costs. We also generally offer a tax gross-up to employees, including our executive officers, for these payments. There were no relocation expenses incurred for NEOs in 2022.

Employee Benefits. We provide health, dental, vision, life, and disability insurance benefits to our executive officers, on the same terms and conditions as provided to all other eligible U.S. employees. Our executive officers may also participate in our broad-based 401(k) plan, which currently does not include a company match or discretionary contribution. We believe these benefits are consistent with the broad-based employee benefits provided at the companies with whom we compete for talent and therefore are important to attracting and retaining the highest level of talented and experienced executive officers.

62	Uber 2023 Proxy Statement	Compensation Discussion and Analysis

Other Compensation Matters

Diversity and Inclusion and Internal Pay Equity

The Compensation Committee recognizes the strategic importance of a workforce that celebrates, supports, and invests in equality, diversity, and inclusion. Accordingly, the Compensation Committee considers Company-wide internal pay equity and diversity, among other factors, when making compensation decisions and includes DEI metrics in the annual cash bonus program and PRSUs awarded to our NEOs. We have made commitments as a Company towards eliminating racism from our platform, building equitable products with our technology, and doubling down on equity and belonging both internally and in the communities we serve. Those commitments include:

We are committed to ridding our platform of racism

•	Specialized customer support: All customer service agents (current and future) go through specialized anti-discrimination training.
•	No commitment, no ride: In the U.K. and U.S., 97% of riders and 99% of Drivers have adopted our updated Community Guidelines.

We are committed to fighting racism with technology

•	Product equity (formerly inclusive product design): Revamped in-app Service Animal Policy so Drivers are more aware, automated accessibility and screen reader compatibility, and improved onboarding and routing for support of transgender Drivers and Couriers.
•	Marketplace fairness: The Marketplace Fairness team is scaling and publicizing outcomes of marketplace analysis and is beginning to extend their work outside the U.S.

We are committed to sustaining equity and belonging for all

•	Training on cross-cultural management: Nearly halfway to our goal of having 90% of all people managers complete the training
•	Pay equity, full stop: Four years ago, we analyzed our salary data and made adjustments to achieve pay equity on the basis of race and gender. We will continue to focus on maintaining this important measure of pay equity going forward. Further discussion of our pay equity can be found in our forthcoming ESG Report.

We are committed to driving equity in the community

•	$10M to support Black-owned businesses: Uber continued collaborations with EatOkra and Operation HOPE to support businesses across the United States. Uber Eats hosted events in Atlanta to support Black-owned restaurants, including a summit in April 2022 gathering owners and staff to learn and share how to grow their business on- and off-platform.

Compensation Risk Assessment

As part of our annual compensation-related risk review, we conducted an analysis to determine whether any risks arising from compensation policies and practices are reasonably likely to have a material adverse effect on the Company in light of our overall business, strategy, and objectives. Management, in concert with the Compensation Committee, reviews and evaluates both cash and equity incentive plans across executive and non-executive employee populations, as well as other compensation-related policies to which our employees are subject.

The process of our assessment is two-pronged and evaluates both (i) material enterprise risks related to our business that may be exacerbated by compensation policies and practices and (ii) the potential risks arising from attributes in our compensation practices, performance criteria, payout curves and leverage, pay mix, and verification of performance results.

After reviewing the results of the analysis, the Compensation Committee and management believe our current compensation policies and practices (i) balance an appropriate risk and reward profile in relation to our overall business strategy and (ii) do not encourage our employees, including our executive officers, to take excessive or inappropriate risks that would have a material adverse effect on the Company.

Stock Ownership Guidelines

In order to align our directors’ and executive officers’ interests with those of our stockholders, we adopted stock ownership guidelines that became effective upon the closing of our IPO. Within five years of becoming subject to the guidelines, our non-employee directors are expected to hold Uber stock valued at 10 times their annual cash retainer and our executive officers are expected to hold Uber stock valued at a multiple of three times (10 times for our CEO) their annual base salaries as of the applicable measurement date.

Our guidelines also include a stock retention requirement during the phase-in period of our stock ownership guidelines. The retention guidelines provide that any executive officer who does not satisfy the stock ownership guidelines as of an annual measurement date must thereafter retain 50% of all vested shares acquired by the executive officer pursuant to any equity award (net of shares sold or withheld to pay the applicable exercise price and/or taxes) until such time as the executive officer satisfies the stock ownership guidelines. Satisfaction of this requirement is measured as of any subsequent date on which the executive officer wishes to dispose of the acquired shares.

Other Compensation Matters	63

Prohibition on Hedging and Pledging Shares

Our insider trading policy provides that Company employees and directors may not engage in derivative transactions involving the Company’s securities. Our insider trading policy further prohibits Company employees and directors from hedging or lending Company securities in any transaction, including by entering into any short sales, swaps, options, puts, calls, forward contracts, or any other similar derivatives transaction. Finally, we do not let our directors or employees pledge their securities for margin loans or any other speculative transactions.

Clawback Policy

Under our Clawback Policy, our Board of Directors may seek to recover equity compensation awarded after March 28, 2019, and cash severance and incentive-based compensation awarded after October 26, 2020, from an executive officer in connection with a material breach by such executive officer of restrictive covenants in agreements between us and the officer, accounting restatements as a result of material non-compliance with any financial reporting requirement, or as a result of the officer’s misconduct that harms the business or reputation of the Company. On October 26, 2022, the SEC adopted final rules implementing the incentive-based compensation recovery provisions of the Dodd-Frank Act Wall Street Reform and Consumer Protection Act. The final rules direct NYSE to establish listing standards requiring listed companies to develop and implement a policy providing for the recovery of erroneously awarded incentive-based compensation received by current or former executive officers and to satisfy related disclosure obligations. NYSE proposed such listing standards on February 22, 2023. We intend to timely amend our Clawback Policy to reflect these new requirements, when finalized.

Tax and Accounting Considerations

Deductibility of executive compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended (Code) denies a publicly- traded corporation a federal income tax deduction for remuneration in excess of $1 million per year per person paid to executives designated in Section 162(m) of the Code, including its chief executive officer, chief financial officer, the next three most highly compensated executive officers included in the Summary Compensation Table of our proxy statement, and certain former executive officers. The regulations under Section 162(m) provide us, as a newer publicly traded company, transition relief from the $1 million deduction limitation for compensation paid pursuant to plans or agreements that existed during the period prior to our IPO. That exemption may be relied upon until the earliest to occur of (i) the expiration or material modification of the plan or agreement, (ii)  the issuance of all of our stock that has been allocated under the applicable plan, and (iii) our first stockholders meeting at which directors are elected in the year 2023. As a result, all compensation in excess of $1 million paid to each covered executive will not be deductible unless the compensation qualifies for the IPO transition relief. Because of the ambiguities and uncertainties as to the application and interpretation of Section 162(m) of the Code and the regulations issued thereunder, including the scope of the IPO transition relief, no assurance can be given that compensation intended to satisfy the transition relief from the Section 162(m) deduction limit will, in fact, satisfy the exception.

Although our Compensation Committee is mindful of the benefits of tax deductibility when determining executive compensation, the Compensation Committee is also mindful that the Company has net operating loss carryforwards that will defer the impact of any deductions that the Company might lose under Section 162(m) for one or more carryforward years, and believes that we should not be constrained by the requirements of Section 162(m) where those requirements would impair our flexibility in attracting and retaining the highest level of talented and experienced executive officers and in compensating our executive officers in a manner that best promotes our mission and strategic objectives.

Taxation of “parachute” payments and deferred compensation. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits, and that the Company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Code also imposes additional significant taxes on the individual in the event that an executive officer, director, or other service provider receives “deferred compensation” that does not meet the requirements of Section 409A of the Code. We have not agreed to provide our executive officers, including any NEO, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Section 4999 or Section 409A of the Code.

Accounting treatment. The accounting impact of our executive compensation program is one of many factors that are considered in determining the size and structure of our executive compensation program, so that we can ensure that it is reasonable and in the best interests of our stockholders.

64	Uber 2023 Proxy Statement	Compensation Discussion and Analysis

Compensation Committee Interlocks and Insider Participation

None of the directors who are currently or who were members of our Compensation Committee during 2022, are either currently, or have been at any time, one of our officers or employees. None of our executive officers currently serves, or served during 2022, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee. See the section titled “Certain Relationships and Related Person Transactions” for information about related party transactions involving members of our Compensation Committee or their affiliates.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on its review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 2022.

The Compensation Committee
Robert Eckert (Chair)

Amanda Ginsberg
Wan Ling Martello
Ronald Sugar
David Trujillo

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information about the relationship between the annual total compensation of our median employee and the annual total compensation of our CEO.

When determining our median compensated employee, we included annual base salary, target bonus, and target equity levels for our global employee population of approximately 32,900 employees (including subsidiary employees), of which 99% are full-time and 1% are interns and other fixed term employees, other than our CEO, as of November 1, 2022 (Determination Date) in 63 countries. For purposes of this disclosure, we converted employee compensation from local currency to U.S. dollars using the exchange rate on the Determination Date.

For fiscal 2022, the annual total compensation for the median employee of Uber (other than our CEO) was $76,767, and the annual total compensation of our CEO was $24,276,977, which was an increase from last year. The increase in Mr. Khosrowshahi’s year-over-year compensation was primarily due to an increase in his equity grant for 2022. Based on this information, for fiscal year 2022, we estimate that the ratio of the annual total compensation of our CEO to the annual total compensation of the median employee was 316 to 1. The ratio is higher in 2022 than 2021 due to Mr. Khosrowshahi’s increased year-over-year compensation, the impact of changes to our employee population due to M&A, and general fluctuations in our human capital populations.

The pay ratio described above is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. SEC rules for identifying the median employee permit companies to use a wide range of methodologies, assumptions and exclusions. As a result, it may not necessarily be meaningful to compare pay ratios reported by other companies.

This information is being provided for compliance purposes. Neither the Compensation Committee nor management of the Company used the foregoing pay ratio measure in making compensation decisions. Information about the Compensation Committee’s policies related to achieving internal pay equity are discussed under the heading “Diversity and Inclusion and Internal Pay Equity” in our CD&A.

Summary Compensation Table	65

Compensation Tables

Summary Compensation Table

Name	Year	Salary ($)		Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Dara Khosrowshahi
Chief Executive Officer & Director	2022	$1,000,000		$14,281,685	$5,888,923	$2,937,200		$169,169	(2)	$24,276,977
	2021	$1,000,000		$16,030,080	$—	$2,400,000		$507,738		$19,937,818
	2020	$336,598	(3)	$9,500,772	$—	$1,560,000		$848,707		$12,246,078
Nelson Chai
Chief Financial Officer	2022	$800,000		$10,290,602	$—	$1,174,880		$20,890	(4)	$12,286,372
	2021	$800,000		$5,066,060	$—	$960,000		$11,427		$6,837,486
	2020	$800,000		$9,912,000	$—	$624,000		$303,513		$11,639,513
Jill Hazelbaker
SVP, Marketing and Public Affairs	2022	$800,000		$6,267,013	$—	$1,174,880		$—		$8,241,893
	2021	$800,000	(5)	$6,150,976	$—	$960,000	(5)	$—		$7,910,976
	2020	$1,208,333	(5)	$10,915,996	$—	$487,500	(5)	$—		$12,611,830
Tony West
SVP, Chief Legal Officer and Corporate Secretary	2022	$800,000		$7,461,678	$—	$2,349,760		$—		$10,611,438
	2021	$800,000		$5,382,731	$—	$1,200,000		$36,022		$7,418,752
	2020	$800,000		$10,871,390	$—	$624,000		$—		$12,295,390
Nikki Krishnamurthy
SVP & Chief People Officer	2022	$683,333		$5,381,507	$—	$1,028,020		$102,796	(4)	$7,195,656
	2021	$591,667		$9,416,914	$—	$720,000		$12,402		$10,740,983
	2020	$541,667		$3,968,108	$—	$429,000		$236,673		$5,175,448
(1)	The reported amounts reflect the grant date fair value of RSUs calculated in accordance with FASB ASC Topic 718. Because the grant date for a performance-based award occurs for accounting purposes when performance targets are approved, and our 2020, 2021, and 2022 PRSU awards contain performance targets that we approved in 2022, PRSU award values in this column reflect the 2022 approved targets and include (i) for 2020, 25% of the total 2020 PRSUs (i.e., representing the 2022 targets approved for Gross Bookings, Mobility & Delivery Segment Adj. EBITDA, and Adjusted EBITDA), (ii) for 2021, 13% of the total 2021 PRSUs (i.e., representing the approved target for 2021 Adjusted EBITDA Margin, and (iii) for 2022, 73% of the total 2022 PRSUs (i.e., 13% representing the approved target for 2022 Adjusted EBITDA Margin, 40% representing the target approved for Gross Bookings Growth, and 20% representing the DEI and safety goals, approved for 2022-2024). For more information regarding the assumptions we used to calculate the grant date fair values for RSUs and PRSUs, see the heading “Stock-Based Compensation Expense” in Note 10 to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2022.
(2)	Includes a premium for long-term disability insurance, and costs incurred for Mr. Khosrowshahi’s security and personal safety. Security and personal safety costs include $145,734 for the aggregate incremental costs we incurred related to personal transportation services, including vehicles and Drivers, chartered flights, accommodation, and certified protection officers, and $23,276 in aggregate incremental costs of protective intelligence services. In reporting the aggregate incremental cost for personal transportation services and protective intelligence services, we reported costs billed by third parties related to personal transportation services, personal use of certified protection officers, and personal use of protective intelligence services used by Mr. Khosrowshahi. We did not report Driver, security or protective intelligence staff salaries, vehicle lease or rental fees, vehicle registration or insurance costs, or other similar costs because we already incur those costs for business purposes.
(3)	Mr. Khosrowshahi waived his base salary (less the portion needed to fund his health and welfare benefit program elections) for the period beginning on May 1, 2020 and ending on December 31, 2020.
(4)	Represents a tax gross-up payment related to business travel tax.
(5)	Ms. Hazelbaker’s target bonus was increased from $500,000 to $800,000 effective August 1, 2020, when she entered into her revised employment agreement and agreed to reduce her base salary from $1,500,000 to $800,000.

66	Uber 2023 Proxy Statement	Compensation Discussion and Analysis

Grants of Plan-Based Awards Table

The following table shows all plan-based awards granted to our NEOs during 2022. The equity awards granted during 2022 identified in the table below are also reported in “Outstanding Equity Awards as of December 31, 2022.”

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares	All Other Option Awards: Number of Securities	Exercise or Base Price of	Grant Date Fair Value of Stock and
Name and Grant Type	Grant Date(1)	Approval Date	Target ($)(2)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	of Stock or Units (#)	Underlying Options (#)	Option Awards ($/Sh)	Option Awards ($)(3)
Dara Khosrowshahi
2022 Annual Cash Incentive	—	2/7/2022	$2,000,000	$4,000,000	—	—	—	—	—	—	—
2022 Annual Options	3/1/2022	2/7/2022	—	—	—	—	—	—	425,193	$33.89	$5,888,923
2022 Annual RSUs	3/1/2022	2/7/2022	—	—	—	—	—	141,731	—	—	$4,803,264
2022 Annual PRSUs	3/1/2022	2/7/2022	—	—	103,935	207,871	311,807	—	—	—	$7,622,630
2021 Annual PRSUs	3/1/2022	2/8/2021	—	—	8,110	16,220	24,330	—	—	—	$478,977
2020 Annual PRSUs	3/1/2022	2/28/2020	—	—	20,313	40,626	—	—	—	—	$1,376,815
Nelson Chai
2022 Annual Cash Incentive	—	2/7/2022	$800,000	$1,600,000	—	—	—	—	—	—	—
2022 Annual RSUs	3/1/2022	2/7/2022	—	—	—	—	—	165,929	—	—	$5,623,334
2022 Annual PRSUs	3/1/2022	2/7/2022	—	—	60,839	121,680	182,520	—	—	—	$4,462,006
2021 Annual PRSUs	3/1/2022	2/8/2021	—	—	3,476	6,951	10,427	—	—	—	$205,263
Jill Hazelbaker
2022 Annual Cash Incentive	—	2/7/2022	$800,000	$1,600,000	—	—	—	—	—	—	—
2022 Annual RSUs	3/1/2022	2/7/2022	—	—	—	—	—	129,056	—	—	$4,373,708
2022 Annual PRSUs	3/1/2022	2/7/2022	—	—	23,659	47,321	70,982	—	—	—	$1,735,261
2021 Annual PRSUs	3/1/2022	2/8/2021	—	—	2,676	5,352	8,028	—	—	—	$158,045
Tony West
2022 Annual Cash Incentive	—	2/7/2022	$1,600,000	$3,200,000	—	—	—	—	—	—	—
2022 Annual RSUs	3/1/2022	2/7/2022	—	—	—	—	—	147,492	—	—	$4,998,504
2022 Annual PRSUs	3/1/2022	2/7/2022	—	—	27,039	54,081	81,122	—	—	—	$1,983,150
2021 Annual PRSUs	3/1/2022	2/8/2021	—	—	1,912	3,823	5,735	—	—	—	$112,893
2020 Annual PRSUs	3/1/2022	2/28/2020	—	—	5,417	10,833	—	—	—	—	$367,130
Nikki Krishnamurthy
2022 Annual Cash Incentive	—	2/7/2022	$700,000	$1,400,000	—	—	—	—	—	—	—
2022 Annual RSUs	3/1/2022	2/7/2022	—	—	—	—	—	101,401	—	—	$3,436,480
2022 Annual PRSUs	3/1/2022	2/7/2022	—	—	18,590	37,180	55,770	—	—	—	$1,363,391
2021 Annual PRSUs	3/1/2022	2/8/2021	—	—	3,632	7,264	10,896	—	—	—	$214,506
2020 Annual PRSUs	3/1/2022	2/28/2020	—	—	5,417	10,833	—	—	—	—	$367,130

(1)	The vesting schedule applicable to each award is set forth in the “Outstanding Equity Awards as of December 31, 2022” table.
(2)	There is no overall threshold level of performance applicable to our 2022 annual cash bonus plan. The Gross Bookings and Adjusted EBITDA goals of our 2022 annual cash bonus plan were each subject to a 50% performance threshold level of performance.
(3)	The reported amounts reflect the grant date fair value of RSUs calculated in accordance with FASB ASC Topic 718. Because the grant date for a performance-based award occurs for accounting purposes when performance targets are approved, and our 2020, 2021, and 2022 PRSU awards contain performance targets that we approved in 2022, PRSU award values in this column reflect the 2022 approved targets and include (i) for 2020, 25% of the total 2020 PRSUs (i.e., representing the 2022 targets approved for Gross Bookings, Mobility & Delivery Segment Adj. EBITDA, and Adjusted EBITDA), (ii) for 2021, 13% of the total 2021 PRSUs (i.e., representing the approved target for 2021 Adjusted EBITDA Margin, and (iii) for 2022, 73% of the total 2022 PRSUs (i.e., 13% representing the approved target for 2022 Adjusted EBITDA Margin, 40% representing the target approved for Gross Bookings Growth, and 20% representing the DEI and safety goals, approved for 2022-2024). For more information regarding the assumptions we used to calculate the grant date fair values for RSUs and PRSUs, see the heading “Stock-Based Compensation Expense” in Note 10 to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2022.

Outstanding Equity Awards as of December 31, 2022	67

Outstanding Equity Awards as of December 31, 2022

The following table presents information regarding outstanding equity awards held by our NEOs as of December 31, 2022.

		Option Awards								Stock Awards
Name	Award Date(1)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Dara Khosrowshahi	9/5/2017	750,000	—		1,750,000	(3)	$33.65	(5)	9/4/2024	—		—	—		—
	3/1/2019	—	—		—		—		—	36,747	(5)	$908,753	—		—
	3/2/2020	—	—		—		—		—	81,253	(6)	$2,009,387	162,507	(7)	$4,018,798
	3/1/2021	—	—		—		—		—	91,240	(8)	$2,256,365	105,433	(9)	$2,607,358
	3/1/2022	—	425,193	(10)	—		$33.89		3/1/2029	141,731	(10)	$3,505,008	207,871	(11)	$5,140,650
Nelson Chai	9/10/2018	—	—		500,000	(12)	$40.60		9/9/2028	—		—	123,152	(13)	$3,045,549
	3/1/2021	—	—		—		—		—	29,327	(14)	$725,257	45,185	(9)	$1,117,425
	3/1/2022	—	—		—		—		—	134,817	(15)	$3,334,024	121,680	(11)	$3,009,146
Jill Hazelbaker	3/1/2019	—	—		—		—		—	4,410	(15)	$109,059	—		—
	8/1/2019	—	—		—		—		—	20,037	(16)	$495,515	—		—
	3/2/2020	—	—		—		—		—	36,564	(15)	$904,228	—		—
	7/29/2020	—	—		—		—		—	88,725	(15)	$2,194,169	—		—
	3/1/2021	—	—		—		—		—	45,848	(17)	$1,133,821	34,792	(9)	$860,406
	3/1/2022	—	—		—		—		—	104,858	(15)	$2,593,138	47,321	(11)	$1,170,248
Tony West	3/21/2018	—	—		300,000	(18)	$33.65		3/20/2028	—		—	—		—
	3/1/2019	—	—		—		—		—	2,450	(19)	$60,589	—		$—
	3/2/2020	—	—		—		—		—	27,084	(15)	$669,787	43,335	(7)	$1,071,675
	7/29/2020	—	—		—		—		—	104,602	(20)	$2,586,807	—		—
	3/1/2021	—	—		—		—		—	32,749	(17)	$809,883	24,851	(9)	$614,565
	3/1/2022	—	—		—		—		—	119,837	(15)	$2,963,569	54,081	(11)	$1,337,423
Nikki Krishnamurthy	10/29/2018	—	—		200,000	(21)	$40.82		10/28/2028	—		—	24,498	(22)	$605,836
	3/1/2019	—	—		—		—		—	2,205	(15)	$54,530	—		—
	3/2/2020	—	—		—		—		—	27,084	(15)	$669,787	43,335	(7)	$1,071,675
	3/1/2021	—	—		—		—		—	62,223	(17)	$1,538,775	47,218	(9)	$1,167,701
	3/1/2022	—	—		—		—		—	82,388	(15)	$2,037,455	37,180	(11)	$919,461
(1)	The award date reflects the legal grant date of the underlying award. Previously, certain awards listed the accounting grant date/approval date.
(2)	The market value is based on the closing price of our common stock on December 31, 2022 of $24.73 per share.
(3)	20% vest annually commencing on September 5, 2018, provided that Mr. Khosrowshahi remains in continuous service with us, and subject to the occurrence of the earlier of (i) the effectiveness of a change in control transaction with acquisition proceeds of at least $120 billion or (ii) the consummation of an offering and our achievement over a 90 consecutive day trading period of a fully-diluted equity value of $120 billion based on the average closing price of our common stock during such period.
(4)	On May 8, 2018, we repriced this option grant to shorten the term from 10 years to seven years and to reduce the exercise price from $41.65 per share to $33.65 per share. The fair value of the option grant did not materially change as a result of this repricing.
(5)	25% vests annually commencing on March 16, 2019, provided Mr. Khosrowshahi remains in continuous service with us.
(6)	25% vests annually commencing on March 16, 2020, provided Mr. Khosrowshahi remains in continuous service with us.
(7)	Vests on March 16, 2023 in amounts based on our and the NEO’s performance between January 1, 2020 and December 31, 2022 as determined by metrics including Gross Bookings, Mobility & Delivery Segment Adj. EBITDA, Adjusted EBITDA, safety, and DEI, provided that the NEO remains in continuous service with us. Based on final performance certified by the Compensation Committee in February 2023, the following number of RSUs are eligible to vest as of March 16, 2023: 114,818 of these RSUs for Mr. Khosrowshahi, 30,617 of these RSUs for Mr. West, and 30,617 of these RSUs for Ms. Krishnamurthy, with the remainder being forfeited.

68	Uber 2023 Proxy Statement	Compensation Discussion and Analysis

(8)	25% vests annually commencing on March 16, 2021, provided Mr. Khosrowshahi remains in continuous service with us.
(9)	Vests on March 16, 2024 in amounts based on our and the NEO’s performance between January 1, 2021 and December 31, 2023 as determined by metrics including EBITDA Margin, Revenue Growth, safety, and DEI, provided that the NEO remains in continuous service with us.
(10)	25% vests annually commencing on March 16, 2022, provided Mr. Khosrowshahi remains in continuous service with us.
(11)	Vests on March 16, 2025 in amounts based on our and the NEO’s performance between January 1, 2022 and December 31, 2024 as determined by metrics including EBITDA Margin, Gross Bookings Growth, safety, and DEI, provided that the NEO remains in continuous service with us.
(12)	20% vests annually commencing on September 10, 2019, provided that Mr. Chai remains in continuous service with us, and subject to the occurrence of the earlier of (i) the effectiveness of a change in control transaction with acquisition proceeds of at least $120 billion or (ii) our achievement over a 90 consecutive day trading period of a fully-diluted equity value of $120 billion based on the average closing price of our common stock during such period.
(13)	Vests upon our achievement over a 90 consecutive day trading period of a fully-diluted equity value of $120 billion, (i) based on the average closing price of our common stock during such period, (ii) irrespective of whether Mr. Chai remains in continuous service with us upon such achievement and (iii) provided such achievement occurs prior to September 9, 2025.
(14)	The grant made to Mr. Chai on March 1, 2021 initially vested 1/48 on March 16, 2023 and in equal monthly installments for 12 months thereafter, and 3/48 vested in equal monthly installments for the remaining 12 months thereafter. On July 19, 2021, the Compensation Committee modified the vesting schedule of this award such that 25% vests on March 16th, 2022, and 1/48 vests monthly thereafter, provided Mr. Chai remains in continuous service with us, to align with the vesting schedules applicable to other executive officers’ equity awards.
(15)	1/48 vests monthly, provided the NEO remains in continuous service with us.
(16)	1/40 vests monthly, provided the NEO remains in continuous service with us.
(17)	25% vests on March 16, 2022, and 1/48 monthly thereafter, provided the NEO remains in continuous service with us.
(18)	20% vests annually commencing on March 1, 2018, provided that Mr. West remains in continuous service with us, and subject to the occurrence of the earlier of (i) the effectiveness of a change in control transaction with acquisition proceeds of at least $120 billion or (ii) our achievement over a 90 consecutive day trading period of a fully-diluted equity value of $120 billion based on the average closing price of our common stock during such period.
(19)	1/24 vests monthly commencing on March 16, 2021, provided Mr. West remains in continuous service with us.
(20)	36% vests monthly over 8 months, thereafter 64% vests monthly over 12 months, provided Mr. West remains in continuous service with us.
(21)	20% vests annually commencing on October 1, 2019, provided that Ms. Krishnamurthy remains in continuous service with us, and subject to the occurrence of the earlier of (i) the effectiveness of a change in control transaction with acquisition proceeds of at least $120 billion or (ii) our achievement over a 90 consecutive day trading period of a fully-diluted equity value of $120 billion based on the average closing price of our common stock during such period.
(22)	Vests upon our achievement over a 90 consecutive day trading period of a fully-diluted equity value of $120 billion, (i) based on the average closing price of our common stock during such period, (ii) irrespective of whether Ms. Krishnamurthy remains in continuous service with us upon such achievement and (iii) provided such achievement occurs prior to October 29, 2025.

Stock Option Exercises and Stock Vested During 2022

The following table shows information regarding the vesting of stock awards held by our NEOs during fiscal year 2022. None of our NEOs exercised stock options during 2022.

Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Dara Khosrowshahi	242,607	$ 8,344,179
Nelson Chai	300,104	$ 9,488,197
Jill Hazelbaker	201,775	$ 5,960,667
Tony West	163,207	$ 4,821,389
Nikki Krishnamurthy	139,523	$ 4,193,682

(1)	Reflects the closing price of our common stock on the vesting date multiplied by the number of shares vested.

Potential Payments Upon Termination or Change in Control	69

Potential Payments Upon Termination or Change in Control

Pursuant to our Executive Severance Plan, if an NEO is terminated by us without cause or resigns for good reason (each as defined in the Executive Severance Plan, or as set forth in the NEO’s employment or other participation agreement), and the NEO executes and does not revoke a release in our favor, the NEO will be eligible for the following payments:

•	12 months (24 months for our CEO) of the NEO’s then-current base salary and 100% (200% for our CEO) of the NEO’s then-current target bonus (payable in a lump sum if the termination of employment occurs within one year after a change in control, and otherwise payable in equal installments in accordance with our standard payroll procedures);
•	a lump sum cash payment equal to 12 times the monthly premiums for the health and dental benefit coverage in effect immediately preceding the NEO’s termination (or 18 months for our CEO if the termination occurs during the three months preceding a change in control or in the 12 months following a change in control);
•	pro rata monthly vesting of service-based equity awards that would otherwise vest less frequently than monthly, for the months that elapsed between the prior vesting date and the NEO’s termination; and
•	if the termination occurs during the three months preceding a change in control or in the 12 months following a change in control, all service-based vesting conditions applicable to the NEO’s equity awards will lapse, and all performance-based vesting conditions will be deemed satisfied at a level reasonably determined by the Compensation Committee based on actual performance as of the date of the termination.

Certain of our NEOs who had existing severance protection commitments in their employment agreements at the time we adopted our Executive Severance Plan are entitled to grandfathered provisions preserving portions of the prior entitlement in the event such prior entitlements are more favorable. These grandfathered provisions are detailed below.

•	Mr. Khosrowshahi. In addition to the cash severance terms set forth in the Executive Severance Plan, and if more favorable a qualifying termination during a change in control period, Mr. Khosrowshahi would receive the same salary and target bonus benefit set forth in the plan, continued health and welfare benefits for up to 24 months following the termination, and if more favorable accelerated vesting of all service-based vesting conditions applicable to all of his equity awards (other than certain awards subject to performance conditions, if those conditions had not been met at the time of termination). In the event of a change in control in which any of Mr. Khosrowshahi’s equity awards were to be terminated for no consideration, all of his service-based equity awards that otherwise could have been terminated would have vested in full and become immediately exercisable or settled.
•	Mr. Chai. In addition to the cash severance terms set forth in the Executive Severance Plan, in the event of a change in control in which any of Mr. Chai’s equity awards were to be terminated for no consideration, all of his service-based equity awards that otherwise could have been terminated would have vested in full and become immediately exercisable or settled.
•	Ms. Krishnamurthy. In addition to the cash severance terms set forth in the Executive Severance Plan, and if more favorable upon a qualifying termination, Ms. Krishnamurthy would receive accelerated vesting of the service-based vesting conditions of her granted RSUs that are subject only to a service condition, as if she had remained employed by us for an additional 12 months. Upon a qualifying termination during a change in control period, she would receive the same salary and target bonus benefit described above, and accelerated vesting of her RSUs that are subject only to a service condition.

70	Uber 2023 Proxy Statement	Compensation Discussion and Analysis

The following table quantifies the amount of cash payments and the value of any equity acceleration our NEOs would have received in connection with certain terminations of employment as if such termination of employment had occurred on December 31, 2022. No benefits are payable pursuant to our Executive Severance Plan in the event of an NEO’s voluntary resignation or retirement. For purposes of the descriptions below, the “CIC period” generally means the period beginning three months before and ending 12 months following a change in control transaction, but in some cases excludes the three months prior to such event. In connection with a change in control, each NEO is only eligible to receive equity acceleration described above if the NEO has a qualifying termination, which includes a termination by the Company without Cause or a termination of employment by the NEO for Good Reason (each as defined in our Executive Severance Plan), during the CIC Period. No equity accelerates solely upon the occurrence of a change in control and none of the NEOs will receive equity acceleration upon a termination for Cause or a voluntary resignation during the CIC period.

Name	Triggering Event	Salary ($)	Bonus ($)	Continued Benefits ($)(1)	Equity Acceleration ($)(2)		Total ($)
Dara Khosrowshahi	Involuntary termination (non-CIC)	$2,000,000	$4,000,000	$23,702	$ 2,729,351		$ 8,753,053
	Involuntary Termination during CIC period	$2,000,000	$4,000,000	$47,404	$ 8,679,513	(3)	$14,726,916
Nelson Chai	Involuntary termination (non-CIC)	$ 800,000	$ 800,000	$23,702	$ —		$ 1,623,702
	Involuntary Termination during CIC period	$ 800,000	$ 800,000	$23,702	$ 4,059,281	(3)	$ 5,682,983
Jill Hazelbaker	Involuntary termination (non-CIC)	$ 800,000	$ 800,000	$23,705	$ —		$ 1,623,705
	Involuntary Termination during CIC period	$ 800,000	$ 800,000	$23,705	$ 7,429,931		$ 9,053,636
Tony West	Involuntary termination (non-CIC)	$ 800,000	$1,600,000	$17,172	$ —		$ 2,417,172
	Involuntary Termination during CIC period	$ 800,000	$1,600,000	$17,172	$ 7,090,635		$ 9,507,807
Nikki Krishnamurthy	Involuntary termination (non-CIC)	$ 700,000	$ 700,000	$23,215	$ 1,901,168		$ 3,324,383
	Involuntary Termination during CIC period	$ 700,000	$ 700,000	$23,215	$ 4,300,547		$ 5,723,762

(1)	Represents 12 times the monthly premiums for the health and dental benefit coverage in effect on December 31, 2022 (or 24 times the monthly premiums for Mr. Khosrowshahi’s double trigger during CIC period).
(2)	Value of equity acceleration is calculated based on the $24.73 closing price of Uber stock on December 31, 2022, unless otherwise noted.
(3)	In the event the Company both undergoes a change in control and, in connection with such change in control, the unvested equity awards held by Messrs. Khosrowshahi and Chai are canceled and forfeited for no consideration, then Messrs. Khosrowshahi and Chai will receive the value of such equity awards they would have received had they been involuntarily terminated during the CIC Period.

Pay versus Performance Table	71

Pay versus Performance Table

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid (CAP), as defined under Item 402(v) and certain financial performance measures of the Company. For further information concerning the Company’s variable pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Executive Compensation – Compensation Discussion and Analysis.”

			Average Summary Compensation Table Total for Non-PEO NEOs[3]	Average Compensation Actually Paid to Non-PEO NEOs[2]	Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO[1]	Compensation Actually Paid to PEO[2]			Total Stockholder Return[4]	Peer Group Total Stockholder Return[4]	Net Income (millions)	Gross Bookings (millions)[5]
2022	$24,276,977	($8,946,037)	$9,583,840	($295,737)	$83.15	$139.00	($9,141M)	$115,395M
2021	$19,937,818	$4,212,154	$8,227,049	$3,380,603	$140.99	$193.58	($496M)	$90,415M
2020	$12,246,078	$45,037,091	$9,442,887	$16,013,106	$171.49	$143.89	($6,768M)	$57,897M

(1)	Total compensation reported for Mr. Khosrowshahi for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation – Executive Compensation Tables – Summary Compensation Table.”
(2)	Reflects the amount of “compensation actually paid” as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Khosrowshahi and the non-PEO NEOs during the applicable year.

Supplemental Tables:

PEO SCT to CAP Reconciliation:
Year	Reported Summary Compensation Table Total for PEO	Reported Value of Equity Awards	Equity Award Adjustments	Compensation Actually Paid to PEO
2022	$24,276,977	($20,170,608)	($13,052,406)	($8,946,037)
2021	$19,937,818	($16,030,080)	$304,416	$4,212,154
2020	$12,246,078	($9,500,772)	$42,291,785	$45,037,091

PEO Equity Award Adjustment Reconciliation:
Year	Year-End Fair Value of Equity Awards	Year-over-Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year-over-Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
2022	$13,192,206	($23,279,021)	—	($2,965,591)	—	—	($13,052,406)
2021	$10,951,012	($10,792,546)	—	$145,949	—	—	$304,416
2020	$8,417,308	$33,437,375	—	$437,102	—	—	$42,291,785

72	Uber 2023 Proxy Statement	Compensation Discussion and Analysis

Average NEO SCT to CAP Reconciliation:
Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Average Reported Value of Equity Awards	Average Equity Award Adjustments	Average Compensation Actually Paid to Non-PEO NEOs
2022	$9,583,840	($7,350,200)	($2,529,376)	($295,737)
2021	$8,227,049	($6,504,170)	$1,657,724	$3,380,603
2020	$9,442,887	($8,190,284)	$14,760,502	$16,013,106

Average NEO Equity Award Adjustment Reconciliation:
Year	Average Year-End Fair Value of Equity Awards	Year-over-Year Average Change in Fair Value of Outstanding and Unvested Equity Awards	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year-over-Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Average Equity Award Adjustments
2022	$4,414,146	($5,703,300)	$689,599	($1,929,821)	—	—	($2,529,376)
2021	$4,577,410	($2,832,446)	—	($87,240)	—	—	$1,657,724
2020	$10,369,779	$5,950,766	$230,996	$95,804	($1,886,843)	—	$14,760,502

(3)	Represents the average of the amounts reported for the Company’s NEOs as a group (excluding Mr. Khosrowshahi, who has served as our CEO since 2017) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2022, Nelson Chai, Tony West, Jill Hazelbaker, and Nikki Krishnamurthy; (ii) for 2021, Nelson Chai, Tony West, Jill Hazelbaker, and Nikki Krishnamurthy; and (iii) for 2020, Nelson Chai, Tony West, Jill Hazelbaker, Nikki Krishnamurthy and Thuan Pham.
(4)	Reflects the cumulative total return to stockholders on Uber’s common stock relative to the cumulative total returns of the Standard & Poor’s 500 Information Technology Sector Index (S&P 500 IT), which is the index included in our Performance Graph in the Company’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 2022.
(5)	We define Gross Bookings as the total dollar value, including any applicable taxes, tolls, and fees, of: Mobility rides; Delivery orders (in each case without any adjustment for consumer discounts and refunds); Driver and Merchant earnings; Driver incentives; and Freight revenue. Gross Bookings do not include tips earned by Drivers. Gross Bookings are an indication of the scale of our current platform, which ultimately impacts revenue. For further discussion on our Gross Bookings measure, please see the disclosure in our CD&A.

As described in greater detail in “Executive Compensation – Compensation Discussion and Analysis,” Uber’s executive compensation program reflects a pay-for performance philosophy. The metrics that Uber uses for both our long- and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase stockholder value. Below are the most important measures used to link compensation actually paid to our NEOs, for the most recently completed fiscal year:

Most Important Measures to Determine FY22 CAP
Gross Bookings
Adjusted EBITDA
TSR
DEI*
Safety Performance*

*	For further discussion on our DEI and safety improvement measures, please see the disclosure included in our CD&A.

Pay versus Performance Table	73

CAP versus TSR

As described in our CD&A, in order to align our executive’s compensation with the interests of our stockholders, the vast majority of our executives’ compensation comes in the form of long-term incentives. The graph below compares CAP, as computed in accordance with Item 402(v) of Regulation S-K, to Uber’s cumulative TSR over the past three years. 2020 compensation actually paid for our PEO includes the final tranche of his sign-on award. For 2021 and later, PEO compensation levels have returned to normalized levels. As reflected in the chart below, compensation for our executives is heavily linked to Uber’s TSR. Over the last three years CAP for both our PEO and other NEOs has decreased, aligned with Uber’s cumulative TSR due to the fact that their compensation is heavily linked to our stock performance.

CAP versus Financial Measures (Gross Bookings and Net Income)

The graph below compares CAP, as computed in accordance with Item 402(v) of Regulation S-K, to Uber’s reported Gross Bookings in each respective year. As reflected in our CD&A, Uber has identified Gross Bookings as one of the most important financial measures used in determining compensation. As illustrated below, over the past three years, Uber’s Gross Bookings have increased significantly, while CAP has decreased due to the vast majority of compensation being tied to Uber’s stock price performance.

Additionally, as presented in the Pay-versus-Performance table above, Net Income increased from 2020 to 2021; however, it decreased from 2021 to 2022. We ended the year with a $9.1 billion GAAP net loss largely as a result of a $7 billion net headwind (pre-tax) from revaluations of our equity investments.

74	Uber 2023 Proxy Statement	Compensation Discussion and Analysis

TSR: Company versus Peer Group

As shown in the chart below, the Company’s cumulative TSR is below the companies included in the S&P 500 IT. During 2020, our stock price outperformed the S&P 500 IT; however, the S&P500 IT maintained its upward trend until the end of 2021, while our stock price began to decline. In 2022, although we delivered steady and strong financial performance, exceeding analyst expectations, our stock price declined at a similar rate of decline for the S&P 500 IT, amidst a broad sell-off in technology stocks.

75

Equity Compensation Plan Information

Plans Approved by our Stockholders

As of December 31, 2022, the Company has four equity compensation plans that have been approved by our stockholders. The category “Equity compensation plans approved by stockholders” in the table below consists of the 2010 Equity Incentive Plan (2010 Plan), the 2013 Equity Incentive Plan (2013 Plan), the 2019 Equity Incentive Plan (2019 Plan), and the 2019 Employee Stock Purchase Plan (ESPP).

Plans Not Approved by our Stockholders

As of December 31, 2022, the Company has one equity compensation plan that had not been approved by our stockholders pursuant to which we may continue to grant equity awards, the Cornershop Global LLC 2020 Equity Incentive Plan (the Cornershop Plan), which we assumed in connection with our acquisition of Cornershop Global LLC (Cornershop). No additional awards may be granted under any other assumed or substituted arrangements in connection with mergers and acquisitions.

The following table shows information, as of December 31, 2022, with respect to shares of our common stock that may be issued under existing equity compensation plans.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights(1) (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights(2) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(3) (c)
Equity compensation plans approved by stockholders	112,385,815		15.83	368,287,664
Equity compensation plans not approved by stockholders	—	(4)	—	—
Total	112,385,815		15.83	368,287,664
(1)	Consists of the following: 329,304 shares subject to outstanding awards granted under the 2010 Plan, 15,379,381 shares subject to outstanding awards granted under the 2013 Plan, and 96,677,160 shares subject to outstanding awards granted under the 2019 Plan. Performance-based RSUs are, for purposes of this column, assumed to be payable at 100% of target. Following our IPO in 2019, no additional awards have been or will be granted under the 2010 and 2013 Plans.
(2)	The weighted-average exercise price is calculated solely on the exercise prices of the outstanding options and SARs and does not reflect the shares that will be issued upon the vesting of outstanding awards of RSUs, which have no exercise price.
(3)	Consists of 65,781,687 shares available under the ESPP and 302,305,977 shares available under the 2019 Plan, including shares subject to purchase during the current ESPP purchase period. The number of shares reserved for issuance under the ESPP and the 2019 Plan automatically increases on January 1st each calendar year for 10 years, starting on January 1, 2020 and ending on and including January 1, 2029. The number of shares reserved for issuance under the ESPP automatically increases by the lesser of (a) one percent (1.0%) of the total number of our shares outstanding as of December 31st of the immediately preceding calendar year or (b) 25,000,000 shares, or (c) a number determined by our Board of Directors. The number of shares reserved for issuance under the 2019 Plan automatically increases by the lesser of (a) five percent (5.0%) of the total number of Uber shares outstanding as of December 31st of the immediately preceding calendar year or (b) a number determined by our Board of Directors. The reported number of available shares includes the 97,470,577 shares added to the 2019 Plan and the 19,494,115 shares added to the ESPP on January 1, 2022 as a result of the automatic increase provisions.
(4)	Excludes options, RSUs, SARs, and other equity rights assumed or substituted in connection with mergers and acquisitions. As of December 31, 2022, a total of 5,184,105 shares of common stock were issuable upon exercise of outstanding options, 1,254,466 shares were issuable upon the vesting of RSUs, and 1,505 shares were issuable upon the exercise of outstanding SARs under those other assumed or substituted arrangements. The weighted average exercise price of those outstanding options and SARs is $8.47 per share. Additional awards pursuant to the Cornershop Plan may only be made to individuals who were Cornershop employees at the time the Cornershop transaction was completed.

76	Uber 2023 Proxy Statement	Proposal 2-Advisory Vote to Approve 2022 Named Executive Officer Compensation

Proposal 2—Advisory Vote to Approve 2022 Named Executive Officer Compensation

In accordance with Section 14A of the Exchange Act, we are requesting stockholder approval, on a non-binding advisory basis, of the compensation of our NEOs during 2022, as described in the Compensation Discussion and Analysis (CD&A) section of this proxy statement beginning on page 40.

As discussed in greater detail in the CD&A section in this proxy statement, our compensation program is designed to achieve the following objectives:

•	Attract and Retain Talent. Attract and retain a highly talented, diverse team of executives who possess and demonstrate strong leadership, exceptional followership, and world-class management capabilities. Provide competitive compensation, in the form of cash and equity, to assist in motivating and retaining existing talent while also attracting new talent.
•	Align with Stockholders. Align the executive officer’s incentives with Company performance on financial and strategic measures that drive the creation of long-term stockholder value, thereby aligning the interests of our executives with those of our stockholders. A strong emphasis on cash and equity compensation linked to achieving our short- and long-term strategic goals aligns with our entrepreneurial spirit and incentivizes our executive officers to maximize stockholder value through long-term sustained financial performance.
•	Reinforce Mission and Values. Recognizing the strategic importance of our human capital and culture, we redefined our mission and values to further unite and define our culture: promote our mission to reimagine the way the world moves for the better; and promote our values of doing the right thing, bringing the mindset of a champion, being obsessed with creating the best marketplace for Drivers and Couriers, riders, eaters, and merchants, building with heart, standing for safety, seeing the forest and the trees, recognizing that great minds don’t think alike, and recognizing that we are One Uber. In 2022, the Compensation Committee established key Company-wide priorities incorporating this mission and values, which were assessed as part of setting compensation for our executive officers, including the inclusion of DEI, safety improvement, retention, and Driver and Courier Well-Being metrics in our cash bonus and PRSU programs.
•	Pay-for-Performance. Reward our executive officers for achievement of the Company’s short- and long-term financial and strategic goals. In 2022, 96% of our CEO’s target compensation and 92% of our other named executive officer’s average target compensation was at-risk based on the achievement of aggressive goals that further our strategy or that are used by investors to evaluate our financial performance.

We urge you to carefully read the letter from our Compensation Committee beginning on page 39 of this proxy statement and the CD&A section of this proxy statement for additional details on the Company’s executive compensation, including our compensation philosophy and the 2022 compensation of our NEOs. Our Board of Directors believes that our executive compensation program is effective in implementing our compensation philosophy.

Although the advisory vote is non-binding, the Board of Directors and the Compensation Committee will consider stockholder feedback obtained through this vote and our stockholder outreach process in making future decisions about our executive compensation program.

Vote Required and Recommendation of the Board of Directors

The advisory vote on the compensation of our NEOs will be approved by the affirmative vote of the majority of votes properly cast (i.e., the number of shares voted “FOR” the proposal must exceed the number of shares voted “AGAINST” the proposal). Abstentions and “broker non- votes” will have no effect on the outcome of the vote.

Our Board of Directors recommends a vote “FOR” the approval, on a non-binding advisory basis, of the 2022 compensation of our NEOs.

77

Proposal 3—Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2023. Neither the Company’s bylaws nor other governing documents or law require stockholder ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. However, the Board considers the selection of the independent registered public accounting firm to be an important matter of stockholder concern and is submitting the selection of PricewaterhouseCoopers LLP for ratification by stockholders as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will review its future selection of PricewaterhouseCoopers LLP as its independent registered public accounting firm.

The Board considers the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2023 to be in the best interests of the Company and its stockholders. The Company expects representatives of PwC to attend the 2023 Annual Meeting. They will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions.

Audit Committee Report

The Audit Committee oversees and monitors the Company’s financial reporting process and systems of internal accounting and financial controls on behalf of the Board of Directors. In fulfilling these responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2022. The Audit Committee discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, the matters required to be discussed with the independent registered public accounting firm under generally accepted auditing standards, including Auditing Standard No. 1301. In addition, the Audit Committee has received the written disclosures and the letter from PwC required by the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence from the Company and its management.

Based on the considerations referred to above, the Committee recommended to our Board of Directors, and the Board of Directors subsequently approved the recommendation, that the audited financial statements for the year ended December 31, 2022 be included in our Annual Report on Form 10-K for 2022 and selected PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2023. This report is provided by the following independent directors, who constitute the Committee:

John Thain (Chair)
Revathi Advaithi
Ursula Burns

Yasir Al-Rumayyan
Alexander Wynaendts

78	Uber 2023 Proxy Statement	Proposal 3-Ratification of Appointment of Independent Registered Public Accounting Firm

Fees Paid to the Independent Registered Public Accounting Firm

The Audit Committee engaged PricewaterhouseCoopers LLP to perform an annual audit of the Company’s financial statements for the fiscal year ended December 31, 2022. The Audit Committee was responsible for determination and approval of audit fees primarily based on audit scope, with consideration of audit team skills and experiences.

The following table sets forth the aggregate audit fees billed and expected to be billed by PricewaterhouseCoopers LLP for the indicated fiscal year and the fees billed by PricewaterhouseCoopers LLP for all other services rendered during the indicated fiscal year:

(in thousands)	FY 2021	FY 2022
Audit Fees	$ 26,853	$ 27,503
Audit Related Fees	—	—
Tax Fees	$ 159	$ 2,349
All Other Fees	$ 43	$ 22
PwC Total Fees	$ 27,055	$ 29,874

Audit Fees

Consists of fees for professional services rendered in connection with the integrated audit of our annual consolidated financial statements, reviews of our quarterly consolidated financial statements, statutory audits of our domestic and international subsidiaries, audits of carve-out subsidiary financial statements, and issuances of consents and other services related to SEC matters. This category also includes fees for accounting consultations and audit services incurred in connection with nonrecurring transactions.

Tax Fees

Consists of fees for professional services for domestic and international tax advisory and compliance services.

All Other Fees

Consists of fees for permitted products and services other than those that meet the criteria above.

The Audit Committee concluded that the provision of the non-audit services listed above is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

Pre-Approval Policy

The Audit Committee is required to pre-approve all audit, audit-related, tax and non-audit services performed by the independent registered public accounting firm to ensure that the provision of such services does not impair its independence. Pre-approval is generally provided for 12 months from the date of pre-approval, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific fee. The Audit Committee has delegated pre-approval authority to its chairperson or any other committee member designated by the chairperson for requests received between scheduled meetings of the committee. All of the audit, tax and non-audit services provided by PwC in fiscal year 2022 and related fees were approved in accordance with the Audit Committee’s policy.

Vote Required and Recommendation of the Board of Directors

The affirmative vote of a majority of the votes properly cast on this proposal will constitute approval of the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2023. Abstentions will not have any effect on the outcome of the proposal, but your nominee will have discretionary authority to vote your shares if you do not provide instructions as to how your shares should be voted on this proposal.

Our Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2023.

Stockholder Supporting Statement	79

Stockholder Proposals

We believe constructive conversations with our stockholders continuously drive increased accountability, transparency and ultimately create long-term stockholder value. One aspect of these constructive dialogues is engagement with stockholders who submit stockholder proposals. We encourage you to read more about our investor engagement efforts, including our responses to feedback on pages 10 and 11 of this proxy statement.

Proposal 4—Stockholder Proposal to Prepare an Independent
Third-Party Audit on Driver Health and Safety

Stockholder Proposal

Stockholder Stichting Bewaarder Achmea Beleggingspools, beneficially owning stock worth at least $25,000, has advised that they intend to submit the following proposal at our annual meeting of stockholders:

Resolved, Shareholders of Uber Technologies, Inc. ("Uber") request that the Board of Directors commission an independent third-party audit on driver health and safety, evaluating the effects of Uber’s performance metrics and ratings and its policies and procedures on driver health and safety.

The audit should be conducted with input from drivers, workplace safety experts, and other relevant stakeholders and consider legislative and regulatory developments and adverse media coverage. A report on the audit, prepared at a reasonable cost and omitting confidential and proprietary information, should be publicly disclosed on Uber’s website.

Stockholder Supporting Statement

Uber is the largest ride-hail company in the world, a significant player in the delivery market, and strives to be "the safest way to go anywhere and get anything." Yet Uber’s model of using regulatory loopholes to avoid providing adequate workplace protections and controlling how work is performed has left drivers facing pervasive health and safety issues, disproportionately harming this primarily Black, Brown, and immigrant workforce. Unsurprisingly, 41 percent of app workers of color reported feeling unsafe while working.1

The crisis significantly impacts Uber’s nearly one million drivers, their households, and society.2 Despite Uber drivers being a small percentage of the country’s workforce, they comprise almost 1 percent of US job-related deaths.3 A report by Gig Workers Rising also found that since 2017, in the United States, 52 app workers have been murdered on the job.4 Since the report’s release, the figure has increased to 72, 67 percent of whom were people of color. Drivers also face carjackings, sexual harassment/assault, and physical assault. In a federal wrongful (driver) death lawsuit against Uber, the company confirmed that from 2017 to 2020, drivers reported at least 24,000 assaults or threats of assault by passengers.5

Uber’s policies discourage drivers from reporting incidents. If drivers decline rides, Uber can issue penalties. If they cancel too many rides, drivers can be deactivated, limiting their capacity to end a trip if they feel unsafe. Drivers also report that if they document an incident, Uber deactivates them while investigating, freezing a worker’s earning capacity for an undetermined amount of time.

Uber has released two safety reports, which do not include instances of nonfatal attempted assault or reported long-term physical injuries or trauma. Uber’s safety issues and incomplete reporting have drawn scrutiny from legislators, regulators, the press, and the public. In 2022, Senators Markey and Warren led six of their colleagues in sending a letter to Uber’s CEO, pressing Uber to answer for their lack of health and safety transparency and asking Uber to address the dangers of rideshare driving.6 Despite lawmakers’ calls, Uber did not disclose additional data on workplace deaths or injuries.7

The lack of transparency and failure to adequately investigate and address driver health and safety issues pose significant risks to Uber, including financial, regulatory, and reputational risks.

We urge stockholders to vote FOR this proposal.

(1)	https://www.pewresearch.org/internet/2021/12/08/the-state-of-gig-work-in-2021/
(2)	https://www.uber.com/newsroom/working-together-priorities/
(3)	https://themarkup.org/working-for-an-algorithm/2022/07/28/more-than-350-gig-workers-carjacked-28-killed-over-the-last-five-years
(4)	https://www.gigsafetynow.com/_files/ugd/af5398_74d1c1fd564b42d58e95dd8a2d99ee03.pdf
(5)	https://themarkup.org/working-for-an-algorithm/2022/07/28/more-than-350-gig-workers-carjacked-28-killed-over-the-last-five-years
(6)	https://www.gigsafetynow.com/_files/ugd/7ac46e_377382bc48dc41998899578a0fbd8f8c.pdf
(7)	https://www.markey.senate.gov/download/app-based-delivery-companies-responses-to-lawmakers

80	Uber 2023 Proxy Statement	Proposal 4-Stockholder Proposal to Prepare an Independent Third-Party Audit on Driver Health and Safety

Statement of Opposition

At Uber, we embed safety into everything that we do and are committed to helping make Uber safer for everyone using our platform. We were the first company in our industry to voluntarily publish a safety report. This level of transparency helps build trust with Drivers and riders who utilize our platform. Our work on safety is never done, and we work hard every year to enhance the safety features and initiatives on our platform. Since 2017, we published two safety reports, we doubled the size of our safety team, made safety a core Company value, and continued our investment in new safety technologies and features. We consistently raise the bar on safety for the industry by embracing an expert-driven, action-oriented, and transparent approach while holding ourselves accountable to the commitments we have made.

We do not believe this proposal is appropriate or necessary because (1) Uber already provides extensive reporting on our safety initiatives, goals, and performance, (2) we are currently undertaking an independent third-party civil rights assessment that incorporates many of the same requests included in this proposal, and (3) we have consistently demonstrated a strong and continued commitment to the safety of our platform.

Leading on safety means taking innovative steps to reduce and manage safety incidents that happen on our platform. In December 2019, Uber became the first company to proactively release a U.S. Safety Report detailing our safety features, as well as data on the most serious safety incidents reported on our platform, including motor vehicle fatalities, physical assault fatalities, and sexual assault. The Safety Report details our safety taxonomy that is the basis for measuring and reporting safety data in connection with our platform, and provides significant insight into the methodology and audit process used to generate the underlying data. The Report and our safety program more broadly are developed with input from independent, third-party experts, including our Safety Advisory Board—to ensure that their guidance and knowledge is reflected in our ongoing efforts, and which may include guidance on ways in which we can enhance our disclosures. In 2022, we released our second U.S. Safety Report covering the years 2019 and 2020, which provided continued detail about our safety record and our efforts to improve safety on our platform.

The most recent version of our U.S. Safety Report can be accessed by visiting our website at www.uber.com/us/en/about/reports/us-safety-report/.

We intend to continue providing updates to future iterations of our Safety Report.

A third-party civil rights assessment, which includes safety, is currently underway. We are already undertaking an independent third-party civil rights assessment, with results to be published in Spring of 2023. This assessment, which was announced at our 2022 Annual Meeting, will include many of the core elements that are requested in the proposal. In particular, the assessment will include a review of our policies, procedures, and statements related to Driver and rider safety, harassment, and well-being. It will also include a review and assessment of our policies and procedures regarding investigations of Driver and rider complaints regarding a number of topics, including safety, as well as our processes for escalation and remediation. The assessment will also include the perspectives of a selection of civil rights organizations, community leaders, and others, including representatives of Drivers on the mobility platform.

An unparalleled commitment to safety. Our commitment to safety is demonstrated through our investment in technology and the many safety measures available on our platform. We have long set the standard for platform safety technology, and our core safety features include:

•	The Safety Toolkit, which allows users to easily access safety features while on trip
•	In-app emergency button that connects to in-country emergency services, providing more accurate data location to first responders
•	Phone number and address anonymization
•	Share My Trip, which allows Drivers and riders to share trip details with designated loved ones who can follow in real time
•	Speed-limit alerts and driving-hours tool to help prevent drowsy driving
•	RideCheck, which detects and sends notifications regarding rare events like long stops, unexpected routes, or possible crashes
•	Audio recording, which allows riders and Drivers to record audio during a trip while protecting privacy
•	Rider Verification features including requiring identification for riders with anonymous payment methods in many countries
•	Driving hour limits that limit time driving without a contiguous break, but preserve flexible schedules for Drivers

In addition, we partner with local advocacy groups, experts, and regulators, and review Driver feedback, to ensure that the safety environment we see on the platform reflects the broader context and trends in the cities and countries in which we operate. This includes efforts in areas such as sexual misconduct education, two-wheeler safety education, addressing gender-based violence, and creating a Deactivation Review Center for Drivers. More details of our many safety features and our advocacy efforts can be found in our U.S. Safety Reports.

Additional information on our extensive policies and practices around safety, including Community Guidelines and dedicated reports for various stakeholder groups, can be found by visiting our website at www.uber.com/us/en/safety.

Statement of Opposition	81

Board and executive oversight

Uber’s commitment to the health and safety of all users goes far beyond reporting. As discussed on page 13 of this proxy statement, health and safety is overseen at the highest levels of our Company. Our Board of Directors and senior management deeply understand the importance of safety, which is why safety is one of our core values and has been incorporated into our executive compensation plan as a performance metric for over 5 years. The Board receives regular updates regarding safety performance, including annual updates on key safety performance indicators, as well as progress made on safety efforts such as new products.

The stockholder proponent’s supporting statement includes false and misleading claims

The stockholder proponent makes a number of claims in its supporting statement regarding our policies and processes around health and safety that are false and misleading, including the following:

•	Incidents: Although the proponent states that our policies discourage Drivers from reporting incidents, there are multiple ways to report incidents to Uber and we encourage Drivers and riders to report incidents as it helps maintain the safety of the platform. For example, Drivers have access to Uber’s Safety Incident Reporting line and 24/7 in-app support. After a trip, a rider or Driver can submit feedback and report an incident right in the app. We have a 24/7 team that looks into every incident and takes appropriate action, which can include banning riders from the Uber platform in accordance with our Community Guidelines.
•	Cancellations: The proponent inaccurately states that Drivers can be deactivated if they cancel too many rides, limiting their capacity to end a trip if they feel unsafe. However, canceling a trip at pickup for safety reasons does not count against a Driver’s cancellation rate. To guard against discrimination, Drivers are not allowed to cancel trips on the basis of someone’s protected characteristics or for the purpose of avoiding a particular neighborhood due to the characteristics of the people or businesses that are located in that area.
•	Deactivations: The proponent also falsely states that we deactivate Drivers who have documented an incident while we investigate the incident. When we receive a report of a serious incident, we immediately remove the accused party’s access to the Uber app while we complete a review. An accused party could be anyone interacting with the platform, including a rider. The only situation where a Driver reporting an incident would be deactivated while a review is underway is in the event both parties to a trip report a serious incident, or if a Driver reports an auto crash with serious injuries or fatality.

Stockholder Engagement

We engaged with the proponent on several occasions in order to help clarify some of these fundamental misunderstandings, as well as to see if we could arrive at a mutually agreeable outcome related to their proposal. As described on page 10, we engage with our stockholders throughout the year to better understand their views. We welcome feedback from our stockholders and will continue to explore ways to enhance our safety program and disclosure.

Conclusion

At Uber, we know our work on safety is never done, and we are dedicated to continuously investing in, and evolving, a rigorous safety approach. As the above highlights show, we are committed to making safety enhancements that will have a practical, positive impact in the communities we serve. We would not be where we are today without the guidance and support of experts and advocacy groups, and we remain thankful for the opportunity to listen, learn, and partner with people from around the globe who help guide our safety journey.

For all the reasons above, your Board recommends a vote AGAINST this proposal.

Vote Required and Recommendation of the Board of Directors

To pass, the proposal to prepare an independent third-party audit on Driver health and safety must be approved by the affirmative vote of the majority of the vote cast. Abstentions will count as a vote against the proposal. Broker non-votes will not have any effect on the outcome of this vote.

Our Board of Directors recommends a vote "AGAINST" the stockholder proposal to prepare an independent third-party audit on Driver health and safety.

82	Uber 2023 Proxy Statement	Additional Information

Additional Information

Annual Meeting Information

In connection with the 2023 Annual Meeting, which will take place on May 8, 2023, our Board of Directors has provided these materials to you, either over the Internet or via mail. The Notice of Internet Availability (the “Notice”) was mailed to Company stockholders beginning March 28, 2023, and our proxy materials were posted on the website referenced in the Notice on that same date. The Company, on behalf of the Board of Directors, is soliciting your proxy to vote your shares at the 2023 Annual Meeting of Stockholders. We solicit proxies to give stockholders of record an opportunity to vote on matters that will be presented at the Annual Meeting. In the proxy statement, you will find information on these matters, which is provided to assist you in voting your shares.

1. What is the Notice and why did I receive it but no proxy materials by mail or email?

Unless you have requested that we provide a copy of our proxy materials (including our 2022 Annual Report) to you by mail or email, we are providing only the Notice to you by mail or email. The Notice will instruct you as to how you may access and review the proxy materials on the Internet. The Notice will also instruct you as to how you may access your proxy card to vote over the Internet. If you received the Notice by mail or email and would like to receive a paper copy of our proxy materials, free of charge, please follow the instructions included in the Notice. This proxy statement is dated March 28, 2023 and distribution of the Notice to stockholders is scheduled to begin on or about March 28, 2023. We have adopted this procedure pursuant to rules adopted by the SEC in order to conserve natural resources and reduce our costs of printing and distributing the proxy materials, while providing a convenient method for stockholders to access the materials and vote.

2. Who can vote?

You can vote if, as of the close of business on March 13, 2023 (the record date), you were a stockholder of record of the Company’s common stock and are entitled to vote at the 2023 Annual Meeting and any adjournment or postponement thereof. Each share of Company stock gets one vote. On March 13, 2023, there were 2,013,871,932 shares of common stock issued and outstanding.

3. How do I vote shares held under my name?

Most stockholders can vote by proxy in three ways:

•	By Internet — You can vote via the Internet by following the instructions in the Notice or by accessing, before the meeting, www.proxyvote.com or, during the meeting, www.virtualshareholdermeeting.com/UBER2023 and following the instructions contained on that website;
•	By Telephone — In the United States and Canada, you can vote by telephone by following the instructions in the Notice or by calling 1-800-690-6903 and following the instructions; or
•	By Mail — You can vote by mail by requesting a full packet of proxy materials be sent to your home address. Upon receipt of the materials, you may fill out the enclosed proxy card and return it per the instructions on the card.

Proxies are solicited by and on behalf of our Board of Directors. Dara Khosrowshahi (our Chief Executive Officer), Nelson Chai (our Chief Financial Officer) and Tony West (our Chief Legal Officer and Corporate Secretary) have been designated as proxy holders by our Board of Directors. If you vote by proxy, your shares will be voted at the Annual Meeting as you direct. If you sign your proxy card but do not specify how you want your shares to be voted, they will be voted as the Board of Directors recommends (“FOR” the election of 10 director nominees named in this proxy statement, “FOR” the advisory vote to approve the 2022 compensation of our NEOs, “FOR” the ratification of the appointment of PwC as the Company’s independent registered public accounting firm for 2023, and “AGAINST” the stockholder proposal to require an independent third-party audit on Driver health and safety, and in accordance with the judgment of the persons voting the proxy on any other matters properly brought before the meeting, if any such matters are properly raised at the meeting). In addition to the matters described in this proxy statement, a stockholder has provided notice to the Company of the stockholder’s intent to present a proposal at the meeting regarding Driver health and safety-related matters and policies. If the proposal is presented properly at the meeting, the persons named in the accompanying proxy have informed the Company that they intend to exercise their discretionary authority to vote against the proposal.

You can also vote at the virtual Annual Meeting if you are the stockholder of record. If you are the beneficial owner and want to vote your shares at the Annual Meeting, you will need to request a legal proxy from your bank, broker, or other nominee well in advance of the 2023 Annual Meeting. We encourage you to vote your proxy by Internet, telephone, or mail prior to the meeting, even if you plan to participate in the virtual meeting.

If you experience any technical difficulties or have any questions regarding the virtual meeting website, please call 844-986-0822 (U.S.) or 303-562-9302 (International), and we will endeavor to assist you. If there are any technical issues in convening or hosting the meeting, we plan to promptly post information to our investor relations website, investor.uber.com, including information on when the meeting will be reconvened.

4. Can I change or revoke my vote after I return my proxy card?

Yes. If you are the stockholder of record, you can change or revoke your proxy before the 2023 Annual Meeting by Internet, telephone, or mail prior to 11:59 p.m. Eastern Time on May 7, 2023, or by participating in the virtual Annual Meeting and voting. If you are the beneficial owner of shares held in street name, you must follow the instructions for changing or revoking your proxy provided by your broker, bank, or other nominee.

You are the “stockholder of record” for any Company shares that you own directly in your name.

Additional Information	83

You are a “beneficial stockholder” of shares held in street name if your Company shares are held in an account with a broker, bank, or other nominee as custodian on your behalf. The broker, bank, or other nominee is considered the stockholder of record of these shares, commonly referred to as holding the shares in “street name.” As the beneficial owner, you have the right to instruct the broker, bank, or other nominee how to vote your shares.

5. How do I vote shares not held under my name?

If your shares are held in street name by a nominee, the Notice or proxy materials, as applicable, are being forwarded to you by that organization, and you should follow the instructions for voting as set forth on that organization’s voting instruction card.

Under the rules and practices of the New York Stock Exchange (NYSE), if you hold shares through a nominee, your nominee is permitted to vote your shares on certain “routine” matters in its discretion even if the nominee does not receive instructions from you. The proposal to ratify the appointment of PwC is considered a “routine” matter, and your nominee will have discretionary authority to vote your shares if you do not provide instructions as to how your shares should be voted on this proposal. The proposals to elect directors; to approve, on an advisory basis, the compensation of our NEOs; and the stockholder proposal to require an independent third-party audit on Driver health and safety are “non- routine” matters. The absence of voting instructions from you to your nominee on these “non-routine” matters will result in a “broker non-vote” because the nominee does not have discretionary voting power for those proposals. “Broker non-votes” and “withhold” votes do not constitute votes properly cast favoring or opposing proposals on “non-routine” matters.

6. What vote is required for approval of proposals?

Proposal 1: Election of 10 director nominees named in this proxy statement	Each of the 10 nominees for director who receives a majority of votes properly cast will be elected as a member of our Board of Directors (i.e., the number of shares voted “FOR” the proposal must exceed the number of shares voted “AGAINST” the proposal). Abstentions and “broker non-votes” will not have any effect on the outcome of this vote.
Proposal 2: Advisory vote to approve 2022 named executive officer compensation	To pass, the proposal to approve, on an advisory basis, the 2022 compensation of our NEOs must be approved by the affirmative vote of the majority of votes properly cast. The vote will be given due regard by, but will not be binding on, the Board of Directors. Abstentions and “broker non-votes” will not have any effect on the outcome of this vote.
Proposal 3: Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2022	To pass, the proposal to ratify the appointment of PricewaterhouseCoopers LLP must be approved by the affirmative vote of the majority of votes properly cast. Abstentions will not have any effect on the outcome of this proposal, but your nominee will have discretionary authority to vote your shares if you do not provide instructions as to how your shares should be voted on this proposal.
Proposal 4: Stockholder Proposal to Prepare an independent third-party audit on Driver health and safety	Proposal 4 is a stockholder proposal which will only be voted on at the Annual Meeting if properly presented by or on behalf of the stockholder proponent. If voted upon, to pass, the proposal must be approved by the affirmative vote of the majority of the vote properly cast. Abstentions will count as a vote against the proposal. “Broker non-votes” will not have any effect on the outcome of this vote. The vote will be given due regard by, but will not be binding on, the Board of Directors.

7. Who bears the cost of the Company’s proxy solicitation?

The Company will bear the cost of the solicitation of proxies by the Company. Proxies may be solicited by officers, directors, and employees of the Company, none of whom will receive any additional compensation for their services. D.F. King & Co., Inc. may solicit proxies on behalf of the Company at a cost we anticipate will not exceed $25,000. These solicitations may be made personally or by mail, facsimile, telephone, messenger, email, or the Internet. The Company will pay persons holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks, and other fiduciaries, for the expense of forwarding solicitation materials to their principals. The Company will pay all proxy solicitation costs.

84	Uber 2023 Proxy Statement	Additional Information

8. How do I participate in the 2023 Annual Meeting virtually?

The Annual Meeting will be conducted virtually via a webcast available at www.virtualshareholdermeeting.com/UBER2023 in accordance with the Rules of Conduct which are set forth below in their entirety. You are entitled to participate in the Annual Meeting via the webcast if you were a stockholder as of the close of business on March 13, 2023, the record date, or hold a valid proxy for the meeting. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/UBER2023, you must enter the 16-digit control number found next to the label “Control Number” for postal mail recipients or within the body of the email sending you this proxy statement. If you do not have your 16-digit control number, you will be able to login as a guest but will not be able to vote your shares or submit questions during the meeting.

The stockholders’ question and answer session will include questions submitted in advance of, and questions submitted live during, the 2023 Annual Meeting. You may submit a question in advance of the meeting at www.proxyvote.com after logging in with your Control Number. Questions may be submitted during the 2023 Annual Meeting through www.virtualshareholdermeeting.com/UBER2023.

9. Why were my proxy materials included in the same envelope as other people at my address?

Stockholders of record who have the same address and last name and have not previously requested electronic delivery of proxy materials will receive a single envelope containing the Notices for all stockholders having that address. The Notice for each stockholder will include that stockholder’s unique control number needed to vote his or her shares. This procedure reduces our printing costs and postage fees. If you prefer to receive a separate copy of the proxy materials, please call us at 1-800-579-1639 in the United States, or inform us in writing at: www.proxyvote.com, or by email at sendmaterial@proxyvote.com. We will promptly deliver a separate copy of the proxy materials in response to any such request. If, in the future, you do not wish to participate in householding, you should contact us at the above phone number, address or email.

For those stockholders who have the same address and last name and who request to receive a printed copy of the proxy materials by mail, we will send only one copy of such materials to each address unless one or more of those stockholders notifies us, in the same manner described above, that they wish to receive a printed copy for each stockholder at that address.

Beneficial stockholders can request information about householding from their banks, brokers, or other holders of record.

Your Vote is Important

Please vote your proxy promptly so your shares can be represented, even if you plan to participate in the virtual Annual Meeting. You can vote by Internet, by telephone, or by requesting a printed copy of the proxy materials and using the enclosed proxy card.

Our proxy tabulator, Broadridge Financial Solutions, Inc. must receive any proxy that will not be delivered electronically at the virtual Annual Meeting by 11:59 p.m. Eastern Time on May 7, 2023.

85

Rules of Conduct

It is our desire to conduct a fair and informative Annual Meeting. To that end, we will conduct the 2023 Annual Meeting in accordance with the Rules of Conduct set forth below.

The Rules of Conduct for the 2023 Annual Meeting are as follows:

1.	Our Company’s bylaws describe requirements for meetings of our stockholders. The Chair of the Annual Meeting will conduct the meeting in a manner consistent with those requirements.
2.	The only business matters to be conducted at the Annual Meeting are the matters set forth in the Notice of Annual Meeting of Stockholders and 2023 Proxy Statement dated March 28, 2023.
3.	Each stockholder as of the close of business on March 13, 2023, the record date, wishing to attend, vote, or ask questions during the virtual Annual Meeting will have an opportunity to do so by following these Rules of Conduct and Procedures.
4.	Because this is a meeting of our stockholders, only our stockholders of record as of the record date are permitted to vote or submit questions while participating in the virtual Annual Meeting. To vote or submit questions, please login as a stockholder by entering the 16-digit control number you received with your proxy materials. If you have voted your shares prior to the start of the Annual Meeting, your vote has been received by the Company’s inspector of elections and there is no need to vote those shares during the Annual Meeting, unless you wish to revoke or change your vote.
5.	We will strictly follow the Agenda as we conduct the meeting.
6.	There are three management proposals, one stockholder proposal, and one floor proposal, if properly presented. Management’s position on these proposals is already stated in the proxy materials that you received. The proxy materials are also available on the virtual meeting website at www.virtualshareholdermeeting.com/UBER2023 and at www.proxyvote.com.
7.	The Chair may, in his discretion, limit the time and extent of any discussion and the time and extent to which any person or persons may be heard. Only the stockholder who has submitted a stockholder proposal or his, her or its designated agent may present a stockholder proposal. The stockholder or his, her or its agent will be given a maximum time of two minutes whether live or in pre- recorded form to present their proposal.
8.	Nominations made during the meeting for membership on the Board will not be accepted unless the stockholder has previously notified the Corporate Secretary in writing of the intent to make the nomination (following all procedures set forth in the Company’s bylaws), and the person nominated has given written consent to such nomination and agreed to serve if elected. No stockholders have provided timely notice of the intent to make nominations.
9.	Following adjournment of the formal business of the Annual Meeting, the Company will address appropriate questions from stockholders regarding the Company. Such questions may be submitted in the field provided in the web portal during the Annual Meeting.
10.	We have allotted 30 minutes for Q&A, with two minutes for each question. To allow us to answer questions from as many stockholders as possible, we will limit each stockholder to one question. It will help us if questions are succinct and cover only one topic per question. Questions from multiple stockholders on the same topic or that are otherwise related may be grouped, summarized and answered together.
11.	We will answer questions submitted before the meeting first, then questions from the floor of the meeting.
12.	Stockholder questions are welcome, however Company does not intend to address any questions that are, among other things:
•	irrelevant to the business of the Company or to the business of the Annual Meeting;
•	related to material non-public information of the Company;
•	related to personal matters or grievances;
•	derogatory or otherwise in bad taste;
•	repetitious statements already made by another stockholder;
•	in furtherance of the stockholder’s personal or business interests; or
•	out of order or not otherwise suitable for the conduct of the Annual Meeting as determined by the Chair or Corporate Secretary in their reasonable judgment.
13.	If there are any matters of individual concern to a stockholder and not of general concern to all stockholders, or if a question posed was not otherwise answered, such matters or questions may be raised separately after the Annual Meeting by contacting Uber’s Investor Relations team at investor@uber.com.
14.	In the event of technical malfunction or other significant problem that disrupts the Annual Meeting, the Chair may adjourn, recess, or expedite the Annual Meeting, or take such other action that the Chair determines is appropriate in light of the circumstances.
15.	Recording of the Annual Meeting is strictly prohibited. A webcast playback will be available at www.virtualshareholdermeeting.com/ UBER2023 after the meeting, for one year following the Annual Meeting. If there are questions pertinent to meeting matters that cannot be answered during the Annual Meeting due to time constraints, we will post answers to a representative set of such questions at investor.uber.com.

86	Uber 2023 Proxy Statement	2024 Annual Meeting Information

2024 Annual Meeting Information

Specific information on how to file notices, proposals, and/or recommendations pursuant to either SEC Rule 14a-8 or the provisions in the Company’s bylaws is noted in the following sections. All notices/ proposals/recommendations should be sent to:

Uber Technologies, Inc.

c/o Corporate Secretary

1515 3rd Street

San Francisco, California 94158

2024 Annual Meeting Date and Stockholder Proposals

It is anticipated that the 2024 Annual Meeting of Stockholders will be held on May 6, 2024. Pursuant to regulations issued by the SEC, to be considered for inclusion in the Company’s proxy statement for presentation at that meeting, all stockholder proposals must be received by the Company on or before the close of business on November 29, 2023.

Annual Meeting Advance Notice Requirements

The Company’s bylaws establish an advance notice procedure for stockholders to present business to be conducted at the 2024 Annual Meeting of Stockholders. In order for a stockholder to present a proposal at the 2024 Annual Meeting of Stockholders pursuant to the advance notice bylaw, the Company must receive written notice of the proposal no earlier than January 9, 2024 and no later than February 8, 2024, and the written notice must comply with the requirements set forth in the Company’s bylaws.

The Nominating and Governance Committee will consider director nominees recommended by stockholders as set forth below.

•	Under the Company’s bylaws, a stockholder who wishes to directly nominate a director candidate at the 2024 Annual Meeting of Stockholders must give the Company written notice no earlier than January 9, 2024 and no later than February 8, 2024. The notice must contain prescribed information about the candidate and about the stockholder proposing the candidate, in accordance with the requirements set forth in the Company’s bylaws.
•	The Nominating and Governance Committee and the Board of Directors evaluate each nominee based on the selection criteria listed in the Corporate Governance Guidelines, including those nominees recommended by stockholders.

87

Other Matters

In addition to the matters described in this proxy statement, a stockholder has provided notice to the Company of the stockholder’s intent to present a proposal at the meeting regarding Driver health and safety-related matters and policies. If the proposal is presented properly at the meeting, the persons named in the accompanying proxy have informed the Company that they intend to exercise their discretionary authority to vote against the proposal. Other than the foregoing, the Board of Directors is not aware of any other matters that will be presented for consideration at the 2023 Annual Meeting. However, if any other matters are properly brought before the 2023 Annual Meeting, the persons named in the accompanying proxy intend to vote on those matters in accordance with their best judgment.

88	Uber 2023 Proxy Statement	Appendix A

Appendix A—Supplemental Information About Financial Measures

To supplement our financial information, which is prepared and presented in accordance with generally accepted accounting principles in the United States of America (GAAP), we use the following non-GAAP financial measures in this proxy statement: Adjusted EBITDA; free cash flow; and EBITDA as a percentage of revenue. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our recurring core business operating results.

We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.

There are a number of limitations related to the use of non-GAAP financial measures. In light of these limitations, we provide specific information regarding the GAAP amounts excluded from these non-GAAP financial measures and evaluating these non-GAAP financial measures together with their relevant financial measures in accordance with GAAP.

Financial measures in the Proxy Statement Summary and Business Highlights of this proxy statement, unless otherwise indicated, are reproduced from our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on February 21, 2023.

Non-GAAP Reconciliations

Adjusted EBITDA Reconciliation ($ in Millions)

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2021	2022	2021	2022
Adjusted EBITDA reconciliation:
Net income (loss) attributable to Uber Technologies, Inc.	$ 892	$ 595	$ (496)	$(9,141)
Add (deduct):
Net income (loss) attributable to non-controlling interests, net of tax	(13)	5	(74)	3
Provision for (benefit from) income taxes	(97)	(84)	(492)	(181)
(Income) loss from equity method investments	9	(42)	37	(107)
Interest expense	130	151	483	565
Other (income) expense, net	(1,471)	(767)	(3,292)	7,029
Depreciation and amortization	246	223	902	947
Stock-based compensation expense	334	482	1,168	1,793
Legal, tax, and regulatory reserve changes and settlements	(67)	81	526	732
Goodwill and asset impairments/loss on sale of assets	100	8	157	25
Acquisition, financing and divestitures related expenses	17	7	102	46
Accelerated lease costs related to cease-use of ROU assets	3	6	5	6
COVID-19 response initiatives	3	—	54	1
Loss on lease arrangement, net	—	—	—	7
Restructuring and related charges, net	—	—	—	2
Legacy auto insurance transfer	—	—	103	—
Mass arbitration fees, net	—	—	43	(14)
Adjusted EBITDA	$ 86	$ 665	$ (774)	$ 1,713

Key Terms for Our Key Metrics and Non-GAAP Financial Measures	89

Free Cash Flow Reconciliation ($ in Millions)

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2021	2022	2021	2022
Free cash flow reconciliation:
Net cash provided by (used in) operating activities	$ (107)	$ (244)	$ (445)	$ 642
Purchases of property and equipment	(80)	(59)	(298)	(252)
Free cash flow	$ (187)	$ (303)	$ (743)	$ 390

Key Terms for Our Key Metrics and Non-GAAP Financial Measures

Adjusted EBITDA. We define Adjusted EBITDA as net income (loss), excluding (i) income (loss) from discontinued operations, net of income taxes, (ii) net income (loss) attributable to non-controlling interests, net of tax, (iii) provision for (benefit from) income taxes, (iv) income (loss) from equity method investment, net of tax, (v) interest expense, (vi) other income (expense), net, (vii) depreciation and amortization, (viii) stock-based compensation expense, (ix) certain legal, tax, and regulatory reserve changes and settlements, (x) asset impairment/loss on sale of assets, (xi) acquisition and financing related expenses, (xii) restructuring and related charges and (xiii) other items not indicative of our ongoing operating performance, including COVID-19 response initiative related payments for financial assistance to Drivers personally impacted by COVID-19, the cost of personal protective equipment distributed to Drivers, Driver reimbursement for their cost of purchasing personal protective equipment, the costs related to free rides and food deliveries to healthcare workers, senior and others in need as well as charitable donations.

Courier. The term Courier refers to independent delivery service providers.

Driver. The term Driver collectively refers to independent providers of ride or delivery services who use our platform to provide Mobility or Delivery services, or both.

Constant Currency. We compare the percent change in our current period results from the corresponding prior period using constant currency disclosure. We present constant currency growth rate information to provide a framework for assessing how our underlying revenue performed excluding the effect of foreign currency rate fluctuations. We calculate constant currency by translating our current period financial results using the corresponding prior period’s monthly exchange rates for our transacted currencies other than the U.S. dollar.

Gross Bookings. We define Gross Bookings as the total dollar value, including any applicable taxes, tolls, and fees, of Mobility rides, Delivery orders, in each case without any adjustment for consumer discounts and refunds, Driver and Merchant earnings, Driver incentives, and Freight revenue. Gross Bookings do not include tips earned by Drivers.

Free Cash Flow. We define free cash flow as net cash flows from operating activities less capital expenditures

Monthly Active Platform Consumers (MAPCs). We define MAPCs as the number of unique consumers who completed a Mobility ride or received Delivery order on our platform at least once in a given month, averaged over each month in the quarter. While a unique consumer can use multiple product offerings on our platform in a given month, that unique consumer is counted as only one MAPC.

Segment Adjusted EBITDA. We define each segment’s Adjusted EBITDA as segment revenue less the following direct costs and expenses of that segment: (i) cost of revenue, exclusive of depreciation and amortization; (ii) operations and support; (iii) sales and marketing; (iv) research and development; and (v) general and administrative. Segment Adjusted EBITDA also reflects any applicable exclusions from Adjusted EBITDA.

Trips. We define Trips as the number of completed consumer Mobility rides and Delivery orders in a given period. For example, an UberX Share ride with three paying consumers represents three unique Trips, whereas an UberX ride with three passengers represents one Trip.

Uber

1515 3rd Street
San Francisco, California 94158
uber.com

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date SCAN TO VIEW MATERIALS & VOTE 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0000600881_1 R1.0.0.6 UBER TECHNOLOGIES, INC. 1515 3RD STREET SAN FRANCISCO, CA 94158 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 7, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/UBER2023 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 7, 2023. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees For Against Abstain 1a. Ronald Sugar 1b. Revathi Advaithi 1c. Ursula Burns 1d. Robert Eckert 1e. Amanda Ginsberg 1f. Dara Khosrowshahi 1g. Wan Ling Martello 1h. John Thain 1i. David Trujillo 1j. Alexander Wynaendts The Board of Directors recommends you vote FOR the following proposals: For Against Abstain 2. Advisory vote to approve 2022 named executive officer compensation. 3. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2023. The Board of Directors recommends you vote AGAINST the following proposal: For Against Abstain 4. Stockholder proposal to prepare an independent third-party audit on Driver health and safety. NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

0000600881_2 R1.0.0.6 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com UBER TECHNOLOGIES, INC. Annual Meeting of Stockholders May 8, 2023 11:00 AM PT This proxy is solicited by the Board of Directors The undersigned stockholder(s) of Uber Technologies, Inc. hereby appoint(s) Dara Khosrowshahi, Nelson Chai and Tony West, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, and in their discretion upon any other business that may properly come before the meeting (or any adjournment or postponement thereof), all of the shares of common stock of Uber Technologies, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM PT on May 8, 2023, at www.virtualshareholdermeeting.com/UBER2023, and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. IF ANY OTHER MATTER IS PROPERLY PRESENTED AT THE ANNUAL MEETING OF STOCKHOLDERS, OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF, THIS PROXY WILL BE VOTED IN THE NAMED PROXIES' DISCRETION ON SUCH MATTER. Continued and to be signed on reverse side